     As filed with the Securities and Exchange Commission on June 28, 2001

                                                      Registration No. 333-62350


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                Amendment No. 2

                                      to
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

                             NEUBERGER BERMAN INC.
            (Exact name of registrant as specified in its charter)

                         Delaware                 06-1523639
              (State or other jurisdiction of  (I.R.S. Employer
               incorporation of organization) Identification No.)
                               -----------------

                               605 Third Avenue
                             New York, N.Y. 10158
                                (212) 476-9000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               -----------------

                            Kevin Handwerker, Esq.
                                General Counsel
                               605 Third Avenue
                             New York, N.Y. 10158
                                (212) 476-9000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                with copies to:
            David K. Boston, Esq.          Raymond B. Check, Esq.
         Willkie Farr & Gallagher    Cleary, Gottlieb, Steen & Hamilton
             787 Seventh Avenue              One Liberty Plaza
          New York, New York 10019        New York, New York 10006
               (212) 728-8000                  (212) 225-2000
          (Counsel for Registrant)       (Counsel for Underwriters)

                               -----------------

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  Subject to Completion. Dated June 28, 2001.



                                                  [NEUBERGER BERMAN LOGO]

                               3,937,966 Shares

                             Neuberger Berman Inc.

                                 Common Stock

                               -----------------

    All of the shares of the common stock in the offering are being sold by the selling stockholders identified in this prospectus. These selling stockholders are former principals of Neuberger Berman and their affiliates, and employees of Neuberger Berman who hold their stock through the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust. Neuberger Berman will not receive any of the proceeds from the sale of the shares.

    The common stock is listed on the New York Stock Exchange under the symbol "NEU". The last reported sale price of the common stock on June 13, 2001 was $73.27 per share.

    Promptly following the completion of this offering, Neuberger Berman will repurchase an aggregate of 1,600,600 shares of common stock from a limited number of its former principals who are not selling shares in this offering. Neuberger Berman will repurchase these shares of common stock for a purchase price per share equal to the estimated net proceeds per share received by the selling stockholders in this offering after expenses.

    As of May 31, 2001, Neuberger Berman's former principals and their affiliates and Neuberger Berman's employees held approximately 84% of Neuberger Berman's outstanding common stock. After giving effect to this offering and the concurrent repurchase, they would have held approximately 76% of its outstanding common stock as of that date.

    See "Risk Factors" on page 10 to read about factors you should consider before buying the common stock.

                               -----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                                                       Per Share  Total
                                                       ---------- ------
Initial price to public...............................
Underwriting discount.................................
Proceeds, before expenses, to the selling stockholders

    To the extent that the underwriters sell more than 3,937,966 shares of common stock, the underwriters have the option to purchase up to an additional 590,695 shares from the selling stockholders other than the Employee Trust at the initial price to public less the underwriting discount.

                               -----------------

    The underwriters expect to deliver the shares against payment in New York,
New York on    , 2001.

Goldman, Sachs & Co.                                   Bear, Stearns & Co. Inc.
JPMorgan                          Merrill Lynch & Co.    Salomon Smith Barney

                               -----------------

                         Prospectus dated     , 2001.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[NEUBERGER BERMAN LOGO]

[CHART]

Assets Under Management
$54.8 Billion as of March 31, 2001

Mutual Fund and Institutional   58.4%
Private Asset Management        41.6%

                                    [CHART]

                             Segment Pretax Margins

Three Months Ended March 31, 2001

Private Asset Management             48%
Mutual Fund & Institutional          35%
Professional Securities Services     33%

Consolidated Firm Pretax Margin: 38%


Twelve Months Ended December 31, 2000

Private Asset Management             49%
Mutual Fund & Institutional          35%
Professional Securities Services     37%

Consolidated Firm Pretax Margin: 40%

                                    [CHART]

                                Pretax Earnings

Three Months Ended March 31, 2001
($ in Millions)

Management                         61% of total; $36.2
Mutual Fund & Institutional        33% of total; $19.3
Professional Securities Services   14% of total; $8.5
Corporate                          (8)% of total; ($4.9)

Consolidated Firm Pretax Earnings: $59.1


Twelve Months Ended December 31, 2000
($ in Millions)

Private Asset Management           58% of total; $143.7
Mutual Fund & Institutional        32% of total; $78.7
Professional Securities Services   15% of total; $36.8
Corporate                          (5)% of total; ($12.3)

Consolidated Firm Pretax Earnings: $246.9

                              PROSPECTUS SUMMARY

    This following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. See "Forward-Looking Statements" for information relating to statements contained in this prospectus that are not historical facts.

    When we use the terms "Neuberger Berman," the "firm," "we," "us" and "our," we mean, for the period prior to our October 1999 initial public offering, Neuberger Berman, LLC, a Delaware limited liability company, and its consolidated subsidiaries, and Neuberger Berman Management Inc., a New York corporation, and their predecessors. When we use these terms for the period after our initial public offering, we mean Neuberger Berman Inc., a Delaware corporation, and its consolidated subsidiaries.

    When we use the term "Trust Companies," we mean: Neuberger Berman National Trust Company, which holds a national bank charter; Neuberger Berman Trust Company, a non-depository trust company chartered under the New York Banking Law; Neuberger Berman Trust Company of Delaware, a non-depository limited purpose trust company chartered under the Delaware Banking Code; and Neuberger Berman Trust Company of Florida, a Florida corporation authorized to engage in trust business chartered under the Florida Banking Law.

                                 Our Business

    Neuberger Berman, with its subsidiaries, is an investment advisory firm with $59.2 billion in assets under management as of May 31, 2001. For more than 60 years, the firm and its predecessor companies have provided clients with a wide array of investment products, services and strategies. We conduct our business through our subsidiaries, including Neuberger Berman, LLC and Neuberger Berman Management Inc., both of which are registered investment advisers and broker-dealers. Neuberger Berman, LLC is also a member of the New York Stock Exchange, Inc. As of June 5, 2001, we conducted our business from 18 offices in 16 cities.

    We were founded in 1939 to be a premier provider of investment products and services to high net worth individuals. We have built upon the qualities that have made us successful in the high net worth market to establish a strong presence in the mutual fund and institutional marketplaces, and to provide estate planning and trust services through our Trust Companies. Our clients include individuals, institutions, corporations, pension funds, foundations and endowments.

    We believe that one of our chief competitive advantages is our dedication to asset management, and in particular, asset management for high net worth individuals. To build on this competitive advantage, we are actively pursuing new hires and acquisitions, including the addition of money management teams with existing client relationships, as well as expanding our national sales force.

    In October 1999, we completed an initial public offering of our common stock. As of May 31, 2001, our former principals and their affiliates and our employees held approximately 84% of our outstanding common stock. After giving effect to this offering and the concurrent repurchase of shares of our common stock described below, they would have held approximately 76% of our outstanding common stock as of that date (74% assuming the exercise in full of the underwriters' over-allotment option).

                        Our Principal Business Segments

    Our principal businesses include Private Asset Management, Mutual Fund and Institutional and Professional Securities Services. A fourth segment, "Corporate," was introduced during the fourth quarter of 2000 to reflect certain corporate results that were previously allocated primarily to our Professional Securities Services segment.

Private Asset Management

    Our Private Asset Management segment includes money management, advisory services and trust services. This segment provides customized investment management services for high net worth individuals, families and smaller institutions. It represented 58.2% of net income before taxes in 2000 and 61.3% of net income before taxes in the first quarter of 2001.

    Assets under management in this segment were $22.8 billion as of March 31, 2001, including assets managed for clients of the Trust Companies. In this segment, we managed approximately 14,500 accounts, with an average relationship size of approximately $3.8 million, as of March 31, 2001. In the first quarter of 2001, we experienced net cash inflows of $1.4 billion for our Private Asset Management segment, which includes approximately $1.0 billion from three experienced money management teams that joined us during the quarter, and increased sales by our sales force. These net cash inflows were partially offset by $1.1 billion of market depreciation during the quarter.

Mutual Fund and Institutional

    Our Mutual Fund and Institutional segment includes our family of mutual funds, institutional separate account products and broker-advised products (wrap accounts), which we offer to a wide array of clients, from the smallest individual investors to the largest institutions. The mutual funds and portfolios in this segment cover a large range of asset types, investment styles and market capitalization ranges. These include large-cap, mid-cap and small-cap equity products, incorporating value, growth and blend investment styles as well as international and socially responsive products. In this business segment we also offer balanced, fixed-income and money market products. We make our funds available directly to investors, without a sales load, and through third parties and sub-advisory relationships. This segment represented 31.9% of net income before taxes in 2000 and 32.7% of net income before taxes in the first quarter of 2001.

    Assets under management in this segment were $32.0 billion as of March 31, 2001. Despite volatility in the securities markets in the first quarter of 2001, we experienced net cash inflows of $905 million for our Mutual Fund and Institutional segment during this period, which included approximately $500 million of institutional equity separate account assets related to the addition of a money management team and $192 million related to the acquisition of the assets of Fasciano Company, Inc. These net cash inflows were more than offset by $1.9 billion of market depreciation in the first quarter of 2001, primarily in our mutual fund and sub-advised account business.

Professional Securities Services

    Our Professional Securities Services segment includes professional investor clearing services, research sales and other activities. We leverage our asset management infrastructure to provide services to the professional investment community. Our Professional Securities Services clients call upon us for trade execution, clearing, custody, margin financing, portfolio reporting and trust services, as well as consulting advice. We act as a market maker for approximately 150 securities traded primarily on the Nasdaq National Market System. We also provide our research to about 200 outside investment managers. Because these services are based upon the capabilities and resources developed for our asset management businesses, we generally can provide these services at a modest incremental cost. Our Professional Securities Services segment represented 14.9% of net income before taxes in 2000 and 14.4% of net income before taxes in the first quarter of 2001.

                      Our Investment Process and Research

    Our portfolio managers generally base their decisions on fundamental research, attempting to make knowledgeable judgments about the investment merits of industry groups and specific companies. Our centralized research department supports all of our investment professionals. Organized primarily by industry, our securities analysts are responsible for understanding developments within the companies and industries they follow. To do this, they meet with senior management of companies they follow and interview customers and competitors of those companies. In some cases, they employ specialized consultants and develop earnings and cash flow estimates. At March 31, 2001, there were 14 analysts in our research department, supported by 19 associate analysts. They follow more than 500 companies.

                                 Our Strategy

    Capitalize on Opportunities in the Growing High Net Worth Market. Managing wealth is one of the fastest growing segments of the financial services industry. According to the Merrill Lynch/Gemini Consulting World Wealth Report 2001, the high net worth market in North America, defined as individuals with more than $1 million in liquid financial assets, totaled $8.8 trillion in 2000 and is expected to increase at an annual compound rate of 8.1% through 2005, reaching $13.0 trillion. With our brand name, the broad spectrum of our investment styles and our commitment to personalized service, we believe that we are well positioned to take advantage of growth in this market. Our principal initiatives to generate growth are:

    . Grow Assets Under Management Through Expanded National Sales Force. Having expanded our national sales force to 38 professionals and increased the number of our regional offices to 13, we seek to continue to grow assets under management through this experienced and larger sales force. In 1999 and 2000, our national sales force generated $640 million and $807 million, respectively, of assets under management. For the first quarter of 2001, our sales force added $400 million in new assets under management.

    . Selectively Continue to Add Experienced Money Management Teams Through Direct Hiring and Acquisitions. In the first quarter of 2001, three experienced money management teams joined our firm. They have added approximately $1.0 billion of assets under management to our Private Asset Management segment and approximately $500 million of institutional equity separate account assets to our Mutual Fund and Institutional segment. In December 2000, we completed the acquisition of the private asset management business of Delta Capital Management, which had approximately $536 million in assets under management as of the closing of the acquisition. By continuing to add experienced money management teams, we believe we will expand our investment capabilities and continue to increase our assets under management.

    . Build Our Wealth Management Business. We seek to promote asset retention from generation to generation through our trust companies and to provide related products and services in the highly specialized market of upper echelon wealth. In the first quarter of 2001, we received a national bank charter and established our national trust company and also acquired Executive Monetary Management, Inc., a wealth management firm for high net worth individuals. As of March 31, 2001, clients for whom Executive Monetary Management performs various services had approximately $1.7 billion of investable assets.

    Expand Mutual Fund and Distribution Capabilities. We have realized growth in our mutual funds from the addition of new distribution channels and strengthened relative investment performance. We believe that further opportunities for growth will result by focusing on developing strategic alliances and diversifying investment products for this market, as well as from the following initiatives:

    . Defined Contribution Plan Administrators. We seek to establish new relationships with defined contribution plan administrators. With Congress' passage of the new tax bill, which allows for increased contributions to retirement accounts, we would expect growth from our existing relationships. As of March 31, 2001, we had strategic alliances with 84 administrators of defined contribution plans.

    . Providers of Variable Insurance Products. We also seek to expand our relationships with insurance companies that offer variable annuity and variable life insurance products that invest in our mutual funds. As of March 31, 2001, we had relationships with 41 insurance companies offering these variable products.

    . Build Wrap Fee Program Participation. We seek to continue to expand the number of sponsors of our wrap fee equity programs, as well as increase the variety of investment styles available through this distribution channel. We manage assets for ten sponsors of wrap fee programs, including three of the four largest programs. We believe that wrap fee programs represent asset growth opportunities.

    . Further Diversify Product and Service Offerings. We continue to seek to complement our existing product offerings through the internal development or acquisition of new investment capabilities. In the past, we have relied primarily on our domestic equity products. Currently we offer equity, international equity, balanced, domestic and international fixed income and money market products. Historically, we have primarily followed the value style of investing, but we now have portfolio managers who follow growth or blended styles of investing. In March 2001, we completed the acquisition of the assets of Fasciano Company, Inc., which was the investment advisor for the Fasciano Fund. In a related transaction, that fund reorganized into the Neuberger Berman Fasciano Fund, a small cap blend fund, which at closing had approximately $186 million in assets under management. We believe a broader array of products will increase our ability to obtain additional assets under management by attracting new clients and through cross-selling to existing clients.

    Continue to Grow Professional Securities Services. Using our infrastructure, net revenues after interest expense of our Professional Securities Services segment have grown by 34% from year-end 1998 to year-end 2000. We seek to continue to leverage our asset management infrastructure to provide additional fee-earning services to the professional investment community without a commensurate increase in expenses.

    . Increase the Number of Correspondent Clearing and Prime Brokerage Clients. We view the Correspondent Clearing and Prime Brokerage Client business as an incremental revenue opportunity, and will continue using our advanced systems to provide correspondent clearing and prime brokerage services to the professional investment community. Our dedicated Marketing Group continues to target high quality, established, registered investment advisors and hedge funds, as well as broker-dealers with similar clientele to ours.

    . Increase Sales of Research. Our dedicated Research Group continues to provide its independent research reports to our Private Asset Management and Mutual Fund and Institutional businesses, and makes these reports available to third-party investment managers, who generally place trades through us if they decide to buy or sell securities based upon our research. Because we are not an investment bank, we believe that our analysts' reports are unbiased.

    Pursue Strategic Acquisition and Joint Venture Opportunities. In addition to seeking to add investment teams, we will evaluate strategic acquisitions of, or joint ventures with, companies that would add new products and services, investment capabilities or distribution channels for our clients. It is our intent that transactions that we consummate be both strategic and accretive to earnings.

                              Recent Developments

    On June 6, 2001, we announced that our assets under management rose to $59.2 billion at May 31, 2001, up from $54.8 billion at March 31, 2001. The Private Asset Management segment accounted for approximately $1.8 billion of the increase, reaching a historical high of $24.6 billion in assets, principally as a result of continued superior relative investment performance and the contribution of $182 million in new client assets through the national sales force for the two-month period ended May 31, 2001. In the Mutual Fund and Institutional segment, assets under management reached $34.6 billion and net cash flows remained positive, up $377 million for the two-month period ended May 31, 2001.

    On May 4, 2001, we completed a private placement of zero coupon senior convertible notes with an aggregate principal amount of $175 million at their maturity in 2021. The net proceeds to us from the zero coupon senior convertible note offering, after deducting commissions, discounts and estimated expenses, were approximately $147 million. We are using these proceeds for general corporate purposes, including share repurchases under our current share repurchase program discussed below under "--Share Repurchase Program." We also intend to use a portion of these proceeds to repurchase shares from a limited number of our former principals, as discussed more fully below under "--The Concurrent Repurchase."

                               Our Headquarters

    Our headquarters are located at 605 Third Avenue, New York, New York 10158, telephone (212) 476-9000. Our website address is www.nb.com. We do not intend for the information on our website to be incorporated in this prospectus.

                                 The Offering

    Unless otherwise indicated, all information in this prospectus is provided assuming no exercise of the underwriters' option to purchase up to 590,695 additional shares to cover over-allotments. Information on the number of shares of common stock outstanding is as of May 31, 2001 and does not include 1,620,255 shares of common stock reserved for issuance upon conversion of our zero coupon senior convertible notes and 3,038,388 shares of common stock reserved for issuance upon the exercise of options outstanding as of that date under the 1999 Neuberger Berman Inc. Long-Term Incentive Plan and the 1999 Neuberger Berman Inc. Directors Stock Incentive Plan. The number of outstanding shares does not reflect any repurchases of shares under our share repurchase program after May 31, 2001 and prior to the consummation of this offering.

    As of May 31, 2001, our former principals and their affiliates and our employees held approximately 84% of our outstanding common stock. After giving effect to this offering and the concurrent repurchase, they would have held approximately 76% of our outstanding common stock as of May 31, 2001 (74% assuming the exercise in full of the underwriters' over-allotment option). After giving effect to this offering and the concurrent repurchase, no former principal who is an active employee will own less than 75% of the shares the principal owned prior to our IPO.

Common Stock offered by the selling stockholders..........................  3,937,966 shares
Common Stock outstanding before the offering and the concurrent repurchase 48,973,084 shares
Common Stock outstanding after the offering and the concurrent repurchase. 47,372,484 shares

                               -----------------

Use of Proceeds............... We will not receive any of the proceeds from sales of common stock by the selling stockholders in the offering.
Risk Factors.................. For a discussion of factors that you should consider before buying shares of common stock, see "Risk Factors".
New York Stock Exchange Symbol NEU

                       Why We are Registering the Shares

    We are undertaking this offering to address three important objectives:

 . increased public  float;

 . broader ownership of our common stock; and

 . the orderly entry of shares into the market.

                           The Concurrent Repurchase

    We have entered into agreements to repurchase an aggregate of 1,600,600 shares of our common stock from a limited number of our former principals promptly following the completion of this offering. We will repurchase these shares of common stock for a purchase price per share equal to the estimated net proceeds per share received by the selling stockholders in this offering after expenses. The aggregate purchase price to our former principals whose
shares of common stock we repurchase will be $   . We will fund these
repurchases with a portion of the net proceeds from our zero coupon senior convertible note offering. The individuals who sell their shares of common stock to us in the concurrent repurchase will not participate in this offering.

                           Share Repurchase Program

    Our Board of Directors has authorized our repurchase of up to $125 million of our common stock in open market and/or private purchases. The acquired shares may be used for corporate purposes, including stock option awards and shares issued to employees under our employee stock purchase plans. As of May 31, 2001, we had repurchased 1,378,158 shares of common stock since the inception of the program for an aggregate of approximately $51 million. We used cash flows from operations to fund the purchases of these shares. In the future, we may also use a portion of the net proceeds from our zero coupon senior convertible note offering to fund additional repurchases under the program.

    The repurchase of shares from certain of our former principals promptly following this offering has been authorized separately by our Board of Directors, and is not part of the repurchase program discussed in the prior paragraph.

                       Summary Historical Financial Data

    The summary consolidated financial data presented below is derived from our financial statements and accompanying notes. Our financial statements as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 have been audited by Arthur Andersen LLP, independent public accountants. These financial statements are included elsewhere in this prospectus. The summary income statement presented below for the years ended December 31, 1996 and 1997 have been derived from audited financial statements that are not included in this prospectus. The summary income statement for the three-month periods ended March 31, 2000 and 2001 have been taken from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, have been prepared on the same basis as our audited consolidated financial statements included herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for an interim period are not necessarily indicative of the results for the full year or any other interim period. The data presented below should be read in conjunction with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

                                                                                      As of and for the
                                                                                        Three Months
                                        As of and for the Years Ended December 31,     Ended March 31,
                                       ---------------------------------------------- -----------------
                                                Pre-IPO                               Post-IPO
                                       --------------------------            --------------------------
                                       1996(1)  1997(1)  1998(1)  1999(1)(2) 2000(3)  2000(4)    2001
                                       -------- -------- --------  --------  -------- -------- --------
Income Statement Data (in thousands):
  Net revenues after interest expense. $416,114 $502,525 $582,134 $572,912   $616,347 $155,412 $154,832
                                       -------- -------- -------- --------   -------- -------- --------
  Employee compensation and
   benefits...........................  133,476  148,301  173,379  325,310    245,445   65,933   65,572
  Other operating expenses............   71,706   80,385  114,298  124,230    123,981   29,261   30,204
                                       -------- -------- -------- --------   -------- -------- --------
  Total operating expenses............  205,182  228,686  287,677  449,540    369,426   95,194   95,776
                                       -------- -------- -------- --------   -------- -------- --------
  Net income before taxes.............  210,932  273,839  294,457  123,372    246,921   60,218   59,056
  Tax (benefit) expense...............    8,851    8,857    9,506  (12,195)    96,565   19,977   24,822
                                       -------- -------- -------- --------   -------- -------- --------
  Net income.......................... $202,081 $264,982 $284,951 $135,567   $150,356 $ 40,241 $ 34,234
                                       ======== ======== ======== ========   ======== ======== ========
Per Share Data:
  Net income per share--Basic......... $   4.79 $   6.07 $   6.68 $   3.05   $   3.06 $   0.81 $   0.70
  Net income per share--Diluted....... $   4.79 $   6.07 $   6.68 $   3.05   $   3.03 $   0.81 $   0.69

Assets Under
 Management (in millions)............. $ 44,360 $ 53,511 $ 55,587 $ 54,399   $ 55,486 $ 55,470 $ 54,802

--------
(1) On October 7, 1999, the principals of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for 42.7 million shares of our common stock. Prior to this exchange, we operated as a partnership and, as a result, the principals were compensated through the receipt of distributions of capital. In addition, Neuberger Berman, LLC did not pay United States federal and state taxes as it was treated as a partnership for tax purposes. Neuberger Berman Management Inc., as an S-Corporation, also did not pay United States federal taxes.
(2) In connection with our IPO on October 8, 1999, we incurred pre-tax reorganization and IPO charges totaling $150.1 million. These charges were principally comprised of an initial, irrevocable non-cash contribution of common stock to our employee defined contribution stock incentive plan of $134.3 million (included in employee compensation and benefits), a cash contribution to the Neuberger Berman Foundation of $10.0 million (included in other operating expenses) and severance and other charges of $5.8 million ($5.6 million of which is included in employee compensation and benefits and the remainder in other operating expenses).
(3) Tax expense for the year ended December 31, 2000, reflects a financial statement tax benefit of $9.8 million related to the change in the price of our common stock in connection with our stock incentive plan. For purposes of comparability, exclusive of the financial statement tax benefit, tax expense would have been $106.3 million and net income would have been $140.6 million.

(4) Tax expense for the three months ended March 31, 2000, reflects a financial statement tax benefit of $6.1 million related to the change in the price of our common stock in connection with our stock incentive plan. For purposes of comparability, exclusive of the financial statement tax benefit, tax expense would have been $26.1 million and net income would have been $34.1 million.

                                 RISK FACTORS

    An investment in our common stock involves a number of risks, some of which, including market, operational, legal and regulatory risks, could be substantial and are inherent in our businesses. You should carefully consider the following information about these risks, together with the other information in this prospectus, before buying shares of common stock.

A decline in the prices of securities could lead to a decline in our assets under management, revenues and earnings.

    A large portion of our revenues are derived from investment advisory contracts with our clients. Under these contracts, the investment advisory fees we receive are typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally may cause our revenues and income to decline by:

    . causing the value of our assets under management to decrease, which would result in lower investment advisory fees; or

    . causing our clients to withdraw funds in favor of investments they perceive offer greater opportunity or lower risk, which would also result in lower investment advisory fees.

    If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

We could lose clients and suffer a decline in our revenues and earnings if the investments we choose perform poorly, regardless of the trend in the prices of securities.

    We believe that investment performance is one of the most important factors for the growth of our assets under management. Poor investment performance could impair our revenues and growth because:

    . existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory fees;

    . our ability to attract funds from existing and new clients might diminish; or

    . firms with which we have strategic alliances may terminate their relationships with us, and future strategic alliances may be unavailable.

    If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

    Even when securities prices are rising, performance can be affected by investment style. In certain recent years, growth stocks outperformed value stocks as measured by the S&P/BARRA growth and value indices. However, because of our historical emphasis on the value style of investing, our clients' portfolios were less invested in growth stocks. As a result, we experienced some loss of institutional accounts and increased repurchases of shares of the Neuberger Berman mutual funds in those years.

         Our clients can remove the assets we manage on short notice.

    Our investment advisory and administrative contracts are generally terminable at will or upon 30 to 60 days' notice, and mutual fund investors may redeem their investments in the funds at any time without prior notice. Institutional and individual clients, and firms with which we have strategic alliances, can terminate their relationship with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any of a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. In a declining stock market the pace of mutual fund repurchases could accelerate. Poor performance relative to other investment management firms tends to result in decreased purchases of fund shares, increased repurchases of fund shares, and the loss of institutional or individual accounts or strategic alliances. The decrease in revenues that could result from any such event could have a material adverse effect on our business.

         The investment management business is intensely competitive.

    We face substantial competition in every aspect of our business. Factors affecting our business include brand recognition, business reputation, investment performance, quality of service and the continuity of both client relationships and assets under management. Fee competition also affects the business, as do expenses, commissions, compensation, administration and/or other expenses paid to intermediaries.

    We compete with a large number of investment management firms. These include global and domestic investment management companies, commercial banks, brokerage firms and broker-dealers, insurance companies and other financial institutions. Many competing firms are parts of larger financial services companies and attract business through numerous avenues including retail bank offices, investment banking and underwriting contacts, insurance agencies and broker-dealers. A number of our competitors have greater capital and other resources, and offer more comprehensive lines of products and services, than we do.

    U.S. banks and insurance companies can now affiliate with securities firms. This has accelerated consolidation within the money management and financial services industries. It has also increased the variety of competition for traditional money management firms, which businesses are limited to investing assets on behalf of institutional and individual clients. Foreign banks and investment firms have entered the U.S. money management industry, either directly or through partnerships or acquisitions.

    Our competitors seek to expand their market share in many of the same areas that we serve. Financial intermediaries that provide our products to their clients may also provide competing products from competing firms, many of which employ such advisers. Many current and potential competitors have greater brand name recognition and more extensive client bases, which could be used to our disadvantage.

    We face significant competition from other registered open-end investment companies. They vary both in size and investment philosophy. Their shares are offered to the public on a load and no-load basis. Advertising, sales promotions, the type and quality of services offered, and investment performance influence competition for mutual fund sales.

Our business may be adversely affected by an inability to recruit, retain and motivate key employees.

    Our ability to attract and retain clients and mutual fund shareholders and compete effectively in our businesses is dependent on our ability to attract and retain highly skilled investment management, research, client service, legal, fiduciary and sales professionals.

    The market for such professionals is very competitive and has grown more so in recent periods as the investment management industry has experienced substantial growth. Our policy has been to provide our professionals with compensation and benefits that we believe to be competitive with other leading investment management firms. The inability to continue to provide competitive compensation and benefits could affect our ability to attract or retain skilled professionals.

    While we have historically experienced little turnover among our professionals, we cannot be sure that we will continue to be successful in retaining our key personnel or in attracting highly qualified professionals. We do not maintain "key person" insurance on any of our personnel.

We may be unable to continue successfully our strategic initiative of acquiring companies or adding experienced investment management teams.

    As one of our strategic initiatives to generate growth, we intend to continue to acquire companies and add experienced investment management teams where such additions would be both strategic and accretive to earnings. However, we may not be able to identify suitable acquisition targets or investment teams to add to our firm. In addition, if we do identify suitable candidates, we may not be able to complete any such acquistion or addition of teams in a timely manner or on terms that are commercially acceptable to us. Our management may need to devote significant time and effort to pursuing these acquisitions or the addition of teams. If we are unable to identify or complete successfully these acquisitions or additions, we may fail to maintain or increase assets under management.

            We depend on accessing clients through intermediaries.

    Our ability to market our mutual funds and subadvisory services is highly dependent on access to the client base of national and regional securities firms, banks, insurance companies, defined contribution plan administrators and other intermediaries which generally offer competing investment products. To a lesser extent, our Private Asset Management business depends on referrals from accountants, lawyers, financial planners and other professional advisors. Although we have historically been successful in gaining access to these channels, we cannot be sure that we will continue to be able to do so. The inability to have this access could have a material adverse effect on our ability to maintain or increase assets under management.

We are subject to extensive regulation; violations of regulatory requirements could impair our ability to operate or result in fines or damage to our reputation.

    As with all investment management companies and broker-dealers, we and our mutual fund business are heavily regulated. Noncompliance with applicable statutes or regulations could result in sanctions including:

    . the revocation of licenses to operate certain businesses;

    . the suspension or expulsion from a particular jurisdiction or market of our business organizations or key personnel;

    . the imposition of fines and censures; and

    . reputational loss.

    Any of these events could have a material adverse effect on our business.

    Our business and the securities industry in general are subject to extensive regulation in the United States at both the federal and state level, as well as by self-regulatory organizations. The financial services industry is one of the nation's most extensively regulated industries. The Securities and Exchange Commission is responsible for enforcing the federal securities laws and serves as a supervisory body for all investment advisers to mutual funds, as well as for national securities exchanges and associations. Our subsidiaries, Neuberger Berman, LLC and Neuberger Berman Management Inc., are registered broker-dealers. The regulation of broker-dealers has, to a large extent, been delegated by the federal securities laws to self-regulatory organizations, including the national securities and commodities exchanges and the National Association of Securities Dealers, Inc., or the NASD. In addition, these subsidiaries are subject to regulation under the laws of the fifty states, the District of Columbia and certain foreign countries in which they are registered to conduct securities, investment advisory or commodities businesses.

    Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, market making and trading among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension or expulsion of a firm, its officers or employees. Neuberger Berman, LLC and Neuberger Berman Management Inc. are also subject to "Risk Assessment Rules" imposed by the SEC which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have material impact on the financial and operational condition of broker-dealers.

    Our trust company subsidiaries are supervised by federal or relevant state banking authorities, which regulate such matters as policies and procedures relating to conflicts of interest, account administration and overall governance and supervisory procedures.

    Additional legislation and regulations, including those relating to the activities of investment advisers and broker-dealers, changes in rules imposed by the SEC or other U.S. or foreign regulatory authorities and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may adversely affect our business and profitability. Our businesses may be materially affected not only by regulations applicable to it as an investment adviser or broker-dealer, but also by regulations of general application. For example, the volume of our principal investment advisory business in a given time period could be affected by, among other things, existing and proposed tax legislation and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in the interpretation or enforcement of existing laws and rules that affect the business and financial communities.

We are subject to net capital rules that could limit our ability to repay debt or pay dividends on our common stock.

    As registered broker-dealers and members of the NYSE and NASD, Neuberger Berman, LLC and Neuberger Berman Management Inc. are subject to the SEC's Uniform Net Capital Rule 15c3-1 which could limit our ability to repay debt or pay dividends on our common stock. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that part of its assets be kept in relatively liquid form. Neuberger Berman, LLC is also subject to the net capital requirements of various securities and other self-regulatory organizations.

    The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, Rule 15c3-1 imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. Since our principal assets are our ownership of our broker-dealer subsidiaries, the rules governing net capital and restrictions on capital withdrawals could limit our ability to repay debt or pay dividends on our common stock.

    As of March 31, 2001, Neuberger Berman, LLC was required to maintain minimum net capital of approximately $22,393,000 and had total excess net capital of approximately $146,642,000. As of March 31, 2001, Neuberger Berman Management Inc. was required to maintain minimum net capital of $250,000 and had total excess net capital of approximately $23,254,000.

Our business is heavily dependent upon computer-based systems to process transactions; systems failures may disrupt our business and limit our growth.

    Our business is highly dependent on communications and information systems and those of our key service vendors. Any failure or interruption of such systems could have a material adverse effect on our operating results. Operational risk arises from mistakes made in the confirmation or settlement of transactions or from the improper recording or accounting of transactions. We are highly dependent on our ability to process a large number of transactions on a daily basis, and rely heavily on financial, accounting and other data processing systems. If any of these do not function properly, we could suffer financial loss, business disruption, liability to clients, regulatory intervention or damage to our reputation. If systems are unable to accommodate an increasing volume of transactions, our ability to expand could be affected. Although we have back-up systems in place, we cannot be sure that any such systems failure or interruption, whether caused by a fire, other natural disaster, power or telecommunications failure, act of war or otherwise will not occur, or that back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

             The securities brokerage business has inherent risks.

    The securities brokerage business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the ownership of securities, trading, principal activities, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. Our trading activities for our own account are limited. Therefore, the principal risks of trading are those relating to counterparty failure and unauthorized trading. We have risk management procedures and internal controls to address these risks but we cannot be certain that these procedures and controls will prevent losses from occurring.

We are effectively controlled by our principal stockholders whose interests may differ from those of other stockholders.

    After giving effect to this offering and the concurrent repurchase of shares of our common stock, the former Neuberger Berman principals who are currently employed by us and their affiliates would have held approximately 53% of our outstanding common stock as of May 31, 2001 (52% assuming the exercise in full of the underwriters' over-allotment option). Neuberger Berman is a party to a Stockholders Agreement with the former Neuberger Berman principals and certain family limited partnerships and trusts formed by them providing that:

    . before every stockholders' meeting, the former Neuberger Berman principals who are currently employed by us and their affiliates will take a separate preliminary vote on all the issues that will be presented at the stockholders' meeting; and

    . all shares held by them must be voted as a block in accordance with the majority of shares voted in such preliminary vote.

As a result, the former Neuberger Berman principals who are currently employed by us and their affiliates control our board of directors, and, therefore, our business, policies and affairs including certain corporate transactions that require stockholder approval, such as mergers and sales of our assets. The control exerted by these former Neuberger Berman principals and their affiliates and the transfer restrictions in the Stockholders Agreement could preclude any unsolicited acquisition of Neuberger Berman and, consequently, adversely affect the market price of the common stock or prevent our stockholders from realizing a premium on their shares. See "Description of Capital Stock--Stockholders Agreement."

Provisions of our organizational documents and Delaware law may discourage an acquisition of Neuberger Berman and prevent our stockholders from realizing a premium on their shares.

    Our organizational documents contain provisions that may discourage a third party from making a proposal to acquire us. For example, the Board of Directors may, without the consent of stockholders, issue preferred stock with greater voting rights than our common stock. In addition, the Delaware corporation law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our voting stock. See "Description of Capital Stock" for a more detailed description of our capital stock and relevant Delaware corporation law. These provisions could preclude any unsolicited acquisition of Neuberger Berman and, consequently, adversely affect the market price of the common stock or prevent our stockholders from realizing a premium on their shares.

Our share price may decline due to the large number of shares eligible for future sale.


    As of May 31, 2001, 48,973,084 shares of our common stock were issued and outstanding. Sales, or the possibility of sales, of substantial amounts of common stock by the former Neuberger Berman principals and their affiliates may materially adversely affect the market price of the common stock prevailing from time to time. The Stockholders Agreement to which the former Neuberger Berman principals and their affiliates are parties generally provides that shares of common stock acquired in the exchange cannot be sold until January 1, 2002. The restrictions on the disposition of shares contained in the Stockholders Agreement can be waived by our Board of Directors or its designee without notice to or consent of our stockholders. Our Board of Directors has waived these restrictions with respect to the shares of common stock being sold in this offering by the selling stockholders and our concurrent repurchase of shares of common stock from certain other stockholders. Any shares sold by a participating former principal in this offering or the concurrent repurchase will reduce the number of shares that such participating former principal would otherwise be able to sell under the Stockholders Agreement beginning on January 1, 2002. After giving effect to this offering and the concurrent repurchase and without giving effect to any further waivers to permit additional transfers before January 1, 2002, the former principals will be able to sell an aggregate of 1,109,778 shares of common stock under the Stockholders Agreement beginning on January 1, 2002 or an aggregate of 519,083 shares if the underwriters' over-allotment option is exercised in full. However, we currently anticipate that we will permit our former principals to make charitable contributions in December 2001 of Founder Shares that would otherwise not be eligible for transfer under the Stockholders Agreement until January 1, 2002.


    The Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust holds an aggregate of 4,264,344 shares of common stock on behalf of participants in our Employee Defined Contribution Stock Incentive Plan. The right of a participant to receive shares allocated to his or her account generally becomes vested, and the shares become distributable to the participant, in three equal installments on the second, third and fourth anniversaries of the allocation to the participant, subject to the satisfaction of certain conditions. Accordingly, 1,233,761 shares of common stock held by the Trust are scheduled to vest in October 2001. Neuberger Berman will accelerate the vesting of these 1,233,761 shares to the date on which this offering is completed. Of these 1,233,761 shares, the Trust is selling 1,009,089 shares in this offering, with the remaining 224,672 shares being eligible for sale by plan participants immediately following the completion of this offering. However, we have provided that plan participants may not transfer those shares during the 90-day period from the date of this prospectus. See "Description of Capital Stock--Stockholders Agreement--Transfer Restrictions."

                          FORWARD LOOKING STATEMENTS

    Our disclosure and analysis in this prospectus and in documents that are incorporated by reference contain some forward looking statements. Forward looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that our expectations and beliefs are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results will not differ materially from our expectations or beliefs. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation, the adverse effect from a decline in the securities markets or if our products' performance declines, a general downturn in the economy, changes in government policy or regulation, our inability to attract or retain key employees and unforeseen costs and other effects related to legal proceedings or investigations or governmental and self-regulatory organizations. These statements are provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering.

                 PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

    On October 6, 1999, our common stock commenced trading on the New York Stock Exchange under the symbol "NEU". Prior to that there was no public market for our common stock. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of our common stock as reported by the NYSE.

                                       Price Range of
                                        Common Stock   Dividends Dividends
                                       --------------- Declared  Paid
      Period                            High     Low   Per Share Per Share
      ------                           ------- ------- --------- ---------

      1999
      Fourth Quarter (from October 6,
        1999)......................... $32.000 $23.750 $0.10     $  --

      2000
      First Quarter................... $28.875 $23.875 $  --     $0.10
      Second Quarter..................  47.500  27.500  0.10      0.10
      Third Quarter...................  63.375  44.938  0.10      0.10
      Fourth Quarter..................  84.000  57.875  0.10      0.10

      2001
      First Quarter................... $82.810 $60.370 $0.10     $0.10
      Second Quarter (through June 13,
        2001).........................   83.02   57.04  0.10      0.10

    On June 13, 2001, the closing sales price per share for our common stock on the NYSE was $73.27. There were approximately 18 stockholders of record of our common stock as of March 15, 2001. As of March 15, 2001, there were approximately 3,789 beneficial stockholders whose shares are held in street name.

    The declaration of dividends by Neuberger Berman is subject to the discretion of our Board of Directors. Our Board of Directors will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board of Directors may deem relevant.

    To the extent that assets are used to meet minimum net capital requirements of Neuberger Berman, LLC and Neuberger Berman Management Inc. under Rule 15c3-1, they are not available for distribution to stockholders as dividends. See "Risk Factors--We are subject to net capital rules that could limit our ability to repay debt or pay dividends on our common stock" for a discussion of certain limitations on our receipt of funds from our regulated subsidiaries. In addition, the debt covenants related to Neuberger Berman, LLC's outstanding $35 million subordinated note include certain covenants that may further restrict our ability to pay dividends to stockholders.

    Our Board of Directors has authorized a repurchase of up to $125 million of our common stock in open market and/or private purchases. The acquired shares may be used for corporate purposes, including stock option awards and shares issued to employees under our employee stock purchase plans. As of May 31, 2001, we had repurchased 1,378,158 shares of common stock since the inception of the program for an aggregate of approximately $51 million. We used cash flows from operations to fund the purchases of these shares. In the future, we may also use a portion of the net proceeds from our zero coupon senior convertible note offering to fund additional repurchases under the program.

    The repurchase of shares from certain of our former principals promptly following this offering has been authorized separately by our Board of Directors, and is not part of the repurchase program discussed in the prior paragraph.

                                CAPITALIZATION

    The following table sets forth our consolidated capitalization as of March 31, 2001:

  .   on an actual basis;

  . on a pro forma basis to give effect to the issuance of our zero coupon senior convertible notes on May 4, 2001; and

  . on a pro forma basis to give effect to that issuance, as adjusted for the repurchase of shares of our common stock that will occur promptly following this offering.

    This table should be read in conjunction with our consolidated financial statements and notes therein included in this prospectus.

                                                                          March 31, 2001
                                                                -----------------------------------
                                                                                           Pro Forma
                                                                             Pro Forma for as Adjusted
                                                                                the         for the
                                                                             Convertible   Concurrent
                                                                 Actual      Note Offering Repurchase
                                                                --------     ------------- ----------
                                                             (Amounts in thousands, except share data)
Subordinated Liability...................................... $ 35,000        $ 35,000      $  35,000
Convertible Senior Notes (net of $24,334 original issue
  discount).................................................       --         150,666        150,666
                                                             --------        --------      ---------
     Total long term debt...................................   35,000         185,666        185,666
                                                             --------        --------      ---------
Stockholders' Equity:
 Preferred Stock, par value $.01 per share; 5,000,000
   shares authorized; no shares issued and outstanding,
   historical, pro forma and pro forma as adjusted..........       --              --             --

 Common Stock, par value $.01 per share; 250,000,000
   shares authorized; 50,178,008 shares issued, historical,
   pro forma and pro forma as adjusted; 48,944,822 shares
   outstanding, historical and pro forma and 47,344,222
   shares outstanding pro forma as adjusted(1)..............      502             502            502

 Paid-in capital............................................  339,923         339,923        339,923

 Retained earnings..........................................   90,316          90,316         90,316

 Less: Treasury stock, at cost, 1,233,186 shares, historical and pro forma and 2,833,786 shares pro forma as
   adjusted(2)..............................................  (45,788)        (45,788)      (157,830)

   Unearned compensation(3).................................   (7,428)         (7,428)        (7,428)

                                                             --------        --------      ---------
     Total stockholders' equity.............................  377,525         377,525        265,483
                                                             --------        --------      ---------
     Total capitalization................................... $412,525        $563,191      $ 451,149
                                                             ========        ========      =========

--------
(1) Does not include 1,620,255 shares of common stock reserved for issuance upon conversion of our zero coupon senior convertible notes and 3,038,388 shares of common stock reserved for issuance upon the exercise of options outstanding under the 1999 Neuberger Berman Inc. Long-Term Incentive Plan and the 1999 Neuberger Berman Inc. Directors Stock Incentive Plan. Also, does not give effect to any repurchases by us of our common stock under our share repurchase program after March 31, 2001.
(2) The pro forma as adjusted amount assumes a repurchase price of $70 per share, which is equal to the estimated net proceeds per share received by the selling stockholders in this offering after expenses based on the last reported sales price of the common stock on June 13, 2001.
(3) Relates to the issuance of 100,435 shares of common stock in connection with our Wealth Accumulation Plan and Long-Term Incentive Plan.

                     SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below is derived from our financial statements and accompanying notes. Our financial statements as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 have been audited by Arthur Andersen LLP, independent public accountants. These financial statements are included elsewhere in this prospectus. The selected income statement and balance sheet data presented below as of December 31, 1996, 1997 and 1998 and for the years ended December 31, 1996 and 1997 have been derived from audited financial statements that are not included in this prospectus. The selected income statement and balance sheet data as of March 31, 2001 and for the three-month periods ended March 31, 2000 and 2001 have been taken from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The March 31, 2000 selected balance sheet data has been taken from our unaudited interim condensed consolidated financial statements included in our Form 10-Q for the quarter ended March 31, 2000. In the opinion of management, this information has been prepared on the same basis as our audited consolidated financial statements included herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for an interim period are not necessarily indicative of the results for the full year or any other interim period. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included elsewhere in this prospectus.

                                                                                                           As of and for the
                                                                                                          Three Months Ended
                                                     As of and for the Years Ended December 31,                March 31,
                                               -------------------------------------------------------   ---------------------
                                                           Pre-IPO                                       Post-IPO
                                               --------------------------------             ----------------------------------
                                                1996(1)    1997(1)    1998(1)   1999(1)(2)   2000(3)      2000(4)      2001
                                               ---------- ---------- ---------- ----------  ----------   ---------- ----------
Assets Under Management (in millions)......... $   44,360 $   53,511 $   55,587 $   54,399  $   55,486   $   55,470 $   54,802

Income Statement Data (in thousands):
Revenues:
  Investment advisory and administrative fees. $  260,775 $  327,898 $  389,238 $  379,434  $  399,907   $   96,951 $  103,292
  Commissions.................................    109,621    124,911    145,969    142,082     146,589       39,828     36,693
  Interest....................................    143,928    154,280    164,782    160,022     223,709       51,025     57,708
  Principle transactions in securities........     10,758      7,838      6,324     10,003       9,623        5,076        559
  Clearance fees..............................      8,152      8,332      9,146     11,081      13,532        3,622      3,814
  Other income................................      2,678      3,796      4,004      4,059       6,428          838        577
                                               ---------- ---------- ---------- ----------  ----------   ---------- ----------
   Gross revenues.............................    535,912    627,055    719,463    706,681     799,788      197,340    202,643
  Interest expense............................    119,798    124,530    137,329    133,769     183,441       41,928     47,811
                                               ---------- ---------- ---------- ----------  ----------   ---------- ----------
   Net revenues after interest expense........    416,114    502,525    582,134    572,912     616,347      155,412    154,832
                                               ---------- ---------- ---------- ----------  ----------   ---------- ----------
Operating Expenses:
  Employee compensation and benefits..........    133,476    148,301    173,379    325,310     245,445       65,933     65,572
  Information technology......................     12,954     13,642     15,634     19,172      22,925        5,221      5,450
  Rent and occupancy..........................      9,189      9,882     12,182     15,313      17,796        4,164      4,625
  Brokerage, clearing and exchange fees.......     11,319     12,727     10,245     10,164      10,514        2,843      2,702
  Advertising and sales promotion.............     12,732     12,659     14,707      9,259       9,251        2,452      2,546
  Distribution and fund administration........      7,105     10,031     22,832     19,437      18,977        4,392      4,371
  Professional fees...........................      4,486      5,165     11,550      9,276      11,205        2,277      1,964
  Depreciation and amortization...............      5,576      6,445      8,716     10,532      10,638        2,460      2,771
  Other expenses..............................      8,345      9,834     18,432     31,077      22,675        5,452      5,775
                                               ---------- ---------- ---------- ----------  ----------   ---------- ----------
   Total operating expenses...................    205,182    228,686    287,677    449,540     369,426       95,194     95,776
                                               ---------- ---------- ---------- ----------  ----------   ---------- ----------
   Net income before taxes....................    210,932    273,839    294,457    123,372     246,921       60,218     59,056
  Tax (benefit) expense.......................      8,851      8,857      9,506    (12,195)     96,565       19,977     24,822
                                               ---------- ---------- ---------- ----------  ----------   ---------- ----------
   Net income................................. $  202,081 $  264,982 $  284,951 $  135,567  $  150,356   $   40,241 $   34,234
                                               ========== ========== ========== ==========  ==========   ========== ==========
Balance Sheet Data (in thousands):
  Total assets................................ $2,446,811 $2,410,213 $3,829,435 $3,847,608  $4,421,763   $4,347,205 $4,431,205
  Total liabilities...........................  2,288,811  2,251,182  3,720,236  3,598,806   4,071,624    4,067,607  4,053,680
  Total principals' capital and stockholders'
   equity.....................................    158,000    159,031    109,199    248,802     350,139      279,598    377,525

--------
(1) On October 7, 1999, the principals of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for 42.7 million shares of our common stock. Prior to this exchange, we operated as a partnership and, as a result, the principals were compensated through the receipt of distributions of capital. In addition, Neuberger Berman, LLC did not pay United States federal and state taxes as it was treated as a partnership for tax purposes. Neuberger Berman Management Inc., as an S-Corporation, also did not pay United States federal taxes.
(2) In connection with our IPO on October 8, 1999, we incurred pre-tax reorganization and IPO charges totaling $150.1 million. These charges were principally comprised of an initial, irrevocable non-cash contribution of common stock to our employee defined contribution stock incentive plan of $134.3 million (included in employee compensation and benefits), a cash contribution to the Neuberger Berman Foundation of $10.0 million (included in other operating expenses) and severance and other charges of $5.8 million ($5.6 million of which is included in employee compensation and benefits and the remainder in other operating expenses).
(3) Tax expense for the year ended December 31, 2000, reflects a financial statement tax benefit of $9.8 million related to the change in the price of our common stock in connection with our stock incentive plan. For purposes of comparability, exclusive of the financial statement tax benefit, tax expense would have been $106.3 million and net income would have been $140.6 million.
(4) Tax expense for the three months ended March 31, 2000, reflects a financial statement tax benefit of $6.1 million related to the change in the price of our common stock in connection with our stock incentive plan. For purposes of comparability, exclusive of the financial statement tax benefit, tax expense would have been $26.1 million and net income would have been $34.1 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

    The following management's discussion and analysis of the results of operations for the three months ended March 31, 2000 and 2001 and for the years ended December 31, 1998, 1999 and 2000 should be read in conjunction with our consolidated financial statements together with the notes to the consolidated financial statements.

                          Forward Looking Statements

    Our disclosure and analysis in this prospectus and in documents that are incorporated in this prospectus by reference contain some forward looking statements. Forward looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that our expectations and beliefs are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results will not differ from our expectations or beliefs. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation, the adverse effect from a decline in the securities markets or if our products' performance declines, a general downturn in the economy, changes in government policy or regulation, our inability to attract or retain key employees and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. These statements are provided as permitted by the Private Securities Litigation Reform Act of 1995.

                             Business Environment

    Domestic equity markets suffered widespread losses in 2000, as technology stocks suffered a dramatic decline and investors grew nervous about signs of a slowing economy. The Standard & Poor's ("S&P") 500 Index, which has become heavily weighted toward the technology sector, turned in its first negative performance in ten years, dropping 10.1% in 2000. International stock markets did not escape the fallout, as the Morgan Stanley Capital International Europe, Australasia, Far East Index fell 14.0% in 2000.

    Continuing the trends of 2000, the first quarter of 2001 saw additional significant declines in major domestic equity indices, as the sell-off in technology and telecommunications stocks spread to almost all sectors of the market. On a total return basis, the Dow Jones Industrial Average declined 8.01%, and the S&P 500 Index lost 11.85% in the first quarter of 2001. The technology stock laden Nasdaq Composite Index suffered its worst first quarter ever, dropping 25.51% in the first quarter of 2001. The stock market's poor performance occurred despite three interest rate cuts by the Federal Reserve Board during the quarter, which brought short term rates down to 5.0% at March 31, 2001, undoing the fiscal tightening in 2000.

    Despite the market downturn, our assets under management held up relatively well in this environment. Our assets under management at March 31, 2001, including those assets related to the acquisition of the assets of Fasciano Company, Inc. and the addition of three experienced money management teams, were $54.8 billion, down only 1.2% from $55.5 billion at December 31, 2000. Assets under management in our Private Asset Management segment reached a record level of $22.8 billion at the end of the first quarter of 2001. This represents an increase of 1.2% from $22.5 billion at December 31, 2000. Our Mutual Fund and Institutional segment experienced net cash inflows of $905 million in the quarter, which included approximately $500 million of institutional equity separate account assets related to the addition of a money management team and $192 million related to the acquisition of the assets of Fasciano Company, Inc., compared to cash outflows of $1.2 billion in the prior year period and $10 million in the fourth quarter of 2000. Assets under management in our Mutual Fund and Institutional segment decreased $951 million during the first quarter of 2001.

    In this environment, we remain confident that our diversified family of investment products and services will help us weather turbulent markets. Notably, the value style of investing is returning to favor, as the S&P Barra Value Index outperformed the S&P Barra Growth Index in 2000 for the first time in seven years. While we offer all styles of investing, we believe our longstanding expertise in value investing will serve us well in a difficult market environment.

    We also believe that the difficult conditions of 2000 could convince more investors - both individual and institutional - of the inherent value, over the long term, in seeking professional advice and guidance for the management of their money.

                                    General

    Our revenues are recorded in the business segments in which they are earned. We derive our revenues primarily from fees for investment advisory and administrative services provided to our private asset management, mutual fund, institutional and wrap fee clients. Investment advisory and administrative fees that we earn are generally based on the total market value and composition of assets under management. Our private asset management, institutional and wrap fee clients are generally billed on a calendar quarter basis, in advance, based upon portfolio values at the beginning of such quarter. Our mutual fund fees are based upon daily weighted average portfolio values. As a result, fluctuations in financial markets and client asset additions and withdrawals have a direct effect on our net revenues and net income. Our fees vary with the type of assets managed, with higher fees earned on actively managed equity accounts and lower fees earned on fixed-income and cash management accounts.

    Through our broker-dealer, Neuberger Berman, LLC, we earn commissions by executing equity securities transactions for private asset management, mutual fund and institutional clients as well as for third parties in professional investor clearing services and research sales transactions. The majority of our commissions are earned from transactions for private asset management clients. Our commissions may fluctuate based on general market conditions. Also, through Neuberger Berman, LLC, we earn clearance fees for the execution of securities transactions for various introducing brokers.

    We generate additional income by managing cash balances available as a result of our broker-dealer activities. The three principal areas from which we generate net interest income are treasury management (managing overnight cash balances), securities lending activities and client cash and margin balances. We evaluate these activities by focusing on net interest income. Net interest income fluctuates based on general market conditions, prevailing interest rates and the amount of client cash and margin balances.

    Our operating expenses include direct expenses, such as employee compensation and benefits, information technology and rent and occupancy, and indirect expenses, such as general and administrative, research, execution and clearance expenses. Direct expenses are charged to the business segment in which they are incurred while indirect expenses are allocated to each business segment based upon various methodologies determined by management.

    Our largest operating expense is employee compensation and benefits, the most significant component being variable compensation for portfolio managers and sales personnel, which is based largely on commissions and advisory fees. Historically, because we had operated as a partnership, substantially all payments to our principals were accounted for as distributions from principals' capital and not recorded as compensation expense.

    On October 7, 1999, the principals of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for 42.7 million shares of our common stock (the "Exchange"). On October 13, 1999, we completed our IPO. In that offering, we sold 3.0 million shares of common stock and received net proceeds after expenses of approximately $88 million. In addition, certain of our stockholders who received our common stock in the Exchange sold 4,219,697 shares of that stock in the IPO. We did not receive the proceeds from the sale of that stock. In connection with our IPO, we incurred pre-tax reorganization and IPO charges totaling approximately $150.1 million (the "Reorganization and IPO Charges"). The Reorganization and IPO Charges were principally comprised of an initial, irrevocable non-cash contribution of common stock to our employee defined contribution stock incentive plan of $134.3 million, a cash contribution to the Neuberger Berman Foundation of $10.0 million and severance and other charges of $5.8 million. To allow for a more consistent analysis of expenses, these Reorganization and IPO Charges have not been directly considered in the discussion of operating results.

    Prior to the Exchange, Neuberger Berman, LLC did not pay United States federal and state taxes because, as a limited liability company, it was treated as a partnership for tax purposes, and our principals were taxed on their proportionate share of Neuberger Berman, LLC's taxable income or loss. Neuberger Berman Management Inc., as an S-Corporation, also did not pay United States federal taxes prior to the Exchange, but was subject to certain state and local taxes, and its shareholders were responsible for their own federal income taxes. Effective with the Exchange, we became subject to federal, state and local income taxes and we file a consolidated federal income tax return.

                             Results of Operations

    Our business is divided functionally into three major business segments:
Private Asset Management, Mutual Fund and Institutional and Professional Securities Services. Our Private Asset Management segment provides customized investment management services for high net worth individuals, families and smaller institutions. The investment advisory and administrative services that we provide through our Mutual Fund and Institutional segment include: the management of the Neuberger Berman family of mutual funds, investment management of institutional separate account products and broker-advised products (wrap accounts). Our Professional Securities Services segment provides trade execution, clearing, custody, margin financing, portfolio reporting and trust services, as well as consulting advice. In addition to our three major business segments, we also have a Corporate segment which was created in the fourth quarter of 2000 and reflects the results of certain corporate operations that were previously allocated primarily to our Professional Securities Services segment. The presentation of our results for prior periods have been revised to conform with this presentation. Each of our business segments represents a grouping of financial activities and products with similar characteristics. The following tables of selected financial data present our business segments in a manner consistent with the way that we manage our businesses.

                             RESULTS OF OPERATIONS
                                (in thousands)

                                   Private    Mutual        Professional
For the Three Months Ended          Asset     Fund and      Securities
March 31, 2001                     Management Institutional Services     Corporate  Total
----------------------------------  -------      -------      -------     -------  --------
Net revenues (loss) after interest
  expense......................... $75,850    $55,165       $25,681      $(1,864)  $154,832
Operating expenses................  39,632     35,856        17,170        3,118     95,776
                                   -------    -------       -------      -------   --------
Net income (loss) before taxes.... $36,218    $19,309       $ 8,511      $(4,982)  $ 59,056
                                   =======    =======       =======      =======   ========

                                   Private    Mutual        Professional
For the Three Months Ended          Asset     Fund and      Securities
March 31, 2000                     Management Institutional Services     Corporate  Total
----------------------------------  -------      -------      -------     -------  --------
Net revenues (loss) after interest
  expense......................... $73,539    $55,399       $26,686      $  (212)  $155,412
Operating expenses................  36,854     38,447        16,601        3,292     95,194
                                   -------    -------       -------      -------   --------
Net income (loss) before taxes.... $36,685    $16,952       $10,085      $(3,504)  $ 60,218
                                   =======    =======       =======      =======   ========

                                   Private     Mutual       Professional
For the Year Ended                  Asset     Fund and      Securities
December 31, 2000                  Management Institutional Services     Corporate  Total
----------------------------------  --------    --------      --------   --------  --------
Net revenues (loss) after interest
  expense......................... $290,747   $226,144      $100,314     $   (858) $616,347
Operating expenses................  147,056    147,455        63,523       11,392   369,426
                                   --------   --------      --------     --------  --------
Net income (loss) before taxes.... $143,691   $ 78,689      $ 36,791     $(12,250) $246,921
                                   ========   ========      ========     ========  ========

                                        Private     Mutual       Professional
For the Year Ended                       Asset     Fund and      Securities
December 31, 1999                       Management Institutional Services     Corporate  Total
---------------------------------------  --------    --------      -------     -------  --------
Net revenues after interest expense.... $260,114   $234,567      $76,594      $ 1,637   $572,912
Operating expenses(1)..................   86,847    150,362       51,494       10,783    299,486
                                        --------   --------      -------      -------   --------
Net income (loss) before Reorganization
  and IPO Charges and taxes............ $173,267   $ 84,205      $25,100      $(9,146)  $273,426
                                        ========   ========      =======      =======   ========

                                    Private     Mutual       Professional
For the Year Ended                   Asset     Fund and      Securities
December 31, 1998                   Management Institutional Services     Corporate  Total
-----------------------------------  --------    --------      -------    --------  --------
Net revenues after interest expense $237,933   $268,743      $74,817      $    641  $582,134
Operating expenses(1)..............   67,252    162,642       43,458        14,325   287,677
                                    --------   --------      -------      --------  --------
Net income (loss) before taxes..... $170,681   $106,101      $31,359      $(13,684) $294,457
                                    ========   ========      =======      ========  ========

--------
(1) Total operating expenses on a pro forma basis, which assumes the Exchange had taken place at the beginning of each year, would have been higher by $39,504 for the year ended December 31, 1998 and $44,157 for the year ended December 31, 1999. The pro forma adjustments are made to recognize as compensation expense distributions of capital made prior to the Exchange.

                      SUMMARIZED ASSETS UNDER MANAGEMENT
                                 (in millions)

                                             Private        Mutual
For the Three Months Ended                    Asset        Fund and
March 31, 2001                               Management(1) Institutional(2)     Total
-------------------------------------------- -------------  ----------------   -------
Assets under management, beginning of period $22,510       $32,976             $55,486
                                             -------       -------             -------
Net additions...............................   1,412           905               2,317
Market depreciation.........................  (1,145)       (1,856)             (3,001)
                                             -------       -------             -------
 Net increase (decrease)....................     267          (951)               (684)
                                             -------       -------             -------
Assets under management, end of period...... $22,777       $32,025             $54,802
                                             =======       =======             =======

                                             Private        Mutual
For the Three Months Ended                    Asset        Fund and
March 31, 2000                               Management(3) Institutional(3)     Total
-------------------------------------------- -------------  ----------------   -------
Assets under management, beginning of period $21,539       $32,860             $54,399
                                             -------       -------             -------
Net additions (withdrawals).................      37        (1,195)             (1,158)
Market appreciation.........................     638         1,591               2,229
                                             -------       -------             -------
 Net increase...............................     675           396               1,071
                                             -------       -------             -------
Assets under management, end of period...... $22,214       $33,256             $55,470
                                             =======       =======             =======

                                             Private        Mutual
For the Year Ended                            Asset        Fund and
December 31, 2000                            Management(3) Institutional(2)(3)  Total
-------------------------------------------- ------------- ------------------- -------
Assets under management, beginning of year.. $21,539       $32,860             $54,399
                                             -------       -------             -------
Net additions (withdrawals).................   1,154        (1,190)                (36)
Market (depreciation) appreciation..........    (183)        1,306               1,123
                                             -------       -------             -------
 Net increase...............................     971           116               1,087
                                             -------       -------             -------
Assets under management, end of year........ $22,510       $32,976             $55,486
                                             =======       =======             =======

                                             Private        Mutual
For the Year Ended                            Asset        Fund and
December 31, 1999                            Management(3) Institutional(3)     Total
-------------------------------------------- -------------  ----------------   -------
Assets under management, beginning of year.. $18,267       $37,320             $55,587
                                             -------       -------             -------
Net additions (withdrawals).................     324        (7,648)             (7,324)
Market appreciation.........................   2,948         3,188               6,136
                                             -------       -------             -------
 Net increase (decrease)....................   3,272        (4,460)             (1,188)
                                             -------       -------             -------
Assets under management, end of year........ $21,539       $32,860             $54,399
                                             =======       =======             =======

                                             Private        Mutual
For the Year Ended                            Asset        Fund and
December 31, 1998                            Management(3) Institutional(3)     Total
-------------------------------------------- -------------  ----------------   -------
Assets under management, beginning of year.. $15,819       $37,692             $53,511
                                             -------       -------             -------
Net additions (withdrawals).................      76        (2,173)             (2,097)
Market appreciation.........................   2,372         1,801               4,173
                                             -------       -------             -------
 Net increase (decrease)....................   2,448          (372)              2,076
                                             -------       -------             -------
Assets under management, end of year........ $18,267       $37,320             $55,587
                                             =======       =======             =======

--------
(1) As of March 31, 2001, Private Asset Management includes $49 million of assets invested in EMM's Fund of Funds product.
(2) Mutual Fund and Institutional includes $79 million and $88 million of client assets invested in the Fund Advisory Service wrap mutual fund program with third party funds as of March 31, 2001 and December 31, 2000, respectively.
(3) Segment assets under management and related market flows for prior periods have been reclassified to reflect presentation consistent with current period segment reporting.

                       DETAILED ASSETS UNDER MANAGEMENT
                                 (in millions)

                                          For the Years Ended For the Three Months
                                             December 31,       Ended March 31,
                                           -----------------   -----------------
                                            2000       1999     2001        2000
                                          -------    -------  -------     -------
  PRIVATE ASSET MANAGEMENT
  Assets under management(1)(3).......... $22,510    $21,539  $22,777     $22,214
                                          =======    =======  =======     =======
  Market flows(1)(3)
     Net additions....................... $ 1,154    $   324  $ 1,412     $    37
     Market appreciation (depreciation)..    (183)     2,948   (1,145)        638
                                          -------    -------  -------     -------
     Total increase...................... $   971    $ 3,272  $   267     $   675
                                          =======    =======  =======     =======
  MUTUAL FUND & INSTITUTIONAL
  Equity Separate Accounts
  Assets under management(3)............. $ 6,402    $ 6,458  $ 6,415     $ 6,268
                                          =======    =======  =======     =======
  Market flows(3)
     Net additions (withdrawals)......... $  (494)   $(2,592) $   356     $  (324)
     Market appreciation (depreciation)..     438      1,250     (343)        135
                                          -------    -------  -------     -------
     Total increase (decrease)........... $   (56)   $(1,342) $    13     $  (189)
                                          =======    =======  =======     =======
  Fixed Income Separate Accounts
  Assets under management(3)............. $ 5,298    $ 5,924  $ 5,310     $ 5,717
                                          =======    =======  =======     =======
  Market flows(3)
     Net withdrawals..................... $(1,084)   $  (932) $   (81)    $  (315)
     Market appreciation (depreciation)..     458        (93)      93         107
                                          -------    -------  -------     -------
     Total increase (decrease)........... $  (626)   $(1,025) $    12     $  (208)
                                          =======    =======  =======     =======
  Consultant Services Group
  Assets under management(3)............. $ 1,796    $ 1,839  $ 2,002     $ 1,764
                                          =======    =======  =======     =======
  Market flows(3)
     Net additions (withdrawals)......... $  (158)   $   133  $   205     $   (74)
     Market appreciation (depreciation)..     115         35        1          (2)
                                          -------    -------  -------     -------
     Total increase (decrease)........... $   (43)   $   168  $   206     $   (76)
                                          =======    =======  =======     =======
  Mutual Fund and Sub-Advised Accounts
  Assets under management(2)(3).......... $19,480    $18,639  $18,298     $19,507
                                          =======    =======  =======     =======
  Market flows(2)(3)
     Net additions (withdrawals)......... $   546    $(4,257) $   425     $  (482)
     Market appreciation (depreciation)..     295      1,996   (1,607)      1,351
                                          -------    -------  -------     -------
     Total increase (decrease)........... $   841    $(2,261) $(1,182)    $   869
                                          =======    =======  =======     =======
  Sub-Total Mutual Fund & Institutional
  Assets under management................ $32,976    $32,860  $32,025     $33,256
                                          =======    =======  =======     =======
  Market flows
     Net additions (withdrawals)......... $(1,190)   $(7,648) $   905     $(1,195)
     Market appreciation (depreciation)..   1,306      3,188   (1,856)      1,591
                                          -------    -------  -------     -------
     Total increase (decrease)........... $   116    $(4,460) $  (951)    $   396
                                          =======    =======  =======     =======
  TOTAL
  Assets under management................ $55,486    $54,399  $54,802     $55,470
                                          =======    =======  =======     =======
  Market flows
     Net additions (withdrawals)......... $   (36)   $(7,324) $ 2,317     $(1,158)
     Market appreciation (depreciation)..   1,123      6,136   (3,001)      2,229
                                          -------    -------  -------     -------
     Total increase (decrease)........... $ 1,087    $(1,188) $  (684)    $ 1,071
                                          =======    =======  =======     =======

--------
(1) As of March 31, 2001, Private Asset Management includes $49 million of assets invested in EMM's Fund of Funds product.
(2) Mutual Fund and Sub-Advised Accounts includes $79 million and $88 million of client assets invested in the Fund Advisory Service wrap mutual fund program with third party funds as of March 31, 2001 and December 31, 2000, respectively.
(3) Segment assets under management and related market flows for prior periods have been reclassified to reflect presentation consistent with current period segment reporting.

Three Months Ended March 31, 2001 Compared with Three Months Ended March 31,
2000

    We reported net income before taxes of $59.1 million for the first quarter ended March 31, 2001, representing a decrease of $1.2 million or 1.9%, compared to $60.2 million for the first quarter ended March 31, 2000. Our net revenues after interest expense were $154.8 million for the first quarter of 2001, a decrease of $0.6 million or 0.4% compared to the same period in 2000. Our first quarter results for 2001 reflect an increase in net revenues after interest expense in Private Asset Management, offset by decreases in Mutual Fund and Institutional and Professional Securities Services. Net asset additions of $1.4 billion in Private Asset Management, which includes approximately $1.0 billion from three experienced money management teams that joined us during the quarter, were partially offset by market depreciation of $1.1 billion during the quarter, while Mutual Fund and Institutional's net asset additions of $0.9 billion, which included approximately $500 million of institutional equity separate account assets related to the addition of a money management team and $192 million related to the acquisition of the assets of Fasciano Company, Inc., were more than offset by $1.9 billion of market depreciation.

    Private Asset Management. Our revenues after interest expense from the Private Asset Management segment increased 3.1% to $75.9 million for the first quarter of 2001, from $73.5 million for the first quarter of 2000. Our investment advisory fees increased 10.1% to $51.1 million for the first quarter of 2001, from $46.5 million for the same period in 2000, due to increases in quarterly billable assets under management, as well as fees charged to new clients as a result of attracting new money management teams and the successful efforts of the national sales force. Our commissions decreased 9.1% to $23.3 million in the first quarter of 2001, from $25.6 million in the first quarter of 2000, resulting from a decrease in transaction volume. Our net interest income decreased 9.8% to $1.3 million in the first quarter of 2001, from $1.4 million in the first quarter of 2000, due to lower client margin balances.

    Mutual Fund and Institutional. Our Mutual Fund and Institutional net revenues after interest expense decreased 0.4% to $55.2 million for the first quarter of 2001, from $55.4 million for the first quarter of 2000. Our investment advisory and administrative fees increased 2.8% to $51.5 million for the first quarter of 2001, from $50.1 million for the same period in 2000, due primarily to an increase in average daily assets under management. Our commissions decreased 28.7% to $3.7 million in the first quarter of 2001, from $5.2 million in 2000, as a result of a decrease in transaction volume.

    Professional Securities Services. Our Professional Securities Services net revenues after interest expense decreased 3.8% to $25.7 million in the first quarter of 2001, from $26.7 million in the first quarter of 2000. Our commissions increased 7.6% to $9.7 million in the first quarter of 2001, from $9.0 million in the first quarter of 2000, as a result of increased transaction volume. Our principal transactions in securities decreased 63.7% to $1.6 million in the first quarter of 2001, from $4.5 million in the same period of 2000, primarily due to market making activity. Our net interest income increased 13.1% to $9.5 million in the first quarter of 2001, from $8.4 million in the first quarter of 2000, primarily due to firm investments in municipal bonds and money markets.

    Corporate. Our net loss after interest expense increased to $1.9 million in the first quarter of 2001, from $0.2 million in the first quarter of 2000, primarily as a result of a decrease in value of the corporate investment in our mutual funds.

    Operating Expenses. Our total operating expenses were $95.8 million for the first quarter ended March 31, 2001, an increase of $0.6 million or 0.6% compared to $95.2 million for the first quarter ended March 31, 2000. Employee compensation and benefits decreased slightly to $65.6 million in the first quarter of 2001, from $65.9 million in the first quarter of 2000. This was primarily due to increases in salaries and benefits and production compensation, offset by a decrease in incentive compensation. Our rent and occupancy costs increased to $4.6 million in the first quarter of 2001, up $0.5 million or 11.1% from $4.2 million in the same period of 2000, primarily due to additional costs associated with certain escalations and increased staffing levels. Our professional fees decreased to $2.0 million for the quarter ended March 31, 2001, down $0.3 million or 13.7% from $2.3 million for the quarter ended March 31, 2000, primarily due to a decrease in consulting fees for various information technology initiatives, partially offset by an increase in fees related to the outsourcing of mutual fund administration. Depreciation and amortization increased to $2.8 million in the first quarter of 2001, up $0.3 million or 12.6% from $2.5 million for the same period in 2000, primarily due to amortization of new leasehold improvements and goodwill, as well as depreciation resulting from expenditures on technology related equipment.

    Taxes. Our taxes increased to $24.8 million for the first quarter ended March 31, 2001, up $4.8 million from $20.0 million for the same period in 2000. The 2000 provision for income taxes included federal, state, and local taxes at an effective tax rate as a corporation of approximately 43%, less a financial statement tax benefit of $6.1 million related to the change in the price of our common stock from December 31, 1999 to March 31, 2000, in connection with our Employee Defined Contribution Stock Incentive Plan (the "Stock Incentive Plan"). In March 2000, the Financial Accounting Standards Board (the "FASB") issued FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25 ("FIN 44"). We adjusted, based upon the price of our common stock at the close of business on March 31, 2000, the carrying value of the deferred tax asset that related to unvested shares in our Stock Incentive Plan. FIN 44 became effective on July 1, 2000, and requires that the deferred tax asset be determined by the compensation expense recognized for financial reporting purposes. Accordingly, at June 30, 2000, we fixed the carrying value of our deferred tax asset for unvested shares in our Stock Incentive Plan, based upon the price of our common stock at the close of business that day.

2000 Compared with 1999

    We reported net income before taxes of $246.9 million for the year ended December 31, 2000, representing a decrease of $26.5 million or 9.7%, compared to $273.4 million (as adjusted for the $150.1 million of Reorganization and IPO Charges) for the year ended December 31, 1999. Our net revenues after interest expense were $616.3 million for 2000, an increase of $43.4 million or 7.6%, compared to 1999. Our operating results for 2000 reflect overall increases in net revenues after interest expense in Private Asset Management and Professional Securities Services, offset by a decrease in Mutual Fund and Institutional. The net asset additions in Private Asset Management were offset by the net withdrawals in our Mutual Fund and Institutional segment, virtually all of which were in the lower fee institutional fixed-income area, while the market depreciation in Private Asset Management was outweighed by market appreciation in our Mutual Fund and Institutional segment.

    Private Asset Management. Our net revenues after interest expense from the Private Asset Management segment increased 11.8% to $290.7 million for 2000, from $260.1 million for 1999. Our investment advisory fees increased 15.0% to $191.4 million for 2000, from $166.5 million for 1999, due to increases in average quarterly billable assets under management from $19.5 billion in 1999 to $22.0 billion in 2000. Our commissions increased 4.3% to $94.0 million for 2000, from $90.1 million for 1999, due to the increased volume of equity securities transactions. Our net interest income increased 44.1% to $5.0 million for 2000, from $3.5 million in 1999, due primarily to higher client margin balances.

    Mutual Fund and Institutional. Our Mutual Fund and Institutional net revenues after interest expense decreased 3.6% to $226.1 million for 2000, from $234.6 million for 1999. Our investment advisory and administrative fees decreased 2.3% to $207.0 million for 2000, from $211.8 million for 1999, due primarily to a lower average asset base in the first six months of 2000 relative to the comparable period in 1999. Commissions decreased 21.3% or $4.6 million as a result of a decrease in transaction volume, while net interest income increased by $1.2 million as a result of higher cash balances.

    Professional Securities Services. Our Professional Securities Services net revenues after interest expense increased 31.0% to $100.3 million for 2000, from $76.6 million for 1999. Our commission income increased 17.3% or $5.3 million as a result of increased transaction volume. Principal transactions in securities increased 34.7% to $10.7 million for 2000, from $7.9 million for 1999, primarily due to market making activity. Clearance fees increased 22.1% to $13.5 million for 2000, from $11.1 million for 1999, due to increased transaction volume from new and existing clients, while net interest income increased 50.0% or $11.5 million, primarily due to higher margin balances.

    Corporate. Our Corporate net revenues after interest expense decreased 152.4% to a net loss of $0.9 million in 2000, from net revenue of $1.6 million in 1999, primarily as a result of a decrease in value of the corporate investment in our mutual funds.

    Operating Expenses. Our total operating expenses were $369.4 million in 2000, an increase of $69.9 million or 23.4%, compared to $299.5 million (as adjusted for the $150.1 million of Reorganization and IPO Charges) in 1999. Employee compensation and benefits increased to $245.4 million for 2000, up $60.0 million or 32.4% from $185.4 million (as adjusted for the $139.9 million of compensation expenses included in the Reorganization and IPO Charges) for the same period in 1999. As a result of the Exchange, principals who previously received distributions of capital began receiving compensation as employees. Compensation that was not previously reported as such for employees who were principals was $45.6 million for the year ended December 31, 2000. In addition, salary and benefits and incentive compensation increased in 2000. Our information technology expenses increased to $22.9 million for 2000, up $3.8 million or 19.6% from $19.2 million in 1999, due primarily to increases in third party processing fees from increased securities transactions, as well as increases in communication services and software licenses. We have committed resources to launch a new website in 2001 to enhance clients' and prospects' experience with us. Our rent and occupancy costs increased to $17.8 million for 2000, up $2.5 million or 16.2% from $15.3 million in 1999, primarily due to the rental of additional space in the head office as well as the opening of three new branch offices in 2000, coupled with the full year of rent expense for the branch offices opened during 1999. Our professional fees increased to $11.2 million for 2000, up $1.9 million or 20.8% from $9.3 million in 1999, primarily due to the impact of outsourcing mutual fund administration coupled with an increase in employment agency fees. Other expenses increased to $22.7 million for 2000, up $1.7 million or 8.3% from $20.9 million (as adjusted for the $10.1 million of other expenses included in the Reorganization and IPO Charges) in 1999, due primarily to increases in travel and entertainment and office expenses.

    Taxes. Our taxes increased to $96.6 million for the year ended December 31, 2000, up $56.9 million from $39.7 million (as adjusted for the $51.9 million tax benefit resulting from the Reorganization and IPO Charges) for the same period in 1999. Prior to the Exchange, Neuberger Berman, LLC did not pay United States federal and state taxes because, as a limited liability company, it was treated as a partnership for tax purposes, and our principals were taxed on their proportionate share of Neuberger Berman, LLC's taxable income or loss. Neuberger Berman Management Inc., as an S-Corporation, also did not pay United States federal taxes prior to the Exchange, but was subject to certain state and local taxes, and its shareholders were responsible for their own federal income taxes. Effective with the Exchange, we became subject to federal, state and local income taxes and we file a consolidated federal income tax return. The 2000 provision for income taxes includes federal, state and local taxes at our effective tax rate as a corporation of approximately 43%, less a financial statement tax benefit of $9.8 million related to the change in the price of our common stock from December 31, 1999 to June 30, 2000, in connection with our Stock Incentive Plan. In March 2000, the

FASB issued FIN 44. We adjusted, based upon the price of our common stock at the close of business on June 30, 2000, the carrying value of the deferred tax asset that related to unvested shares in the Stock Incentive Plan. FIN 44 became effective on July 1, 2000, and now requires that the deferred tax asset be determined by the compensation expense recognized for financial reporting purposes. Accordingly, at June 30, 2000, we fixed the carrying value of our deferred tax asset for unvested shares in our Stock Incentive Plan, based upon the price of our common stock at the close of business that day.

1999 Compared with 1998

    We reported net income before taxes of $273.4 million (as adjusted for the $150.1 million of Reorganization and IPO Charges) for the year ended December 31, 1999, representing a decrease of $21.0 million or 7.1%, compared to the year ended December 31, 1998. Our net revenues after interest expense were $572.9 million for 1999, a decrease of $9.2 million or 1.6%, compared to 1998. Our operating results for 1999 reflected overall increases in net revenues after interest expense in Private Asset Management and Professional Securities Services offset by a larger decrease in Mutual Fund and Institutional. The net additions of assets under management and asset appreciation in the Private Asset Management segment were more than offset by net asset withdrawals in our Mutual Fund and Institutional segment.

    Private Asset Management. Our Private Asset Management net revenues after interest expense increased 9.3% to $260.1 million for 1999, from $237.9 million for 1998. Our investment advisory fees increased 14.3% to $166.5 million for 1999, from $145.6 million in 1998, due to increased average assets under management. Our commissions increased 0.5% to $90.1 million for 1999, from $89.7 million during 1998. Net interest income increased 35.6% to $3.5 million for 1999, from $2.6 million in 1998, due primarily to higher client margin balances.

    Mutual Fund and Institutional. Our Mutual Fund and Institutional net revenues after interest expense decreased 12.7% to $234.6 million for 1999, from $268.7 million for 1998. Our investment advisory and administrative fees decreased 12.5% to $211.8 million for 1999, from $242.2 million in 1998, due to a reduction in average assets under management resulting from net asset withdrawals. Our commissions decreased $3.8 million or 15.0%, primarily due to decreased share volume in the mutual fund business.

    Professional Securities Services. The net revenues after interest expense in our Professional Securities Services segment increased 2.4% to $76.6 million for 1999, from $74.8 million for 1998. Principal transactions in securities increased 43.9% to $7.9 million for 1999, from $5.5 million in 1998, as a result of strong market maker trading. Our clearance fees increased 21.2% to $11.1 million for 1999, from $9.1 million during 1998, due to increased market activity. Our net interest income decreased 8.0% to $23.0 million for 1999, primarily due to a combination of lower client margin balances and higher interest charges associated with our subordinated liabilities, which were outstanding twelve months in 1999, versus four months in 1998. The reduction in net interest income was partially offset by decreased financing costs in the fourth quarter of 1999, related to available proceeds from the IPO.

    Corporate. Our corporate net revenues after interest expense increased 155.4% to $1.6 million for 1999, from $0.6 million for 1998, primarily as a result of an increase in value of the corporate investment in our mutual funds.

    Operating Expenses. Our total operating expenses were $299.5 million (as adjusted for the $150.1 million of Reorganization and IPO Charges) in 1999, an increase of $11.8 million or 4.1%, compared to 1998. Our employee compensation and benefits increased to $185.4 million (as adjusted for the $139.9 million of compensation expenses included in the Reorganization and IPO Charges) for 1999, up $12.0 million or 6.9%, from $173.4 million for 1998. As a result of the Exchange, principals who previously received distributions of capital began receiving compensation as employees. This resulted in a $14.8 million increase in employee compensation and benefits in the fourth quarter of 1999. Additionally, the number of employees in our information services, marketing and trust services groups increased. These increases were partially offset by a decrease in mutual fund portfolio manager compensation, which was consistent with the trend of decreased investment advisory and administrative fees. Our expenses for information technology increased to $19.2 million for 1999, up $3.5 million or 22.6%, from $15.6 million for 1998, due primarily to increases in software licenses and maintenance agreements, telecommunication and market data services. Our rent and occupancy costs increased to $15.3 million for 1999, up $3.1 million or 25.7%, from $12.2 million for 1998, primarily due to additional leased office space necessary to accommodate increased staffing levels. Our advertising and sales promotion costs decreased to $9.3 million in 1999, down $5.4 million or 37.0%, from $14.7 million for 1998. This was primarily due to reduced expenditures on media advertising and other promotional activities of $7.8 million in Mutual Fund and Institutional, partially offset by a new $1.5 million print campaign for Private Asset Management which was designed to increase name recognition. Our distribution and fund administration costs decreased to $19.4 million in 1999, down $3.4 million or 14.9%, from $22.8 million for 1998, due to a reduction of average mutual fund assets under management, which have a direct effect on payments to third parties. Our professional fees decreased to $9.3 million for 1999, down $2.3 million or 19.7%, from $11.6 million for 1998, due primarily to a net decrease in legal and professional fees incurred in conjunction with the proposed IPO in 1998, which was partially offset by increased consulting expenses for various technology initiatives. Depreciation and amortization increased to $10.5 million for 1999, up $1.8 million or 20.8%, from $8.7 million for 1998, due primarily to leasehold and information technology write-offs and increased depreciation resulting from new capital expenditures on telecommunication and technology related equipment. Other expenses increased to $20.9 million (as adjusted for the $10.1 million of other expenses included in the Reorganization and IPO Charges) for 1999, up $2.5 million or 13.6%, from $18.4 million for 1998, due primarily to increases in office expenses and travel and entertainment.

    Taxes. Our taxes increased to $39.7 million (as adjusted for the $51.9 million tax benefit resulting from the Reorganization and IPO Charges) in 1999, up $30.2 million compared to 1998. Prior to the Exchange, Neuberger Berman, LLC did not pay United States federal and state taxes because, as a limited liability company, it was treated as a partnership for tax purposes, and our principals were taxed on their proportionate share of Neuberger Berman, LLC's taxable income or loss. Neuberger Berman Management Inc., as an S-Corporation, also did not pay United States federal taxes prior to the Exchange, but was subject to certain state and local taxes, and its shareholders were responsible for their own federal income taxes. Effective with the Exchange, we became subject to federal, state and local income taxes and we file a consolidated federal income tax return. Our effective tax rate after the IPO was approximately 43%.

                        Liquidity and Capital Resources

    Our investment advisory business does not require us to maintain significant capital balances. However, as a result of our broker-dealer activities, our statements of financial condition include higher levels of assets and liabilities than is typical for an investment adviser of our size. Our broker-dealer activities provide financing, trade execution, clearing and custody services for clients of the Private Asset Management, Mutual Fund and Institutional and Professional Securities Services segments.

    Our financial condition is highly liquid with the significant majority of our assets readily convertible to cash. Our receivables from and payables to brokers, dealers and clearing organizations represent either current open transactions that settle within a few days or the activity of securities lending that is collateralized and normally can be closed out within a few days. Our receivables from and payables to clients arise in the normal course of business in connection with cash and margin securities transactions. These client receivables are secured by securities held as collateral.

    Our cash flows provided by operating activities totaled $65.3 million for the quarter ended March 31, 2001, compared to cash flows used in operating activities of $25.1 million for the same period in 2000. The change from the first quarter of 2000 to the same period in 2001 was primarily attributable to client activity in professional investor clearing services, a business conducted within our Professional Securities Services segment. Our cash flows provided by operating activities totaled $81.3 million, $252.2 million and $255.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. The change from 1999 to 2000 was primarily attributable to a net increase in receivables from brokers and dealers resulting from stock lending activities. We expect that cash flows provided by operating activities will continue to serve as the principal source of working capital in our near future.

    Our cash flows used in investing activities totaled $18.9 million for the quarter ended March 31, 2001, compared to $7.4 million for the same period in 2000. The increase in the first quarter of 2001 was primarily due to the acquisitions of Executive Monetary Management, Inc. and Fasciano Company, Inc. Our cash flows used in investing activities totaled $29.4 million, $17.5 million and $11.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increase in 2000 was due to the acquisition of the private asset management business of Delta Capital Management LLC and an increase in capital expenditures for furniture, equipment and leasehold improvements.

    Our cash flows used in financing activities totaled $10.4 million for the quarter ended March 31, 2001, compared to $14.4 million for the same period in 2000. The decrease from the first quarter of 2000 was primarily attributable to the issuance of common stock and lower treasury stock repurchases in the same period in 2001. Our cash flows used in financing activities totaled $54.9 million, $194.0 million and $296.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. The decrease in 2000 was primarily attributable to the net effect from capital distributions and common stock issuance in 1999 related to the IPO.

    On May 4, 2001, in a transaction exempt from registration under the Securities Act of 1933, as amended, we issued $175 million principal amount at maturity of zero-coupon convertible senior notes due 2021, resulting in gross proceeds of approximately $151 million. The net proceeds to us from the zero coupon senior convertible note offering, after deducting commissions, discounts and estimated expenses, were approximately $147 million. The issue price represents a yield to maturity of 0.75% per year with an initial conversion premium of 30%. Each $1,000 principal amount at maturity of the zero coupon senior convertible notes is convertible into 9.2586 shares of our common stock upon the occurrence of any of the following events:

    . the closing prices of our stock on the NYSE exceed specified levels;

    . we elect to redeem the convertible securities;

    . we take certain corporate actions, such as the declaration of an extraordinary dividend; and

    . the credit rating of the zero coupon senior convertible notes by Standard and Poor's is below investment grade.

We may redeem the convertible securities for cash on or after May 4, 2006, at their accreted value. We may be required to repurchase the convertible securities at the accreted value thereof, at the option of the holders on May 4 of 2002, 2004, 2006, 2011 and 2016. We may choose to pay for such repurchases in cash or shares of our common stock. We will use the proceeds of the zero coupon senior convertible note offering for general corporate purposes, including share repurchases. We intend to use a portion of these proceeds to repurchase shares from a limited number of our former principals as discussed more fully above under "Prospectus Summary--The Concurrent Repurchase." In connection with the convertible offering, we received a BBB+ rating from Standard and Poor's. This credit rating enables us opportunistically to access the capital markets for additional liquidity should the need arise.

    It is our policy to monitor and evaluate continuously the adequacy of our capital. We have consistently maintained net capital in excess of the regulatory requirements for broker-dealers prescribed by the SEC and other regulatory authorities. At March 31, 2001, our regulatory net capital exceeded the minimum requirement by approximately $170 million. At December 31, 2000, our regulatory net capital exceeded the minimum requirement by approximately $179 million. Rule 15c3-1 imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. In addition, the debt covenants related to Neuberger Berman, LLC's outstanding $35 million subordinated note include certain covenants that limit the percentage by which the aggregate unpaid principal amount of that subsidiary's subordinated liabilities exceed its total regulatory capital and impose a dollar amount below which its total ownership equity cannot fall. We believe that our cash flow from operations, existing committed and uncommitted lines of credit and the net proceeds from our recently completed zero coupon senior convertible note offering will be more than adequate to meet our anticipated capital requirements and debt and other obligations as they come due.

    Our Board of Directors has authorized repurchases of up to $125 million of our common stock from time to time in open market and/or private purchases. The acquired shares may be used for corporate purposes, including stock option awards and shares issued to employees under our employee stock purchase plans. As of May 31, 2001, we had repurchased 1,378,158 shares of common stock since the inception of the program for an aggregate of approximately $51 million. We used cash flows from operations to fund the purchases of these shares. In the future, we may also use a portion of the net proceeds from our zero coupon senior convertible note offering to fund additional repurchases under the program.

                                 Looking Ahead

    During the year ending December 31, 2001, we intend to carry on our strategic plan to grow our asset management business. We plan to continue to take advantage of the growth opportunities in the high net worth market by utilizing our expanded national sales force and by aggressively pursuing additional investment management teams. In addition to adding investment management teams, we will continue to evaluate, where appropriate, strategic acquisitions of, or joint ventures with, companies that would add new product and services offerings, investment capabilities or distribution channels.

          Quantitative and Qualitative Disclosures About Market Risk

    Our risk management policies and procedures have been established to identify, monitor and manage risk continuously. The major types of risk that we face include credit risk and market risk.

    Credit risk is the potential for loss due to a client or counterparty failing to perform its contractual obligations. In order to mitigate risk, our policy is to monitor the credit standing of our clients and maintain collateral to support margin loans to our clients.

    A significant portion of our revenues is based upon the market value of assets under management. Accordingly, a decline in the prices of securities generally, or client withdrawals of assets under management, may cause our revenues and income to decline.

    Interest rate risk is the possibility of a loss in the value of financial instruments from changes in interest rates. Our primary exposure to interest rate risk arises from our interest earning assets (mainly securities purchased under agreements to resell and receivables from brokers, dealers and clearing organizations) and funding sources (bank loans, subordinated liabilities and payables to brokers, dealers and clearing organizations).

    Equity price risk generally means the risk of loss that may result from the potential change in the value of a financial instrument as a result of absolute and relative price movements, price volatility or changes in liquidity, over which we have no control. Our market making activities expose our capital to potential equity price risk. To mitigate this risk, we impose strict investment limits on both the trading desk and individual traders. Moreover, our monthly average net long position for our market making activities was $1.3 million during the quarter ended March 31, 2001 and $2.1 million during the quarter ended March 31, 2000. Our monthly average net long position for our market making activities was $1.4 million during the year ended December 31, 2000 and $2.0 million during the year ended December 31, 1999.

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

                                   BUSINESS

                                   Overview

    Neuberger Berman, with its subsidiaries, is an investment advisory firm with $59.2 billion in assets under management as of May 31, 2001. For more than 60 years, the firm and its predecessor companies have provided clients with a wide array of investment products, services and strategies. We conduct our business through our subsidiaries, including Neuberger Berman, LLC and Neuberger Berman Management Inc., both of which are registered investment advisers and broker-dealers. Neuberger Berman, LLC is also a member of the NYSE. As of June 5, 2001, we conducted our business from 18 offices in 16 cities.

    We were founded in 1939 to be a premier provider of investment products and services to high net worth individuals. We have built upon the qualities that have made us successful in the high net worth market to establish a strong presence in the mutual fund and institutional marketplaces, and to provide estate planning and trust services through several trust company subsidiaries. Our clients include individuals, institutions, corporations, pension funds, foundations and endowments.

    We believe that one of our chief competitive advantages is our dedication to asset management, and in particular, asset management for high net worth individuals. To build on this competitive advantage, we are actively pursuing new hires and acquisitions, including the addition of money management teams with existing client relationships, as well as expanding our national sales force.

    In October 1999, we completed an IPO of our common stock. As of May 31, 2001, our former principals and their affiliates and our employees held approximately 84% of our common stock. After giving effect to this offering and our concurrent repurchase of shares of our common stock described below, they would have held approximately 76% of our outstanding common stock as of that date (74% assuming the exercise in full of the underwriters' over-allotment option).

                              Recent Developments

    In December 2000, we completed the acquisition of the private asset management business of Delta Capital Management LLC, which added approximately $536 million to our assets under management as of December 31, 2000.

    During 2000, we opened three new sales offices in Houston, Philadelphia and Tampa; and in June of 2001, we opened a sales office in Washington, D.C. We increased our national sales force of Client Consultants, from 28 professionals at the end of 1999 to 38 as of December 31, 2000. This national sales force generated $807 million in new assets under management in 2000 and $400 million in new assets under management in the first quarter of 2001.

    During the first quarter of 2001, we added three experienced money management teams from other institutions, which added approximately $1.5 billion in assets under management as of March 31, 2001.

    We completed the acquisition of Executive Monetary Management, Inc. ("EMM"), a wealth management firm for high net worth individuals, in the first quarter of 2001, at which time EMM became a wholly owned subsidiary of Neuberger Berman Inc. As of March 31, 2001, clients for whom EMM performs various services had in the aggregate approximately $1.7 billion of investable assets. EMM has a strong following among senior executives and leaders within the entertainment, finance and legal communities. We expect our resources to allow EMM to expand its products and services, as well as its client base. In turn, we believe EMM will strengthen our presence in the highly specialized market of upper echelon wealth.

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    In January 2001, we received a national bank charter and opened the
Neuberger Berman National Trust Company, headquartered in Seattle, Washington. We believe that the combination of our trust capabilities, our clearing capabilities and information systems, and our money management expertise will enhance our ability to attract new clients, retain existing clients' assets and cross-sell products and services.

    Additionally, we continue the ongoing program of diversification in our mutual fund business. In March 2001, we acquired the assets of Fasciano Company, Inc., an investment manager which, through Michael Fasciano, managed the Fasciano Fund, a small-cap blend mutual fund. As of March 31, 2001, the Fasciano Fund had $192 million in assets.

                 Asset Management and Investor-Related Trends

    Managing wealth is one of the fastest growing segments of the financial services industry. According to the Merrill Lynch/Gemini Consulting World Wealth Report 2001, the high net worth market in North America, defined as individuals with more than $1 million in liquid financial assets, totaled $8.8 trillion in 2000 and is expected to grow at an annual compound growth rate of 8.1% through 2005, reaching $13.0 trillion.

    We believe the following factors impacting investor behavior will be key drivers of this growth:

    . Current market volatility has led self-directed individuals to an increased appreciation of the value of professional investment advice.

    . High net worth clients are expanding their requirements of financial service firms to provide comprehensive wealth management services including objective investment policy design, manager selection and oversight, and family office administration in addition to investment advice.

    . As affluent baby boomers age, they have an increasing awareness of the need to manage and preserve wealth, as well as to provide for the future through appropriate estate planning for the transfer of wealth across generations.

    . The public has become increasingly sophisticated due to the vast amount of investment-related information that is now available through the media and the Internet. As investors become more adept at employing new information technologies, they are requiring financial service providers to create value added services such as user friendly tools that facilitate an efficient and organized window to this wealth of information as well as real-time access to their personal account information.

    In addition to these investor-related trends, we have observed the following changes affecting the general profile of the financial services industry in the United States:

    . The industry is refocusing its distribution strategies from a transactional orientation to one of cultivating client relationships built around fee-based products and services.

    . Recently enacted tax legislation, which allows for increased contributions to retirement accounts, will accelerate the growth of retirement savings. In addition, investing these assets will emphasize the need for a wide range of money management products to be distributed through broad and varied distribution channels.

    . As a result of increased access to information once generally limited to the financial professional, clients now demand portfolio diversification and asset allocation, which until recently were considered an option, not an imperative. This has led many firms to embrace open architecture structures such as wrap products that allow diversification through

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      customized asset allocation models that are then realized through "best of breed" products. Moreover, both individual and institutional investors are no longer satisfied with research with an underlying bias. We believe that they want objective research that is not compromised by other institutional relationships.

    . Technology and the increasingly global outlook of world economies have created opportunities to both transact business and form strategic alliances across borders with growing ease. As this globalization evolves, more clients are embracing the advice of investment professionals to include global and international investments as part of a sound diversified portfolio.

    We believe we are well positioned to meet investor expectations and deliver the products and services that will differentiate us in the marketplace and enable us to capitalize on the potential growth in assets under management these trends may yield.

                                 Our Strategy

    Capitalize on Opportunities in the Growing High Net Worth Market. With our brand name, the broad spectrum of our investment styles and our commitment to personalized service, we believe that we are well positioned to take advantage of growth in the high net worth market. Our principal initiatives to generate growth are:

    . Grow Assets Under Management Through Expanded National Sales Force.
      Having expanded our national sales force to 38 professionals and increased the number of our regional offices to 13, we seek to continue to grow assets under management through this experienced and larger sales force. In 1999 and 2000, our national sales force generated $640 million and $807 million, respectively, of assets under management. For the first quarter of 2001, our sales force added $400 million in new assets under management.

    . Selectively Continue to Add Experienced Money Management Teams Through
      Direct Hiring and Acquisitions. In the first quarter of 2001, three experienced money management teams joined our firm. They have added approximately $1.0 billion of assets under management to our Private Asset Management segment and approximately $500 million of institutional equity separate account assets to our Mutual Fund and Institutional segment. In December 2000, we completed the acquisition of the private asset management business of Delta Capital Management. By continuing to add experienced money management teams, we believe we will expand our investment capabilities and continue to increase our assets under management.

    . Build Our Wealth Management Business. We seek to promote asset retention from generation to generation through our trust companies and to provide related products and services in the highly specialized market of upper echelon wealth. In the first quarter of 2001, we received a national bank charter and established our national trust company, and also acquired EMM.

    Expand Mutual Fund and Distribution Capabilities. We have realized growth in our mutual funds from the addition of new distribution channels and strengthened relative investment performance. We believe that further opportunities for growth will result by focusing on developing strategic alliances and diversifying investment products for this market, as well as from the following initiatives:

    . Defined Contribution Plan Administrators. We seek to establish new relationships with defined contribution plan administrators. With Congress' passage of the new tax bill, which

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      provides for increased contributions to retirement accounts, we would expect growth from our existing relationships. As of March 31, 2001, we had strategic alliances with 84 administrators of defined contribution plans.

    . Providers of Variable Insurance Products. We also seek to expand our relationships with insurance companies that offer variable annuity and variable life insurance products that invest in our mutual funds. As of March 31, 2001, we had relationships with 41 insurance companies offering these variable products.

    . Build Wrap Fee Program Participation. We seek to continue to expand the number of sponsors of our wrap fee equity programs, as well as increase the variety of investment styles available through this distribution channel. We manage assets for ten sponsors of wrap fee programs, including three of the four largest programs. We believe that wrap fee programs represent asset growth opportunities.

    . Further Diversify Product and Service Offerings. We continue to seek to complement our existing product offerings through the internal development or acquisition of new investment capabilities. In the past, we have relied primarily on our domestic equity products. Currently we offer equity, international equity, balanced, domestic and international fixed income and money market products. Historically, we have primarily followed the value style of investing, but we now have portfolio managers who follow growth or blended styles of investing. In March 2001, we completed the acquisition of the assets of Fasciano Company, Inc., which was the investment advisor for the Fasciano Fund. In a related transaction, that fund reorganized into the Neuberger Berman Fasciano Fund, a small-cap blend fund, which at closing had approximately $186 million in assets under management. We believe a broader array of products will increase our ability to obtain additional assets under management by attracting new clients and through cross-selling to existing clients.

    Continue to Grow Professional Securities Services. Using our infrastructure, net revenues after interest expense of our Professional Securities Services segment have grown by 34% from year-end 1998 to year-end 2000. We seek to continue to leverage our asset management infrastructure to provide services to the professional investment community without a commensurate increase in expenses.

    . Increase the Number of Correspondent Clearing and Prime Brokerage
      Clients. We view the Correspondent Clearing and Prime Brokerage Client business as an incremental revenue opportunity, and will continue using our advanced systems to provide correspondent clearing and prime brokerage services to the professional investment community. Our dedicated Marketing Group continues to target high quality, established, registered investment advisors and hedge funds, as well as broker-dealers with similar clientele to ours.

    . Increase Sales of Research. Our dedicated Research Group continues to provide its independent research reports to our Private Asset Management and Mutual Fund and Institutional businesses, and makes these reports available to third-party investment managers, who generally place trades through us if they decide to buy or sell securities based upon our research. Because we are not an investment bank, we believe that our analysts' reports are unbiased.

    Pursue Strategic Acquisition and Joint Venture Opportunities. In addition to adding investment teams, we will evaluate strategic acquisitions of, or joint ventures with, companies that would add new products and services, investment capabilities or distribution channels for our clients. It is our intent that transactions that we consummate be both strategic and accretive to earnings.

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                               Business Segments

    Our principal businesses include:

    . Private Asset Management

    . Mutual Fund and Institutional

    . Professional Securities Services

    A fourth segment, "Corporate", was introduced during the fourth quarter of 2000, to reflect certain corporate results that were previously allocated primarily to our Professional Securities Services segment.

    We derive our revenues primarily from investment advisory and administrative fees, which are based on assets under management. Our fee revenue is supplemented by commissions and by income from our Professional Securities Services segment. We believe our business has attractive margins for several reasons:

    . the majority of our assets under management are held in equity accounts, which carry higher fees than fixed-income accounts;

    . 58.2% of our pre-tax earnings in 2000 and 61.3% of our pre-tax earnings in the first quarter of 2001 were derived from our higher-margin Private Asset Management segment; and

    . we have effectively leveraged our franchise and infrastructure to enhance profitability by developing complementary businesses such as correspondent clearing and prime brokerage services.

Private Asset Management

    Our Private Asset Management segment provides customized investment management services for high net worth individuals, families and smaller institutions. It represented 58.2% of net income before taxes in 2000 and 61.3% of net income before taxes in the first quarter of 2001.

    Assets under management in this segment were $22.8 billion as of March 31, 2001, including assets managed for clients of the Trust Companies. In the first quarter of 2001, we experienced net cash inflows of $1.4 billion for our Private Asset Management segment, which includes approximately $1.0 billion from three experienced money management teams that joined us during the quarter, and increased sales by our sales force. These net cash inflows were partially offset by $1.1 billion of market depreciation during the quarter. Net revenues after interest expense for 2000 were $290.7 million. This included $94.0 million in commission revenue, derived principally from listed equity trades executed as broker, on behalf of clients. Net revenues after interest expense for the first quarter of 2001 were $75.9 million, including $23.3 million in commission revenue. In this segment, we managed approximately 14,500 accounts, with an average relationship size of $3.8 million, as of March 31, 2001.

    Private Asset Management includes three areas:

    . Money Management

    . Advisory Services

    . Trust and Wealth Management Services

    Money Management. Since our founding, we have specialized in personalized money management for high net worth investors. Our mission is to provide our clients with the highest caliber investment expertise, supported by outstanding personal service. Unlike many investment firms, we do

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not assign clients to a model portfolio. We tailor each client's portfolio individually, based on investment objectives, planning needs, and risk tolerance. We believe this strategy is best for clients, and it also increases our ability to attract experienced, talented money managers. Our money managers have, on average, more than 25 years of investment experience, and each is free to pursue his or her investment style, subject to compliance oversight. The Private Asset Management segment has enjoyed long-term client loyalty, sometimes spanning several generations.

    Our money managers use a broad spectrum of investment styles, including growth and value for equities, fixed-income and international. They accommodate clients with broadly different objectives or special needs, such as investment restrictions or large holdings of stock options. As of March 31, 2001, we had 66 money managers in our Private Asset Management segment working in 30 teams.

    We vigorously seek to expand our assets under management through internal growth and new clients, as well as through the hiring of experienced money management teams and acquisitions of money management firms. We believe that the acquisition of the private asset management business of Delta Capital Management LLC and the acquisition of EMM, plus the introduction of Neuberger Berman National Trust Company, will increase our ability to expand assets under management. We have hired three teams of senior money managers in the first quarter of 2001. We intend to continue to seek to hire senior money managers and to pursue acquisitions, where appropriate.

    In 2000, we launched an Internet account access feature for Private Asset Management clients. This secure, password-protected site allows clients to view their account statements online, and to make this information available to accountants or other trusted advisors. We believe a robust Internet site is an increasingly important part of our customer service strategy. Accordingly, we are redesigning and upgrading our website, and expect to launch the new site in 2001.

    Advisory Services. We have a national sales force, which is composed of Client Consultants. It is dedicated to growing and supporting our Private Asset Management segment, including our money managers and Trust Companies. Our Client Consultants attract new clients and work with existing clients as liaisons to our money managers. In 2000, we significantly increased the number of our Client Consultants, as well as their geographic penetration. Our Private Asset Management Advisory Services group currently includes 38 professionals supported by 41 client service administrators, working in New York and regional offices in Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Miami, Philadelphia, San Francisco, Tampa, Washington, D.C. and West Palm Beach.

    Our Client Consultants are highly trained professionals and their average industry experience is 16 years. They work closely with our clients to develop customized asset allocation, trust services, estate and tax planning strategies. Our Client Consultants also frequently work with our clients' accountants and attorneys as part of a financial advisory team, and they cultivate relationships with these professional advisors. New assets generated by our national sales force grew from $640 million in 1999 to $807 million in 2000. For the first quarter of 2001, our sales force added $400 million in new assets under management.

    Trust and Wealth Management Services. The Private Asset Management segment also includes Neuberger Berman National Trust Company, for which we received a national bank charter in January 2001, as well as trust companies in New York, Delaware and Florida. Our trust companies integrate our investment management expertise with a wide variety of services for high net worth individuals, wealthy families and family offices. These services include:

    . Retirement, Gift and Estate Tax Planning

    . Trust Administration

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    . Investment Policy Design, Manager Selection and Oversight

    . Executor Services

    . Charitable Gift Planning

    . Retirement Plans and IRA Administration

    Our Trust Companies provide multi-jurisdictional trust, partnership and estate administration services. They oversee and monitor investments by affiliated and non-affiliated portfolio managers. Our Trust Companies deliver a broad range of trustee services for employee benefit plans of corporations and other for-profit institutions. Through our Trust Companies we also provide investment and administration services for charities' planned giving programs.

    In connection with the establishment of our National Trust Company, we have hired several senior executives. In cooperation with our expanded national sales force, we intend to market our trust capabilities more aggressively in 2001.

Mutual Fund and Institutional

    Our Mutual Fund and Institutional segment includes our family of mutual funds, institutional separate account products and broker-advised products (wrap accounts), which we offer to a wide array of clients, from the smallest individual investors to the largest institutions. This segment represented 31.9% of net income before taxes in 2000 and 32.7% of net income before taxes in the first quarter of 2001.

    Our Mutual Fund and Institutional segment generated net revenues after interest expense of $226.1 million, which represented 36.7% of our net revenues after interest expense in 2000. For the first quarter of 2001, this segment generated net revenues after interest expense of $55.2 million, which represented 35.6% of our net revenues after interest expense for the quarter.

    Despite volatility in the securities markets in 2000, our assets under management in this segment increased by $116 million from December 31, 1999 to $33.0 billion as of December 31, 2000. We experienced net cash outflows for our Mutual Fund and Institutional segment of $1.2 billion in 2000. The outflows occurred almost entirely in the first quarter, with most of it coming from one sector, the traditionally lower margin institutional fixed-income separate accounts business. Cash flows from our Mutual Fund and Sub-advised Account business were positive by $546 million for 2000.

    Assets under management in this segment were $32.0 billion as of March 31, 2001. During the first quarter of 2001, we experienced net cash inflows of $905 million for our Mutual Fund and Institutional segment, which included approximately $500 million of institutional equity separate account assets related to the addition of a money management team and $192 million related to the acquisition of the assets of Fasciano Company, Inc. These net cash inflows were more than offset by approximately $1.9 billion of market depreciation in the first quarter of 2001, primarily in our mutual fund and sub-advised account business.

    The mutual funds and portfolios in this segment cover a large range of asset types, investment styles and market capitalization ranges. These include large-cap, mid-cap and small-cap equity products, incorporating value, growth and blend investment styles as well as international and socially responsive products. Also in this business segment we offer balanced, fixed-income and money market products. We make our funds available directly to investors, without a sales load, and through third parties and sub-advisory relationships.

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    Mutual Fund and Institutional includes three areas:

    . Mutual Fund and Sub-advised Accounts

    . Institutional Separate Accounts (Equity and Fixed-Income)

    . Consultant Services Group (Wrap accounts)

    Mutual Fund and Sub-Advised Accounts. As of March 31, 2001, we managed a total of $18.3 billion in assets in Mutual Funds and Sub-advised Accounts. We currently manage 27 mutual funds (the "Funds") as both adviser and sub-adviser based on 27 investment portfolios that span the range of our investment strategies. We also acted as sub-adviser for 17 additional mutual funds for non-affiliated financial services companies. Net revenues after interest expense for our Mutual Fund and Sub-advised Account business were approximately $158.0 million in 2000 and approximately $39.0 in the first quarter of 2001, consisting primarily of investment advisory and administrative fees and commissions. In addition to advisory and sub-advisory fees, we also derive revenues from administrative and service fees for accounting services, general mutual fund administration (such as coordinating board meetings, compliance programs and prospectuses, annual and semi-annual reports) and shareholder services. Approximately 52% of the commissions paid by the Funds in 2000 were paid to Neuberger Berman, LLC for executing listed equity trades as broker.

    In 1999 and 2000, we introduced new mutual funds and portfolio products. Building upon our goal to diversify the types of mutual funds that we offer, we launched the Neuberger Berman Technology Fund in 2000, which is managed by our Boston-based Growth Equity Group. In 1999, we launched the Century Fund, a large-cap growth fund, and the Regency Fund, a mid-cap value fund. We launched the Neuberger Berman Fasciano Fund, a small-cap blend mutual fund, at the end of the first quarter of 2001.

    We offer 19 of our Funds directly to the public with no sales charge. These include growth, value and blend investment styles across all capitalization ranges, as well as international, socially responsive and fixed-income portfolios. We managed assets in direct-sold no load mutual funds that totaled $9.7 billion as of March 31, 2001.

    We also make our Funds available through mutual fund supermarkets, broker-dealers, banks and most recently through our Internet site, where mutual fund investors can access account information and buy, sell and exchange Fund shares. The site also has Fund prospectuses and applications, daily share prices and performance, as well as articles and educational materials. We believe a dynamic Internet site is an increasingly important part of our customer service strategy. We are redesigning and upgrading our website, and anticipate launching the new site in 2001.

    Strategic alliances are an increasingly important distribution channel. As of March 31, 2001, we had alliances with 84 administrators of defined contribution plans (such as 401(k), 403(b) and nonqualified deferred compensation plans). These alliances allow us, as investment adviser, and these administrators, as record-keepers and plan participant service providers, to perform the task each of us is best suited to carry out. Defined contribution plan assets under management in our Funds were $4.0 billion as of March 31, 2001.

    We also had relationships with 41 insurance companies that offer variable annuity and variable life insurance products that may be invested, at the direction of policy holders, in certain of our Funds. As of March 31, 2001, assets under management in our Mutual Fund and Sub-advised Account business included $2.2 billion in assets related to these insurance products.

    During 2000, the operational structure of most of our Funds was reorganized to realize certain efficiencies and cost savings. The multi-class structure our Funds adopted is common in the mutual

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fund industry. This reorganization did not alter any of the Funds' investment programs. The remainder of our Funds reorganized in February 2001.

    In addition, assets under management in sub-advised funds for non-affiliated financial services companies grew from $1.7 billion at December 31, 1999 to $2.4 billion at March 31, 2001. Our continuing efforts to expand this business have been successful, and we have established relationships with some of the leading financial services companies.

    In July 1999, we launched the Fund Advisory Service, which is designed for the relatively affluent investor and the retirement market. This discretionary investment advisory program offers professional portfolio management and consolidated record-keeping to mutual fund investors seeking to build and monitor a customized portfolio of mutual funds from well-known fund groups, including our own Funds and mutual funds managed by third parties.

    When third parties make our products available to their clients, we generally pay the third parties for record-keeping, sub-accounting or other services that they perform with respect to assets that are invested, either directly or indirectly, in the Funds.

    Institutional Separate Accounts (Equity and Fixed-Income). As of March 31, 2001, we managed $11.7 billion of institutional separate account assets. We manage over 380 institutional domestic, international and global equity, balanced, fixed-income and cash management separate account portfolios. Net revenues after interest expense for the institutional separate account business were $60.4 million in 2000 and $14.4 million in the first quarter of 2001, consisting primarily of investment advisory fees and commissions. Assets under management in the separate accounts business dropped significantly in 2000, but the loss was almost entirely accounted for by fixed-income accounts. We attribute the decline to intense competition in this area and the decision by a small number of our larger clients to shift to different fixed-income strategies offered by other managers. Assets under management in the separate accounts business increased slightly in the first quarter of 2001, evenly distributed between fixed-income and equity accounts.

    Some of our institutional separate account clients include: defined benefit and defined contribution plans for corporations and municipalities, Taft-Hartley plans, insurance companies, endowments and foundations, mutual funds sponsored by third parties and hospital and health care organizations.

    We offer 13 different equity investment styles to institutional investors, including small-, small/mid-, mid- and large-capitalization value and growth strategies. Additionally, we offer socially responsive, technology, international, global and emerging market equity portfolios.

    In fixed-income separate accounts, we offer 14 different investment strategies for clients, including varieties of cash management, limited maturity, high yield, municipal, broad investment grade, opportunistic core and international. As bond managers, we are value oriented and use sector rotation and security selection to earn incremental yield. We use active duration management and volatility analysis to control risk, and, depending on market conditions, to protect principal or add capital appreciation.

    Consultant Services Group (Wrap Accounts). As of March 31, 2001, we managed $2.0 billion of wrap account assets. We act as investment adviser to more than 5,600 accounts through 10 wrap account programs sponsored by third party banks and brokerage firms. Net revenues after interest expense for the wrap account business were $7.7 million in 2000 and $1.8 million for the first quarter of 2001, consisting primarily of investment advisory fees. Although assets under management remained constant, the number of accounts and our revenues in this business declined in 2000. We

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believe the reduction in our fee revenue was due to the distribution leverage of third party banks and brokerage firms. During the first quarter of 2001, wrap accounts had net cash inflows of $205 million and for the first time reached $2 billion in assets under management.

    Wrap account programs, which are designed to meet the needs of individuals and smaller institutions, offer comprehensive investment management services under a single fee structure covering all charges, including investment management, brokerage, custody, record-keeping and reporting.

    We have relationships with three of the four largest sponsors of wrap account programs. The sponsors offer mutual fund wrap programs as well as separate account wrap programs. We provide portfolio management for both types of programs, in a variety of investment styles, including value, growth and international, in small-, mid- and large-capitalization stocks. We formed some new relationships with sponsors in 2000, and intend to keep seeking new relationships, as well as to increase the variety of investment styles that we offer through this channel.

Professional Securities Services

    Our Professional Securities Services segment leverages our asset management infrastructure to provide services to the professional investment community. Our Professional Securities Services segment represented 14.9% of net income before taxes in 2000 and 14.4% of net income before taxes in the first quarter of 2001.

    Our Professional Securities Service clients call upon us for trade execution, clearing, custody, margin financing, portfolio reporting and trust services, as well as consulting advice. We act as market maker for approximately 150 securities traded primarily on the Nasdaq National Market System. We also provide our research to about 200 outside investment managers. Because these services are based upon the capabilities and resources developed for our asset management businesses, we generally can provide these services at a modest incremental cost. Net revenues after interest expense for Professional Securities Services significantly increased to $100.3 million in 2000 from $76.6 million in 1999. Net revenues after interest expense for Professional Securities Services segment were $25.7 million in the first quarter of 2001.

    Professional Securities Services includes three areas:

    . Professional Investor Clearing Services

    . Research Sales

    . Other Activities

    Professional Investor Clearing Services. As of March 31, 2001, we provided prime brokerage services to 62 private investment partnerships, registered investment advisers and family offices. We provided correspondent clearing services to 13 introducing brokers. These services include trade execution, custody, clearance and settlement, margin financing and the borrowing of securities to meet short sale obligations, portfolio reporting and consulting advice regarding communications and information technology required to operate a small financial concern. In some instances, we provide our clients with the use of a fully equipped office facility. A dedicated sales team markets these services directly and through advertising in trade publications. We also seek to cross-sell our other services to these clients, including research sales and trust and custody services.

    Professional Investor Clearing Services net revenues after interest expense were $45.0 million for the year ended December 31, 2000 and $13.0 million for the first quarter of 2001. These net revenues consisted primarily of commissions, clearance fees and net interest income.

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    Research Sales. Our centralized research department regularly prepares and updates research reports for our Private Asset Management and Mutual Fund and Institutional businesses. Nine sales professionals in the research sales group also make these research reports available to approximately 200 third-party investment managers. If these third-party managers decide to buy or sell securities based on this research, they usually place their trades through us, although they have no obligation to do so. The research sales group also includes eight traders who execute these brokerage transactions. Through our corporate relationships, we participate as part of selling groups in public offerings of securities (we do not participate in such offerings, however, for our advisory clients). Research Sales net revenues after interest expense were $19.3 million for the year ended December 31, 2000 and $4.5 million for the first quarter of 2001. These net revenues consist primarily of commissions.

    Other Activities. Professional Securities Services also includes market making activities, custody and record keeping services and treasury management. We act as market maker for approximately 150 securities traded primarily on the Nasdaq National Market System, buying or selling such securities as principal. We impose strict limits on the trading desk and the individual traders to control our risk. We provide custody and record keeping services to clients of our trust companies. We also generate net interest income by managing cash available as a result of our broker-dealer activities. Net revenues after interest expense for these activities were $36.0 million for the year ended December 31, 2000 and $8.2 million for the first quarter of 2001. These net revenues consist primarily of principal transactions in securities, net interest income and custody income. In the first quarter of 2001, we hired a team of seven individuals to help expand our global securities lending business in order to better support the activities of our professional investor clearing services clients.

                        Investment Process and Research

    Our portfolio managers generally base their decisions on fundamental research, attempting to make knowledgeable judgments about the investment merits of industry groups and specific companies. Our centralized research department supports all of our investment professionals. Organized primarily by industry, our securities analysts are responsible for understanding developments within the companies and industries they follow. To do this, they meet with senior management of companies they follow and interview customers and competitors of those companies. In some cases, they employ specialized consultants and develop earnings and cash flow estimates. At March 31, 2001, there were 14 analysts in the research department, supported by 19 associate analysts. They follow more than 500 companies.

    In addition to our centralized research department, many of our investment groups employ dedicated analysts who focus on securities of particular interest to their specific investment approach. Their research is augmented by an established program of on-site visits between our portfolio managers and analysts and the senior managements of corporations. Hundreds of such meetings occurred in 2000. They provide the portfolio managers and analysts with valuable insight and perspective into a company's business, management strategy and financial prospects. We believe that our long-standing dedication to unbiased, fundamental research distinguishes us from many of our competitors. Ultimately, each money manager is responsible for stock selection, tax sensitivity and the timing of purchases and sales of securities. This permits the manager to adhere to his or her investment style and to respond quickly to market opportunities or risks. This flexibility allows our money managers to do what they believe is best for our clients, without the administrative delays of a system where an investment committee dictates security selection.

                            Technology Initiatives

    Technology is critical to our mission of superior investment performance and excellent customer service. We invest in information systems and have also launched a major Internet initiative, in each case, to enhance clients' and prospects' experience with us. As part of this initiative, we expect to launch a new website in 2001. The site's architecture is based on a highly dynamic database of information that provides a different experience for every user. Whether the user is a mutual fund investor or a high net worth client or an institutional investor, the new website is designed to present information appropriate to the user's needs, including account access, investment information and new products or services that we provide. The site will target existing clients and prospects for all of our core businesses. It will also have content targeted to the financial advisors who work with our clients' accounts. Each user will be invited to personalize the site to provide the most relevant information. The unifying theme of the site will be our commitment to personalized investing and excellent customer service. We have committed resources to the creation of this website because we believe it will keep us at the forefront of today's rapidly changing investment marketplace.

                                  MANAGEMENT

    Set forth below is information concerning our directors and executive officers as of May 31, 2001.

Name               Age Position
----               --  --------
Lawrence Zicklin.. 65  Chairman of the Board of Directors
Richard A. Cantor. 68  Vice Chairman of the Board of Directors
Marvin C. Schwartz 59  Vice Chairman of the Board of Directors
Jeffrey B. Lane... 58  President, Chief Executive Officer and Director
Nathan Gantcher... 60  Director
David W. Glenn.... 57  Director
Michael M. Kassen. 48  Executive Vice President, Chief Investment
                       Officer and Director
Arthur Levitt, Jr. 70  Director
Jon C. Madonna.... 58  Director
Robert Matza...... 44  Executive Vice President, Chief Operating
                       Officer and Director
Jack H. Nusbaum... 60  Director
Heidi L. Schneider 47  Executive Vice President and Director
Matthew S. Stadler 46  Senior Vice President and Chief Financial
                       Officer
Peter E. Sundman.. 41  Executive Vice President and Director

    All directors are elected annually to serve until our next meeting of stockholders and thereafter until their successors are elected and qualified. Executive officers are appointed by and serve at the pleasure of our Board of Directors. A brief biography of each director and executive officer follows.

    Lawrence Zicklin has been the non-executive Chairman of the Board of Directors of Neuberger Berman Inc. since October 1999. Mr. Zicklin served as the Managing Principal and Chief Executive Officer of Neuberger Berman, LLC from 1996 through October 1999, and Managing Partner of its predecessor from 1975 through 1996. He was a Director of Neuberger Berman Management Inc. from 1974 through February 2001. He joined our organization in 1969. Mr. Zicklin is Chairman of the Board of Baruch College Fund and Chairman of the Board of UJA/Federation of New York. He is also a Director of BZL Biologies, Inc. and Liquidnet Inc.

    Richard A. Cantor has been a non-executive Vice Chairman of the Board of Directors of Neuberger Berman Inc. since October 1999. Mr. Cantor oversaw our mutual fund and institutional business from 1991 through October 1999 and served as Executive Principal of Neuberger Berman, LLC from 1996 through October 1999. He was a Director of Neuberger Berman Management Inc. from 1988 through February 2001, and its Chairman from 1991 through May 2000. He joined our organization in 1973.

    Marvin C. Schwartz has been a Vice Chairman of the Board of Directors of Neuberger Berman Inc. since October 1999. Mr. Schwartz joined our organization in January 1961 and has been a senior portfolio manager in the Private Asset Management business since 1967. Mr. Schwartz was a Director of Neuberger Berman Management Inc. from December 1990 to April 1996.

    Jeffrey B. Lane has been President and Chief Executive Officer of Neuberger Berman Inc. and Neuberger Berman, LLC, and a Director of Neuberger Berman Inc. since October 1999. He has been a Director of Neuberger Berman Management Inc. since February 2001. Mr. Lane served as Chief Administrative Officer of Neuberger Berman, LLC from July 1998 through October 1999. Mr. Lane was a Director of Neuberger Berman Trust Company from June 1999 through November 2000. He was previously employed by Primerica Corp. (subsequently known as Travelers Group Inc.) from February 1990 until July 1998, where he served in several capacities, including President of Primerica Holdings from February 1990 to February 1991, Vice Chairman of Smith Barney Inc. (then a subsidiary of Primerica) from February 1991 through December 1995, and Vice Chairman of Travelers Group from January 1996 to July 1998.

    Nathan Gantcher has been a Director of Neuberger Berman Inc. since January 2001. Mr. Gantcher has been a private investor since October 1999. From 1997 to September 1999, Mr. Gantcher served as Vice Chairman of CIBC World Markets. From 1983 to 1997, Mr. Gantcher was employed by Oppenheimer & Co., Inc. where he served in several capacities, including President, Chief Operating Officer and Co-Chief Executive Officer. Mr. Gantcher is also a Director of ClickSoftware, Inc. and Mack-Cali Realty, L.P.

    David W. Glenn has been a Director of Neuberger Berman Inc. since December 1999. Mr. Glenn is currently Vice Chairman, President and Chief Operating Officer of the Federal Home Loan Mortgage Corporation. He has been Vice Chairman of the Federal Home Loan Mortgage Corporation since June 2000, President since 1990 and Chief Operating Officer since November 1989. Mr. Glenn has also been a Director of the Federal Home Loan Mortgage Corporation since 1990.

    Michael M. Kassen is an Executive Vice President and the Chief Investment Officer of Neuberger Berman Inc. and Neuberger Berman, LLC as well as a Director of Neuberger Berman Inc., and has held those positions since October 1999. Mr. Kassen joined our organization in June 1990 as a portfolio manager. He was a partner of Neuberger Berman, LLC from 1993 through 1996, when he became a principal. In addition, he has been a Director of Neuberger Berman Management Inc. since April 1996, and Chairman of that company in May 2000. Mr. Kassen was Executive Vice President and Chief Investment Officer of Neuberger Berman Management Inc. from November 1999 until May 2000, and held the office of Vice President of that company from June 1990 until November 1999.

    Arthur Levitt, Jr. has been a Director of Neuberger Berman Inc. since May 2001. Mr. Levitt is currently Senior Advisor to the Carlyle Group. From July 1993 to February 2001, Mr. Levitt was Chairman of the Securities and Exchange Commission. Before joining the Securities and Exchange Commission, Mr. Levitt owned Roll Call, a Washington D.C. newspaper that covers Capitol Hill. From 1989 to 1993, he served as the Chairman of the New York City Economic Development Corporation, and from 1978 to 1989 he was the Chairman of the American Stock Exchange. Prior to joining the AMEX, Mr. Levitt worked for 16 years on Wall Street. Mr. Levitt is also a Director of Bloomberg Ltd.

    Jon C. Madonna has been a Director of Neuberger Berman Inc. since December 1999. Mr. Madonna is currently President of DigitalThink, Inc. as well as a Director. He has been President of DigitalThink, Inc. since 2001 and a Director since January 2000. From 1998 to December 2000, Mr. Madonna was President and Chief Executive Officer of Carlson Wagonlit Travel. From 1997 to 1998, Mr. Madonna was Vice Chairman of Travelers Group Inc. and Vice Chairman of Travelers Property and Casualty. Mr. Madonna also served as Chairman and Chief Executive Officer of KPMG Peat Marwick, USA from 1990 to 1996 and Chairman of KPMG International from 1995 to 1997. Mr. Madonna is also a Director of Tidewater, Inc.

    Robert Matza has been an Executive Vice President and a Director of Neuberger Berman Inc. and Neuberger Berman, LLC since October 1999. He has held the position of Chief Operating Officer of both companies since January 2001, and was Chief Administrative Officer of both companies from October 1999 until January 2001. Mr. Matza has been the head of our Professional Securities Services business since October 1999. Prior to joining our organization as an Operations Principal in April 1999, Mr. Matza was Vice President and Deputy Treasurer of Citigroup Inc. (formerly known as Travelers Group Inc.) from October 1998 to April 1999, and Vice President and Treasurer of Travelers Group Inc. from July 1996 to October 1998. Mr. Matza was previously employed by Lehman Brothers Inc. and Lehman Brothers Holdings Inc. where he served in several capacities, including Chief Financial Officer and Member of the Corporate Management Committee of Lehman Brothers Holdings Inc. from January 1994 to July 1996, Chief Financial Officer and a Director of Lehman Brothers Inc. from January 1994 to July 1996, and Managing Director of Lehman Brothers Inc. from 1992 to July 1996.

    Jack H. Nusbaum has been a Director of Neuberger Berman Inc. since December 1999. Mr. Nusbaum is Chairman of the law firm Willkie Farr & Gallagher, where he has been a Partner for more than 30 years. Mr. Nusbaum is also a Director of W.R. Berkley Corporation, Pioneer Companies, Inc., Prime Hospitality Corp., Strategic Distribution, Inc., Hirschl & Adler Galleries, Inc. and The Topps Company, Inc.

    Heidi L. Schneider has been an Executive Vice President of Neuberger Berman Inc. and Neuberger Berman, LLC, as well as a Director of Neuberger Berman Inc. since October 1999, at which time she also became the head of our Private Asset Management business. Mrs. Schneider has been Chairman of the Board of Directors of Neuberger Berman National Trust Company since January 2001, Chairman of the Board of Directors of Neuberger Berman Trust Company of Delaware since February 2000, and a Director of Neuberger Berman Trust Company, of which she was Chairman of the Board of Directors from September 1999 until January 2001, since September 1999. She joined our organization in January 1986 and, since then, has directed our Private Asset Management national sales and client service force.

    Matthew S. Stadler has been a Senior Vice President and the Chief Financial Officer of Neuberger Berman Inc., Neuberger Berman, LLC and Neuberger Berman Management Inc., since August 2000. From November 1999 to August 2000, Mr. Stadler served as Controller of Neuberger Berman, LLC. Mr. Stadler was previously employed by National Discount Brokers Group from May 1999 until October 1999, where he served as Senior Vice President and Chief Financial Officer. From August 1994 to April 1999, Mr. Stadler was Senior Vice President and Chief Financial Officer of Santander Investment Securities Inc.

    Peter E. Sundman has been an Executive Vice President of Neuberger Berman Inc. and Neuberger Berman, LLC, as well as a Director of Neuberger Berman Inc. and Neuberger Berman Management Inc., and President of the latter entity since October 1999. Mr. Sundman also has been head of the Mutual Fund and Institutional business since October 1999. He was a Senior Vice President of Neuberger Berman Management Inc. from January 1996 through October 1999. Mr. Sundman joined our organization in February 1988, as Director of Institutional Services, a position he held until January 1996.

                      PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth as of May 31, 2001:

    . the name of each director, executive officer, other 5% stockholder and other selling stockholder;

    . the number of shares and the percentage of common stock beneficially owned by each such person before the offering and the concurrent repurchase, if more than one percent;

    . the number of shares of common stock being offered in this offering by each such person and to be repurchased by us promptly following this offering; and

    . the number of shares and the percentage of common stock to be beneficially owned by each such person after the completion of the offering and the concurrent repurchase, if more than one percent.

    For purposes of this table, we have assumed that 48,973,084 shares of common stock are outstanding prior to the completion of this offering and the concurrent repurchase and that 47,372,484 shares of common stock will be outstanding after completion of this offering and the concurrent repurchase. In determining the number of shares beneficially owned by each selling stockholder after this offering and the concurrent repurchase, we have assumed that the underwriters' option to purchase additional shares of common stock in this offering is not exercised.

    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named below, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

    Our Board of Directors has agreed to waive certain transfer restrictions under the Stockholders Agreement in order to permit the former principals of Neuberger Berman and their affiliates to sell up to 3,519,572 shares of common stock in this offering (including 590,695 shares of common stock subject to the underwriters' over-allotment option) and 1,600,600 shares of common stock in the concurrent repurchase. After giving effect to this offering and the concurrent repurchase, no former principal who is an active employee will own less than 75% of the shares the principal owned prior to our IPO.

    The individuals who sell their shares of common stock to us in the concurrent repurchase will not participate in this offering. The table below does not include certain former principals of Neuberger Berman and their affiliates and Neuberger Berman employees that are not either a director, executive officer, other 5% stockholder or selling stockholder.

                           Shares Beneficially                        Shares Beneficially
                              Owned Before                                Owned After
                              Offering and                               Offering and
                               Concurrent                                 Concurrent
                            Repurchase(1)(2)   Number of Number of     Repurchase(1)(2)
                           ------------------   Shares   Shares to be  -----------------
Name                         Number    Percent  Offered  Repurchased   Number     Percent
----                       ----------  -------  -------  -----------   ------     -------
Directors and Executive
  Officers
Lawrence Zicklin(3)(4)....  1,592,207   3.3%          --   377,587    1,214,620    2.6%
Richard A. Cantor(3)(5)...  1,476,589   3.0%          --   368,683    1,107,906    2.3%
Marvin C. Schwartz(3)(6)..  4,937,411  10.1%     572,321        --    4,365,090    9.2%
Jeffrey B. Lane(3)(7).....    576,031   1.2%      41,608        --      534,423    1.1%
Nathan Gantcher(8)........        314     *           --        --          314      *
David W. Glenn(9).........      4,253     *           --        --        4,253      *
Michael M. Kassen(3)(10)..  1,209,131   2.5%          --   299,587      909,544    1.9%
Arthur Levitt, Jr.(8).....        340     *           --        --          340      *
Jon C. Madonna(9).........      4,253     *           --        --        4,253      *
Robert Matza(3)(11).......    351,394     *       24,965        --      326,429      *
Jack H. Nusbaum(9)........     13,253     *           --        --       13,253      *
Heidi L. Schneider(3)(12).    625,712   1.3%     126,901        --      498,811    1.1%
Peter E. Sundman(3)(13)...    349,707     *       62,413        --      287,294      *
All Executive Officers and
  Directors as a Group(14) 11,140,595  22.7%     828,208 1,045,857    9,266,530   19.6%
Other 5% Stockholders
Neuberger Berman
  Employee Defined
  Contribution Incentive
  Plan Trust(15)..........  4,264,344   8.7%   1,009,089        --    3,030,583    6.4%
Other Selling
  Stockholders(16)
Robert J. Appel...........  1,663,138   3.4%     199,720        --    1,463,418    3.1%
Jeffrey Bolton(17)........    515,033   1.1%      62,413        --      452,620      *
Lawrence J. Cohn(18)......    190,862     *       21,651        --      169,211      *
Robert W. D'Alelio(19)....    378,173     *           --    52,145      326,028      *
Salvatore D'Elia(20)......    171,918     *       19,693        --      152,225      *
Michael N. Emmerman.......    228,096     *       21,636        --      206,460      *
Gregory P. Francfort(21)..    728,562   1.5%      82,385        --      646,177    1.4%
Howard L. Ganek(22).......    975,265   2.0%     113,048        --      862,217    1.8%
Robert I. Gendelman.......    506,233   1.0%      58,680        --      447,553      *
Theodore P. Giuliano(23)..    380,451     *           --    52,994      327,457      *
Lee H. Idleman............    213,658     *       14,022        --      199,636      *
Alan L. Jacobs............    333,992     *       34,951        --      299,041      *
Kenneth M. Kahn...........    185,153     *       13,315        --      171,838      *
Michael W. Kamen(24)......    370,859     *           --    49,659      321,200      *
Mark P. Kleiman...........    728,843   1.5%      84,483        --      644,360    1.4%
Lee P. Klingenstein(25)...    147,342     *        2,754        --      144,588      *
Irwin Lainoff(26).........    876,641   1.8%     108,289        --      768,352    1.6%
Joseph R. Lasser(27)......    222,082     *       25,742        --      196,340      *
Richard S. Levine.........    437,638     *           --    58,000      379,638      *
Robert R. McComsey........    426,882     *           --   242,344      184,538      *
Martin McKerrow(28).......    269,185     *       30,857        --      238,328      *
Martin E. Messinger(29)...    867,324   1.8%     100,536        --      766,788    1.6%
Beth W. Nelson............    782,762   1.6%      90,734        --      692,028    1.5%

                           Shares Beneficially                        Shares Beneficially
                              Owned Before                                Owned After
                              Offering and                               Offering and
                               Concurrent                                 Concurrent
                            Repurchase(1)(2)   Number of Number of     Repurchase(1)(2)
                           ------------------   Shares   Shares to be ------------------
Name                         Number    Percent  Offered  Repurchased    Number    Percent
----                       ----------  -------  -------  -----------    ------    -------
Harold J. Newman(30)......    298,942     *       30,790        --       268,152      *
Daniel P. Paduano(31).....    680,085   1.4%      70,847        --       609,238    1.3%
Leslie M. Pollack(32).....    515,344   1.1%      63,659        --       451,685      *
Janet W. Prindle..........    787,369   1.6%      74,895        --       712,474    1.5%
Kevin L. Risen(33)........    324,001     *       37,365        --       286,636      *
Daniel H. Rosenblatt(34)..    284,992     *       32,765        --       252,227      *
Jennifer K. Silver(35)....    359,088     *       42,178        --       316,910      *
Kent C. Simons............    672,343   1.4%      22,512        --       649,831    1.4%
R. Edward Spilka(36)......    480,493     *       52,427        --       428,066      *
Gloria H. Spivak..........    188,357     *       21,220        --       167,137      *
Fred Stein................    279,237     *       32,368        --       246,869      *
Eleanor Moore Sterne......    309,390     *       33,287        --       276,103      *
Stephanie J. Stiefel(37)..    282,345     *           --    46,750       235,595      *
The Strauss 1998 Trust(38)    227,249     *       33,916        --       193,333      *
Richard J. Sweetnam Jr....    379,419     *           --    52,851       326,568      *
Judith M. Vale(39)........    779,975   1.6%      95,585        --       684,390    1.4%
David I. Weiner(40).......    546,686   1.1%      63,370        --       483,316    1.0%
Dietrich Weismann(41).....  2,019,016   4.1%     249,403        --     1,769,613    3.7%
Leslie J. Werkstell.......    187,161     *       21,695        --       165,466      *
Allan R. White III(42)....    325,102     *       37,478        --       287,624      *
                           ----------  ----    --------- ---------    ----------  -----
   Total.................. 36,931,625  75.4%   3,937,966 1,600,600    31,168,387  65.8%
                           ==========  ====    ========= =========    ==========  =====

--------
 *   Less than 1%.
 (1) Except as otherwise indicated, the people shown in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. Only one individual listed in this table has the right to acquire shares of our common stock within 60 days through the exercise of options.
 (2) Certain of the Directors and Executive Officers hold shares of stock under the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust. The Trust holds these shares for participants, which include employees of Neuberger Berman and Directors of Neuberger Berman who are not our employees or employees of our affiliates, in our Employee Defined Contribution Stock Incentive Plan. The Trustee votes the shares of the Trust in accordance with the instructions of the participants to whom shares have been allocated. The right of a participant to receive shares allocated to his or her account generally becomes vested, and the shares become distributable to the participant, in three equal installments on the second, third and fourth anniversaries of the allocation to the participant, subject to the satisfaction of certain conditions.
 (3) Each individual indicated is a former principal and is a party to the Stockholders Agreement with Neuberger Berman. Under the Stockholders Agreement, each former principal continuing in Neuberger Berman's employ and his or her affiliates have agreed to vote his, her or its shares in accordance with a majority of the shares held by all former principals and affiliates who are subject to that agreement voting in a preliminary vote. Mr. Cantor and Mr. Zicklin are not employed by us and are not subject to the voting requirements of the Stockholders Agreement, but are subject to all other provisions of the Stockholders Agreement.
 (4) Includes (a) prior to the concurrent repurchase 768,525 shares held by Zicklin Associates, L.P., with respect to which Mr. Zicklin has sole voting and investment control as the sole stockholder of its sole general partner, as to which he disclaims beneficial ownership, (b) 377,587 shares to be sold by Zicklin Associates, L.P. in the concurrent repurchase, (c) after the concurrent repurchase,

     390,938 shares held by Zicklin Associates, L.P. and (d) 1,858 shares awarded to all non-employee Directors in January 2000, held through our Employee Defined Contribution Stock Incentive Plan Trust which vest in three equal installments commencing October 8, 2001.
 (5) Includes (a) prior to the concurrent repurchase 1,187,756 shares held by Cantor Associates, L.P., with respect to which Mr. Cantor has sole voting and investment control as the sole stockholder of its sole general partner, as to which he disclaims beneficial ownership (b) 294,946 shares to be sold by Cantor Associates, L.P. in the concurrent repurchase, (c) after the concurrent repurchase, 892,810 shares held by Cantor Associates, L.P. and (d) 1,858 shares awarded to all non-employee Directors in January 2000, held through our Employee Defined Contribution Stock Incentive Plan Trust which vest in three equal installments commencing October 8, 2001.
 (6) Includes (a) prior to the offering 1,917,397 shares held by Schwartz CS Associates, L.P., and 1,917,397 shares held by Schwartz ES Associates, L.P., in each case, with respect to which Mr. Schwartz has sole voting and investment control as the sole general partner, (b) 286,160 shares and 286,161 shares offered by Schwartz CS Associates, L.P. and Schwartz ES Associates, L.P., respectively in the offering, and (c) after the offering, 1,631,237 shares and 1,631,236 shares held by Schwartz CS Associates, L.P. and Schwartz ES Associates, L.P.
 (7) Includes (a) 8,430 shares acquired under our Long-Term Incentive Plan in lieu of a portion of a cash bonus, all of which shares are forfeitable and restricted from transfer and sale until January 30, 2004 and (b) 31,394 shares acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 26,089 shares are restricted from transfer and sale until March 27, 2003.
 (8) Shares issued in lieu of cash compensation with respect to Director's fees, held through our Employee Defined Contribution Stock Incentive Plan Trust which vest in three equal installments commencing January 18, 2003.
 (9) Includes (a) 1,858 shares awarded to all non-employee Directors in January 2000, held through our Employee Defined Contribution Stock Incentive Plan Trust which vest in three equal installments commencing October 8, 2001,
     (b) 318 shares issued in lieu of cash compensation with respect to 2001 Director's fees, held through our Employee Defined Contribution Stock Incentive Plan Trust which vest in three equal installments commencing January 18, 2003, and (c) 1,077 shares acquired through the exercise of options awarded under our Directors Stock Incentive Plan, of which 538 shares are restricted from transfer and sale until March 27, 2003.
(10) Includes (a) prior to the concurrent repurchase, 337,804 shares held by Kassen Associates, L.P., with respect to which Mr. Kassen has sole voting and investment control as the sole stockholder of its sole general partner, (b) 52,000 shares to be sold by Kassen Associates, L.P. in the concurrent repurchase, (c) after the concurrent repurchase, 285,804 shares held by Kassen Associates, L.P., (d) 3,983 shares acquired under our Long-Term Incentive Plan in lieu of a portion of a cash bonus, all of which shares are forfeitable and restricted from transfer and sale until January 30, 2004 and (e) 6,701 shares acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 5,639 shares are restricted from transfer and sale until March 27, 2003.
(11) Includes (a) 4,721 shares acquired under our Long-Term Incentive Plan in lieu of a portion of a cash bonus, all of which shares are forfeitable and are restricted from transfer and sale until January 30, 2004 and (b) 20,109 shares acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 16,926 shares are restricted from transfer and sale until March 27, 2003.
(12) Includes (a) 65,340 shares held by Steiger Associates, L.P., with respect to which Mrs. Schneider has sole voting and investment control as the sole stockholder of its sole general partner, (b) 1,896 shares acquired under our Long-Term Incentive Plan in lieu of a portion of a cash bonus, all of which shares are forfeitable and restricted from transfer and sale until January 30, 2004, (c) 13,405 shares acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 11,282 shares are restricted from transfer and sale until March 27, 2003 and (d) 334 shares acquired through the Employee Stock Purchase Plan, which are restricted from transfer and sale for one year from the date of acquisition.

(13) Includes (a) prior to the offering, 130,788 shares held by Sundman Associates, L.P., with respect to which Mr. Sundman has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 2,497 shares offered by Sundman Associates, L.P. in the offering, (c) after the offering, 128,291 shares held by Sundman Associates, L.P., (d) 4,721 shares held through the our Long-Term Incentive Plan acquired in lieu of a portion of a cash bonus, which are forfeitable and restricted from transfer and sale until January 30, 2004 and (e) 20,109 shares acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 16,926 shares are restricted from transfer and sale until March 27, 2003.
(14) Includes (a) prior to the offering, 20,273 shares held through our Employee Defined Contribution Stock Incentive Plan Trust, (b) after the offering, 17,148 shares held through the Employee Defined Contribution Stock Incentive Plan Trust, (c) 3,321 shares held through the Directors Stock Incentive Plan, (d) 168,766 shares held through our Long-Term Incentive Plan, and (e) 334 shares held through the Employee Stock Purchase Plan.
(15) The Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust will sell 1,009,089 shares of our common stock in this offering on behalf of 777 employees in accordance with such employees' instructions to the Trust. The net proceeds from the sale of such shares shall be distributed to the plan participants and/or applied to pay applicable withholding taxes. A total of 1,233,761 shares held by the Trust were scheduled to vest and become distributable to plan participants in October 2001. We will accelerate the vesting date of these shares to the date on which this offering is completed. Of these 1,233,761 shares, the Trust is selling 1,009,089 shares in this offering, with the remaining 224,672 shares being eligible for sale by plan participants following the completion of this offering. However, we have provided that plan participants may not transfer those shares during the 90-day period from the date of this prospectus.
(16) These selling stockholders are former principals of Neuberger Berman and their affiliates. Each individual listed below is a party to the Stockholders Agreement with Neuberger Berman. Under the Stockholders Agreement, each such former principal continuing in Neuberger Berman's employ and his or her affiliates have agreed to vote his, her or its shares in accordance with a majority of the shares held by all former principals and affiliates who are subject to the Stockholders Agreement voting in a preliminary vote.
(17) Includes (a) prior to the offering, 117,775 shares held by Bolton Associates, L.P., with respect to which Mr. Bolton has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 15,603 shares offered by Bolton Associates, L.P. in the offering, and
     (c) after the offering, 102,172 shares held by Bolton Associates, L.P.
(18) Includes (a) 2,360 shares acquired under our Wealth Accumulation Plan, in lieu of a portion of a cash bonus, all of which shares are forfeitable and restricted from sale and transfer until January 30, 2004, (b) 1,416 shares, acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 1,191 shares are restricted from transfer and sale until March 27, 2003, and 301 shares acquired through our Employee Stock Purchase Plan which are restricted from transfer and sale for one year from the date of acquisition.
(19) Includes 3,818 shares held through our Employee Defined Contribution Stock Incentive Plan Trust which vest in three equal installments commencing October 8, 2002.
(20) Includes 2,023 shares acquired under our Wealth Accumulation Plan, in lieu of a cash bonus, all of which shares are forfeitable and restricted from transfer and sale until January 30, 2004.
(21) Includes (a) prior to the offering, 151,465 shares held by Francfort 1998 Grantor Retained Annuity Trust, with respect to which Mr. Francfort, as trustee, has sole voting control and shares investment control with Patricia Francfort and Neuberger Berman Trust Company of Delaware, (b) 66,574 shares offered by Francfort 1998 Grantor Retained Annuity Trust in the offering and (c) after the offering, 84,891 shares held by Francfort 1998 Grantor Retained Annuity Trust.
(22) Includes (a) prior to the offering, 53,959 shares held by Ganek Associates, L.P., with respect to which Mr. Ganek has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 4,959 shares offered by Ganek Associates, L.P. in the offering and (c) after the offering, 49,000 shares held by Ganek Associates, L.P.
(23) Includes 70,989 shares held by Giuliano Associates, L.P., with respect to which Mr. Giuliano has sole voting and investment control as the sole stockholder of its sole general partner.

(24) Includes (a) prior to the offering, 68,556 shares held by Kamen Associates, L.P., with respect to which Mr. Kamen has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 9,356 shares offered by Kamen Associates, L.P. in the offering, and
     (c) after the offering, 59,200 shares held by Kamen Associates, L.P.
(25) Includes (a) prior to the offering, 109,971 shares held by Klingenstein Associates, L.P., with respect to which Mr. Klingenstein has sole voting and investment control as the sole stockholder of its sole general partner, (b) 2,754 shares offered by Klingenstein Associates, L.P. in the offering and (c) after the offering, 107,217 shares held by Klingenstein Associates, L.P.
(26) Includes (a) prior to the offering, 139,962 shares held by Lainoff Associates, L.P., with respect to which Mr. Lainoff has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 108,289 shares offered by Lainoff Associates, L.P. in the offering and
     (c) after the offering, 31,673 shares held by Lainoff Associates, L.P.
(27) Includes (a) prior to the offering, 205,187 shares held by Lasser Associates, L.P., with respect to which Mr. Lasser has sole voting and investment control as the sole stockholder of its sole general partner, 11,683 shares offered by Lasser Associates, L.P. in the offering, and (c) after the offering, 193,504 shares held by Lasser Associates, L.P.
(28) Includes (a) prior to the offering, 55,360 shares held by McKerrow Associates, L.P., with respect to which Mr. McKerrow has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 12,483 shares offered by McKerrow Associates, L.P. in the offering and
     (c) after the offering, 42,877 shares held by McKerrow Associates, L.P.,
     (d) 1,686 shares acquired under our Wealth Accumulation Plan in lieu of a portion of a cash bonus, all of which shares are forfeitable and restricted from transfer and sale until January 30, 2004, and (e) 1,300 shares held through our Employee Defined Contribution Stock Incentive Plan, which are forfeitable, and vest in three equal installments commencing October 8, 2002.
(29) Includes (a) prior to the offering, 446,845 shares held by Messinger Associates, L.P., with respect to which Mr. Messinger has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 100,536 shares offered by Messinger Associates, L.P. in the offering, and (c) after the offering, 346,309 shares held by Messinger Associates, L.P.
(30) Includes (a) prior to the offering, 137,037 shares held by Newman Associates, L.P., with respect to which Mr. Newman has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 24,965 shares offered by Newman Associates, L.P. in the offering and
     (c) after the offering, 112,072 shares held by Newman Associates, L.P.
(31) Includes (a) prior to the offering, 592,285 shares held by Paduano Associates, L.P., with respect to which Mr. Paduano has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 70,847 shares offered by Paduano Associates, L.P. in the offering, (c) after the offering, 521,438 shares held by Paduano Associates, L.P. and,
     (d) 390 shares (none of which are offered in the offering) owned by Paduano Associates, Inc., of which Mr. Paduano is the sole stockholder.
(32) Includes (a) prior to the offering, 236,538 shares held by Pollack 1998 Grantor Retained Annuity Trust, with respect to which Mr. Pollack, as trustee, has sole voting control and shares investment control with Yvonne
     S. Pollack and Neuberger Berman Trust Company of Delaware, (b) 63,659 shares offered by Pollack 1998 Grantor Retained Annuity Trust in the offering and (c) after the offering, 172,879 shares held by Pollack 1998 Grantor Retained Annuity Trust.
(33) Includes 1,990 shares acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 1,653 shares are restricted from transfer and sale until March 27, 2003.
(34) Includes 2,322 shares acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 1,929 shares are restricted from transfer and sale until March 27, 2003.
(35) Includes (a) 1,340 shares acquired under our Wealth Accumulation Plan in lieu of a portion of a cash bonus, all of which shares are restricted from transfer and sale until January 30, 2004, (b) 16,000 options awarded under our Long-Term Incentive Plan which are exercisable within 60 days, and (c) 299 shares acquired under our Employee Stock Purchase Plan, which are restricted from transfer and sale until one year from the date of acquisition.

(36) Includes 83,588 shares held by Robert Edward Spilka 1998 Grantor Retained Annuity Trust, with respect to which Mr. Spilka, as trustee, has sole voting control and shares investment control with Linda Galarza Spilka and Neuberger Berman Trust Company of Delaware.
(37) Includes (a) 22,658 shares held by Stiefel Associates, L.P., with respect to which Ms. Stiefel has sole voting and investment control as the sole stockholder of its general partner, (b) 2,845 shares acquired under our Wealth Accumulation Plan in lieu of a portion of a cash bonus, all of which shares are forfeitable and restricted from transfer and sale until January 30, 2004, and (c) 1,762 shares acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 1,483 shares are restricted from transfer and sale until March 27, 2003.
(38) Includes (a) prior to the offering, 227,249 shares held by The Strauss 1998 Trust, with respect to which voting and investment control are shared by Barbara Strauss and Neuberger Berman Trust Company of Delaware, as trustees, (b) 33,916 shares offered by The Strauss 1998 Trust, in the offering, and (c) after the offering, 193,333 shares held by The Strauss 1998 Trust.
(39) Includes 6,181 shares held through our Employee Defined Contribution Stock Incentive Plan Trust, which vest in three equal installments commencing October 8, 2002.
(40) Includes (a) prior to the offering, 50,660 shares held by Weiner 1998 Grantor Retained Annuity Trust, with respect to which Mr. Weiner, as trustee, has sole voting control and shares investment control with Laurie
     L. Weiner, Bintoar Palar and Neuberger Berman Trust Company of Delaware,
     (b)20,804 shares offered by Weiner 1998 Grantor Retained Annuity Trust in the offering and (c) after the offering, 29,856 shares held by Weiner 1998 Grantor Retained Annuity Trust.
(41) Includes (a) prior to the offering, 834,393 shares held by Weismann Associates, L.P., with respect to which Mr. Weismann has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 53,496 shares offered by Weismann Associates, L.P. in the offering and
     (c) after the offering, 780,897 shares held by Weismann Associates, L.P.
(42) Includes 2,125 shares acquired through the exercise of options awarded under our Long-Term Incentive Plan, of which 1,788 shares are restricted from transfer and sale until March 27, 2003.

                         DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law and to the provisions of our certificate of incorporation and by-laws. Copies of the forms of certificate of incorporation and by-laws have been incorporated by reference as exhibits to our Annual Report on Form 10-K for the calendar year ended December 31, 2000.

    Our authorized capital stock consists of 255,000,000 shares, each with a par value of $.01 per share, of which:

    . 250,000,000 are designated as common stock; and

    . 5,000,000 are designated as preferred stock.

                                 Common Stock

    As of May 31, 2001, there were 48,973,084 shares of common stock outstanding.

Voting Rights

    Each holder of common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to any cumulative voting rights.

Dividend Rights

    Subject to the preferential rights of any holders of any outstanding series of preferred stock and restrictions set forth in our credit facilities and restrictions, if any, imposed by other indebtedness outstanding from time to time, the holders of common stock will be entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our Board of Directors from legally available funds. See "Price Range of our Common Stock and Dividends."

Other Rights

    Upon our liquidation, dissolution or winding up, the holders of shares of common stock would be entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or other subscription rights to purchase shares of common stock, nor are they entitled to the benefits of any sinking fund provisions. No share of common stock issued in connection with or outstanding prior to the offerings is subject to any further call or assessment.

                                Preferred Stock

    Our certificate of incorporation authorizes 5,000,000 shares of preferred stock, none of which are issued. Our Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. We have no present plans to issue any of the preferred stock.

               Certain Effects of Authorized But Unissued Stock

    We believe that the ability of our Board of Directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future acquisitions and in meeting other corporate needs that might arise. Our Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. Although our Board of Directors has no current intention of doing so, it could issue one or more series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Neuberger Berman and its stockholders. Our Board of Directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making, without first negotiating with our Board of Directors, an acquisition attempt through which such acquiror may be able to change the composition of our Board of Directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

   Anti-Takeover Provisions of the Certificate of Incorporation and By-Laws

    Some provisions of our certificate of incorporation and by-laws, applicable law and the Stockholders Agreement could make the acquisition of Neuberger Berman by means of a tender offer, a proxy contest or otherwise more difficult. As described above, our certificate of incorporation authorizes our Board of Directors to designate and issue preferred stock. Other provisions in the certificate of incorporation and in our by-laws impose procedural and other requirements that may be deemed to have anti-takeover effects. These provisions include the inability of our stockholders to take any action without a meeting or to call special meetings of stockholders, certain advance notice procedures for nominating candidates for election as directors and for submitting proposals for consideration at stockholders' meetings, and limitations on the ability to remove directors. Further, our stockholders can amend our by-laws and certain provisions of our certificate of incorporation only with a two-thirds majority vote. Additionally, the Stockholders Agreement requires all former Neuberger Berman principals and their family affiliates to vote their shares in accordance with a preliminary vote conducted solely among these stockholders.

              Section 203 of the Delaware General Corporation Law

    We are subject to section 203 of the Delaware General Corporation Law, which prohibits a public Delaware corporation from engaging in a "business combination" with a stockholder that is an "interested stockholder" for a period of three years after the date of the transaction in which the stockholder became an interested stockholder unless:

    . prior to such date, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

    . upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in section 203; or

    . subsequent to the date on which the stockholder became an interested stockholder, the business combination is approved by both our Board of Directors and by holders of at least 66 2/3% of our outstanding voting stock, excluding shares owned by the interested stockholder.

    For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

                            Stockholders Agreement

    On October 7, 1999, the principals of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for 42.7 million shares of our common stock. On October 13, 1999, we completed an IPO. In that offering, we sold 3.0 million shares of common stock and received net proceeds after expenses of approximately $88 million. In addition, certain of our stockholders who received our common stock in the Exchange sold 4,219,697 shares of that stock in the IPO.

    The individuals who were principals of Neuberger Berman, LLC, their family affiliates and Neuberger Berman have entered into a Stockholders Agreement that governs transfers and voting of the shares of common stock received by the principals and family affiliates in the Exchange. We refer to these shares of common stock as the "Founder Shares".

Transfer Restrictions

    The Stockholders Agreement prohibits any transfers of Founder Shares by the individuals who were principals or their family affiliates prior to January 1, 2002 except in limited circumstances noted below. Thereafter, they may transfer their Founder Shares only as follows:

        (a) (1) In each calendar year beginning on January 1, 2002, they may transfer in the aggregate up to 10% of the aggregate number of Founder Shares initially received by them in the Exchange (plus, in 2002, a number of Founder Shares equal to the amount, if any, by which 15% of the aggregate number of Founder Shares initially received by them in the Exchange exceeds the aggregate number of Founder Shares sold by them in our
    IPO).

        (2) Founder Shares eligible to be transferred in any calendar year but not transferred may be transferred at any time thereafter without restriction.

        (3) Notwithstanding (1) and (2) above, during the three years following the date on which a former principal's employment with Neuberger Berman terminates (the "Employment Termination Date"), that former principal and his or her family affiliates may not transfer any Founder Shares other than their Founder Shares that were eligible to be transferred but were not transferred before the Employment Termination Date.

        (b) Notwithstanding paragraph (a) above, each former principal and his or her family affiliates must at all times continue to hold at least 30% of the aggregate number of Founder Shares initially received by them in the Exchange until the third anniversary of the former principal's Employment Termination Date.

    Notwithstanding paragraphs (a) and (b) above, if a former principal's Employment Termination Date occurs prior to January 1, 2003 for any reason other than death, disability or termination by the firm without cause, that principal and his or her family affiliates may not transfer any Founder Shares prior to January 1, 2007. On and after January 1, 2007, that former principal and his or her family affiliates may in any calendar year transfer in the aggregate a maximum of 20% of the aggregate amount of Founder Shares held by them on the principal's Employment Termination Date. The number of Founder Shares eligible for transfer in any one calendar year but not transferred may be added to the number otherwise eligible to be transferred in any future year.

    Notwithstanding the foregoing, if a former principal's employment with the firm terminates due to disability or death, the principal (or his or her estate) and his or her family affiliates may transfer their Founder Shares without restriction.

    In addition, our Board of Directors (or a body designated by the Board of Directors) has the authority to make exceptions to any or all of the transfer restrictions contained in the Stockholders Agreement and may permit or cause other persons to become party to the agreement.


    Our Board of Directors has agreed to waive certain transfer restrictions under the Stockholders Agreement in order to permit the former principals of Neuberger Berman and their affiliates to sell up to 3,519,572 shares of common stock in this offering (including 590,695 shares of common stock subject to the underwriters' over-allotment option) and 1,600,600 shares of common stock in the concurrent repurchase. This represents approximately 12% of the total shares of common stock beneficially owned by the former principals of Neuberger Berman and their affiliates (14% assuming the exercise in full of the underwriters' over-allotment option). Any amounts sold by a participating former principal in this offering or the concurrent repurchase will reduce the number of Founder Shares that such participating former principal would otherwise be able to sell under the Stockholders Agreement beginning on January 1, 2002. After giving effect to this offering and the concurrent repurchase and without giving effect to any further waivers to permit additional transfers before January 1, 2002, the former principals will be able to sell an aggregate of 1,109,778 shares of common stock under the Stockholders Agreement beginning on January 1, 2002 or an aggregate of 519,083 shares if the underwriters' over-allotment option is exercised in full. However, we currently anticipate that we will permit our former principals to make charitable contributions in December 2001 of Founder Shares that would otherwise not be eligible for transfer under the Stockholders Agreement until January 1, 2002.


Voting

    Prior to any vote of our stockholders, the Stockholders Agreement provides for a separate, preliminary vote of the former principals and their family affiliates (and any additional stockholders who have agreed to vote their shares of common stock in accordance with the Stockholders Agreement) on each matter upon which a vote of the stockholders is proposed to be taken. In this preliminary vote, the participating stockholders may vote all of the shares currently owned by them in such manner as each may determine in his, her or its sole discretion. Each must then vote all of their Founder Shares in accordance with the vote of the majority of the shares of common stock present (in person or by proxy) and voting in such preliminary vote. Each former principal and family affiliate has granted the Secretary of Neuberger Berman (or other officer designated by the Secretary) an irrevocable proxy to vote his, her or its Founder Shares in order to give effect to the voting provisions. Former principals and their family affiliates are no longer required to vote in accordance with a preliminary vote under the Stockholders Agreement after the former principals' Employment Termination Date.

Call Right

    The Stockholders Agreement provides that we may repurchase the Founder Shares of a former principal and his or her family affiliates if the principal engages in "Harmful Activity" at any time during his or her employment or during the first three years after leaving. "Harmful Activity" includes:

    . soliciting or accepting business from any financial intermediary (or any employee of a financial intermediary) with which the principal had business contact during the year prior to his or her departure (or, in the case of an action taken during employment, during the prior year);

    . employing or soliciting for employment employees or consultants of the firm;

    . using (other than in seeking new employment) the investment performance record of any mutual fund or client account with which the principal was associated during his or her employment;

    . using or disclosing confidential information of the firm; and

    . publicly disparaging the firm or its former principals.

    If our Board of Directors (or a body designated by the Board of Directors) determines in good faith that a former principal has engaged in Harmful Activity, we may purchase from that principal the excess of the number of Founder Shares received by the former principal and his or her family affiliates in the Exchange over the number of Founder Shares that the principal and his or her family affiliates could have transferred prior to the date on which the principal initially engaged in Harmful Activity. If a former principal does not hold sufficient Founder Shares, we may purchase Founder Shares from his or her family affiliates pro rata in accordance with their then current holdings. The purchase price of any Founder Shares the Company purchases in this manner will be $2.00 per share.

Transfer Administration and Distributions

    The certificates representing the Founder Shares beneficially owned by each former principal and family affiliate are registered in the name of the firm or its nominee and held in the firm's custody at its principal office. During any period in which we are in dispute with any former principal regarding his or her obligations under the Stockholders Agreement or certain other agreements, we will not release for transfer any Founder Shares of that principal or his or her family affiliates or distribute to them any dividends or distributions received in respect of their Founder Shares.

Amendments and Term

    The Stockholders Agreement may be amended by our Board of Directors (or a body designated by the Board of Directors), provided that any amendment that materially adversely affects the former principals or family affiliates (or any group of former principals or family affiliates) (other than any amendment to cure any ambiguity in the agreement) must be approved by the former principals and family affiliates holding a majority of the Founder Shares then subject to the agreement. The agreement will terminate on the earlier to occur of (i) the first date on which there are no former principals or family affiliates who remain bound by its terms and (ii) the date on which we agree with former principals and family affiliates who are then bound by its terms to terminate the agreement.

                                    Listing

    The common stock is listed on the New York Stock Exchange under the symbol NEU.

                         Transfer Agent and Registrar

    American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the shares of common stock.

                                 UNDERWRITING

    The selling stockholders and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are the representatives of the Underwriters.

                         Underwriters              Number of Shares
                         ------------                 ---------
             Goldman, Sachs & Co..................
             Bear, Stearns & Co. Inc..............
             J.P. Morgan Securities Inc...........
             Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated..................
             Salomon Smith Barney Inc.............



                                                   ---------
                Total............................. 3,937,966
                                                   =========

    If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 590,695 shares from the selling stockholders other than the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust solely to cover such sales. They may exercise that option for 30 days. If any common shares are purchased pursuant to this option, the Underwriters will severally purchase common shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase 590,695 additional shares.



                                                           Full
             Paid by the Selling Stockholders No Exercise Exercise
             --------------------------------   -------   -------
             Per share....................... $           $
             Total (millions)................ $           $

    Shares sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $    per share from the initial price to public. Any such securities dealers may resell any shares purchased from the Underwriters to certain other
brokers or dealers at a discount of up to $    per share from the initial price
to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

    Neuberger Berman, the executive officers and directors of Neuberger Berman, the selling stockholders (other than the Employee Trust and the employees who are participants in our Employee Defined Contribution Stock Incentive Plan) and the individuals participating in the concurrent repurchase have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives of the Underwriters.

    However, the restrictions set forth in the prior paragraph will not apply to (A) the shares of common stock to be sold in this offering, (B) common stock issued by Neuberger Berman to individuals in connection with their being hired as employees of Neuberger Berman or a subsidiary, (C) any shares of common stock issued by Neuberger Berman upon the exercise of an option or warrant or upon the conversion of a security outstanding on the date hereof, a list of which is attached to the underwriting agreement, (D) any shares of common stock issued or options to purchase common stock granted pursuant to existing employee benefit plans or director compensation plans of Neuberger Berman, (E) agreements to sell, or issuances of, securities to strategic investors or in connection with acquisitions, joint ventures and other strategic business objectives, so long as those persons to whom Neuberger Berman issues such securities agree not to sell them for the then remaining portion of the 90-day lock-up period, (F) the filing of a registration statement and any amendments thereto relating to Neuberger Berman's $175 million aggregate principal amount at maturity of zero coupon senior convertible notes and the shares of common stock issuable upon conversion of the zero coupon senior convertible notes and sales of securities thereunder, and (G) the issuance of the shares of common stock issuable upon conversion of the zero coupon senior convertible notes.

    In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    Each Underwriter has also represented and agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the shares of common stock will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the International shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives of the Underwriters have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the Underwriters may discontinue them at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

    The selling stockholders estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,200,000. Such expenses will be borne by the selling stockholders.

    Neuberger Berman and the selling stockholders have agreed to indemnify the several Underwriters against specified liabilities, including liabilities under the Securities Act of 1933.

    Certain of the Underwriters have from time to time performed various investment banking services for Neuberger Berman in the past, and they may from time to time in the future perform investment banking services for which they have received and will receive customary fees.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the offered securities will be passed upon for us by Willkie Farr & Gallagher, New York, New York and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Mr. Jack H. Nusbaum is chairman of the law firm of Willkie Farr & Gallagher, and a Director of Neuberger Berman. As of May 31, 2001, Mr. Nusbaum beneficially owned 13,253 shares of the common stock of Neuberger Berman.

                                    EXPERTS

    The audited consolidated statements of financial condition of Neuberger Berman as of December 31, 2000 and 1999, and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, included and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report included and incorporated by reference in this prospectus, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    Neuberger Berman files annual, quarterly and current reports, proxy statements and other information with the Securities Exchange Commission. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

    We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Neuberger Berman, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

    We are "incorporating by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the shares of common stock offered through this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

    Neuberger Berman incorporates by reference into this prospectus the following documents or information filed by Neuberger Berman with the SEC (File No. 001-15361):

    . Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

    . Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

    . Current Report on Form 8-K, dated January 26, 2001 (other than with respect to the information reported under Item 9 of that report);

    . Current Report on Form 8-K, dated February 2, 2001;

    . Current Report on Form 8-K, dated March 7, 2001;

    . Current Report on Form 8-K, dated April 5, 2001;

    . Current Report on Form 8-K, dated April 24, 2001;

    . Current Report on Form 8-K, dated May 2, 2001 (other than with respect to the information reported under Item 9 of that report);

    . Current Report on Form 8-K, dated June 6, 2001 (other than with respect to the information reported under Item 9 of that report);

    . The description of common stock contained in the Registration Statement on Form 8-A, dated October 4, 1999, of Neuberger Berman, filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

    . All documents filed by Neuberger Berman under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the time of filing of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of this offering.

    We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Director of Investor Relations, 605 Third Avenue, New York, New York 10158-3698, telephone (212) 476-9000.

                    Neuberger Berman Inc. and Subsidiaries

                  Index to Consolidated Financial Statements

                                                                                           Page
                                                                                           ----
Report of Independent Public Accountants..................................................  F-2
Consolidated Statements of Financial Condition as of December 31, 2000 and 1999...........  F-3
Consolidated Statements of Income for the Years Ended December 31, 2000, 1999 and 1998....  F-4
Consolidated Statements of Changes in Principals' Capital and Stockholders' Equity for the
  Years Ended December 31, 1998, 1999 and 2000............................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and
  1998....................................................................................  F-6
Notes to Consolidated Financial Statements................................................  F-8
Schedule I--Condensed Financial Statements of the Registrant Parent....................... F-21
 Statements of Financial Condition as of December 31, 2000 and 1999....................... F-21
 Statements of Operations for the Year Ended December 31, 2000 and the Period October 8,
   1999 through December 31, 1999......................................................... F-22
 Statements of Cash Flows for the Year Ended December 31, 2000 and the Period October 8,
   1999 through December 31, 1999......................................................... F-23
 Notes to Condensed Financial Statements.................................................. F-25
Condensed Consolidated Statements of Financial Condition as of March 31, 2001 (Unaudited)
  and December 31, 2000................................................................... F-26
Condensed Consolidated Statements of Income (Unaudited) for the Three Months Ended
  March 31, 2001 and 2000................................................................. F-27
Condensed Consolidated Statement of Changes in Stockholders' Equity (Unaudited) for the
  Three Months Ended March 31, 2001....................................................... F-28
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Three Months Ended
  March 31, 2001 and 2000................................................................. F-29
Notes to Condensed Consolidated Financial Statements (Unaudited).......................... F-31

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Neuberger Berman Inc.:

    We have audited the accompanying consolidated statements of financial condition of Neuberger Berman Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in principals' capital and stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neuberger Berman Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The condensed financial statements of the registrant parent and notes contained in Schedule I are presented for purposes of complying with the Securities and Exchange Commission's rules and are not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

New York, New York
February 16, 2001

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       (in thousands, except share data)

                                                                           December 31,
                                                                      -----------------------
                                                                         2000        1999
                                                                      ----------  ----------
ASSETS
Cash and cash equivalents............................................ $   88,117  $   91,010
Cash and securities segregated for the exclusive benefit of clients..    911,182     777,341
Cash and securities deposited with clearing organizations............      5,973       3,910
Securities purchased under agreements to resell......................    282,720     530,300
Receivable from brokers, dealers and clearing organizations..........  2,466,102   1,873,259
Receivable from clients..............................................    456,691     432,814
Securities owned, at market value....................................     67,688      20,266
Fees receivable......................................................     23,012      23,149
Furniture, equipment and leasehold improvements, at cost, net of accumulated depreciation and amortization of $26,797 and $16,195 at
  December 31, 2000 and 1999, respectively...........................     43,089      32,192
Other assets.........................................................     77,189      63,367
                                                                      ----------  ----------
     Total assets.................................................... $4,421,763  $3,847,608
                                                                      ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Bank loans.......................................................... $    3,000  $       --
 Securities sold under agreements to repurchase......................    234,972     531,762
 Payable to brokers, dealers and clearing organizations..............  1,461,267   1,017,483
 Payable to clients..................................................  2,199,169   1,871,323
 Securities sold but not yet purchased, at market value..............      9,522      34,172
 Other liabilities and accrued expenses..............................    128,694     109,066
                                                                      ----------  ----------
                                                                       4,036,624   3,563,806
                                                                      ----------  ----------
 Subordinated liability..............................................     35,000      35,000
                                                                      ----------  ----------
Commitments and contingencies

Stockholders' equity:
 Preferred stock, $.01 par value;
   5,000,000 shares authorized; none issued at December 31, 2000
   and 1999..........................................................         --          --
 Common stock, $.01 par value;
   250,000,000 shares authorized; 50,021,920 shares issued;
   48,803,006 and 49,716,220 shares outstanding at December 31,
   2000 and 1999, respectively.......................................        500         500
 Paid-in capital.....................................................    332,870     331,077
 Retained (deficit) earnings.........................................     60,971     (74,701)
                                                                      ----------  ----------
                                                                         394,341     256,876
 Less: Treasury stock, at cost, 1,218,914 and 305,700 shares at
    December 31, 2000 and 1999, respectively.........................    (41,904)     (8,074)
    Unearned compensation............................................     (2,298)         --
                                                                      ----------  ----------
     Total stockholders' equity......................................    350,139     248,802
                                                                      ----------  ----------
     Total liabilities and stockholders' equity...................... $4,421,763  $3,847,608
                                                                      ==========  ==========

The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                                                     For The Years Ended December 31,
                                                       ---------------------------
                                                       2000          1999      1998
                                                     --------      --------  --------
REVENUES:
 Investment advisory and administrative fees........ $399,907      $379,434  $389,238
 Commissions........................................  146,589       142,082   145,969
 Interest...........................................  223,709       160,022   164,782
 Principal transactions in securities...............    9,623        10,003     6,324
 Clearance fees.....................................   13,532        11,081     9,146
 Other income.......................................    6,428         4,059     4,004
                                                     --------      --------  --------
     Gross revenues.................................  799,788       706,681   719,463
Interest expense....................................  183,441       133,769   137,329
                                                     --------      --------  --------
     Net revenues after interest expense............  616,347       572,912   582,134
                                                     --------      --------  --------
OPERATING EXPENSES:
 Employee compensation and benefits.................  245,445       325,310   173,379
 Information technology.............................   22,925        19,172    15,634
 Rent and occupancy.................................   17,796        15,313    12,182
 Brokerage, clearing and exchange fees..............   10,514        10,164    10,245
 Advertising and sales promotion....................    9,251         9,259    14,707
 Distribution and fund administration...............   18,977        19,437    22,832
 Professional fees..................................   11,205         9,276    11,550
 Depreciation and amortization......................   10,638        10,532     8,716
 Other expenses.....................................   22,675        31,077    18,432
                                                     --------      --------  --------
     Total operating expenses.......................  369,426       449,540   287,677
                                                     --------      --------  --------
     Net income before taxes........................  246,921       123,372   294,457
Tax (benefit) expense...............................   96,565       (12,195)    9,506
                                                     --------      --------  --------
     Net income..................................... $150,356      $135,567  $284,951
                                                     ========      ========  ========
Net income per common share
 Net income per share--Basic........................ $   3.06      $   3.05  $   6.68
                                                     ========      ========  ========
 Net income per share--Diluted...................... $   3.03      $   3.05  $   6.68
                                                     ========      ========  ========
 Weighted average common shares outstanding--Basic..   49,099        44,410    42,663
                                                     ========      ========  ========
 Weighted average common shares outstanding--Diluted   49,595        44,410    42,663
                                                     ========      ========  ========

The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN PRINCIPALS' CAPITAL
                           AND STOCKHOLDERS' EQUITY
                                (in thousands)

                                                  For the Years Ended December 31, 1998, 1999 and 2000
                                        ------------------------------------------------------------------------
                                                                    Retained
                                        Principals' Common Paid-in  (Deficit)  Treasury  Unearned
                                         Capital    Stock  Capital  Earnings    Stock    Compensation   Total
                                         ---------   ----  -------- --------  ---------    --------   ---------
BEGINNING BALANCE, December 31,
 1997.................................. $ 150,000   $ --   $  2,742 $  6,289  $      --  $     --     $ 159,031
  Capital contributions................    12,660     --         --       --         --        --        12,660
  Capital withdrawals..................   (62,660)    --         --       --         --        --       (62,660)
  Capital distributions................  (247,509)    --         --       --         --        --      (247,509)
  Issuance of common stock-Neuberger
   Berman Management Inc...............        --     --        134       --         --        --           134
  Dividends-Neuberger Berman
   Management Inc......................        --     --         --  (37,408)        --        --       (37,408)
  Net income...........................   247,509     --         --   37,442         --        --       284,951
                                        ---------   ----   -------- --------  ---------  --------     ---------
ENDING BALANCE, December 31,
 1998..................................   100,000     --      2,876    6,323         --        --       109,199
  Capital contributions................       525     --         --       --         --        --           525
  Capital withdrawals..................      (525)    --         --       --         --        --          (525)
  Capital distributions................  (182,375)    --         --       --         --        --      (182,375)
  Dividends-Neuberger Berman
   Management Inc......................        --     --         --  (22,679)        --        --       (22,679)
  Acquisition of treasury stock-
   Neuberger Berman Management
   Inc.................................        --     --         --       --       (134)       --          (134)
  Net income (1/1/99-10/7/99)..........   182,375     --         --   22,931         --        --       205,306
                                        ---------   ----   -------- --------  ---------  --------     ---------
  Total before reorganization..........   100,000     --      2,876    6,575       (134)       --       109,317
  Exchange of principal interests for
   common stock of Neuberger
   Berman Inc..........................  (100,000)   427     99,573       --         --        --            --
  Exchange of corporate interests for
   common stock of Neuberger
   Berman Inc..........................        --     --      6,441   (6,575)       134        --            --
                                        ---------   ----   -------- --------  ---------  --------     ---------
  Total after reorganization (10/8/99).        --    427    108,890       --         --        --       109,317
  Issuance of common stock to public...        --     30     87,903       --         --        --        87,933
  Issuance of common stock to defined
   contribution stock incentive plan...        --     43    134,284       --         --        --       134,327
  Dividends............................        --     --         --   (4,962)        --        --        (4,962)
  Acquisition of treasury stock........        --     --         --       --     (8,074)       --        (8,074)
  Net loss (10/8/99-12/31/99)..........        --     --         --  (69,739)        --        --       (69,739)
                                        ---------   ----   -------- --------  ---------  --------     ---------
ENDING BALANCE, December 31,
 1999..................................        --    500    331,077  (74,701)    (8,074)       --       248,802
  Dividends............................        --     --         --  (14,684)        --        --       (14,684)
  Acquisition of treasury stock........        --     --         --       --    (35,210)       --       (35,210)
  Issuance of common stock.............        --     --      1,793       --      1,380    (2,298)          875
  Net income...........................        --     --         --  150,356         --        --       150,356
                                        ---------   ----   -------- --------  ---------  --------     ---------
ENDING BALANCE, December 31,
 2000.................................. $      --   $500   $332,870 $ 60,971   $(41,904)  $(2,298)    $ 350,139
                                        =========   ====   ======== ========  =========  ========     =========

The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (in thousands, except share data)

                                                                                   For The Years Ended December 31,
                                                                                  ----------------------------------
                                                                                     2000       1999        1998
                                                                                  ---------  ---------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................................... $ 150,356  $ 135,567  $   284,951
Adjustments to reconcile net income to net cash provided by operating activities-
  Depreciation and amortization..................................................    10,638     10,532        8,716
  Contribution to defined contribution stock incentive plan......................        --    134,327           --
  Deferred tax benefit...........................................................    (9,750)   (48,427)          --
(Increase) decrease in operating assets-
  Cash and securities segregated for the exclusive benefit of clients............  (133,841)  (120,063)    (437,216)
  Cash and securities deposited with clearing organizations......................    (2,063)      (319)          37
  Securities purchased under agreements to resell................................   247,580    (33,531)    (212,334)
  Receivable from brokers, dealers and clearing organizations....................  (592,843)   350,611   (1,038,151)
  Receivable from clients........................................................   (23,877)  (106,579)     213,392
  Securities owned, at market value..............................................   (47,422)    (8,077)      (2,087)
  Fees receivable................................................................       137      3,661        3,041
  Other assets...................................................................     4,649     (7,825)       4,204
Increase (decrease) in operating liabilities-
  Bank loans.....................................................................     3,000    (25,000)      15,000
  Securities sold under agreements to repurchase.................................  (296,790)    43,603      198,743
  Payable to brokers, dealers and clearing organizations.........................   443,784   (351,488)     786,576
  Payable to clients.............................................................   327,846    246,429      406,145
  Securities sold but not yet purchased, at market value.........................   (24,650)   (16,238)      12,314
  Other liabilities and accrued expenses.........................................    24,590     44,967       12,382
                                                                                  ---------  ---------  -----------
    Net cash provided by operating activities....................................    81,344    252,150      255,713
                                                                                  ---------  ---------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchases of furniture, equipment and leasehold improvements......   (21,499)   (17,530)     (11,887)
  Cash paid for acquisition......................................................    (7,882)        --           --
                                                                                  ---------  ---------  -----------
    Cash used in investing activities............................................   (29,381)   (17,530)     (11,887)
                                                                                  ---------  ---------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of subordinated liability............................................        --    (50,000)          --
  Proceeds from subordinated liabilities.........................................        --     35,000       50,000
  Proceeds from capital contributions............................................        --        525       12,660
  Payments for capital withdrawals...............................................        --       (525)     (62,660)
  Payments for capital distributions.............................................        --   (236,039)    (246,099)
  Issuance of common stock-Neuberger Berman Management Inc.......................        --         --          134
  Issuance of common stock-Neuberger Berman Inc..................................        --     87,933           --
  Payments for dividends-Neuberger Berman Management Inc.........................        --    (22,679)     (50,924)
  Purchase of treasury stock-Neuberger Berman Management Inc.....................        --       (134)          --
  Payments for dividends-Neuberger Berman Inc....................................   (19,646)        --           --
  Purchase of treasury stock-Neuberger Berman Inc................................   (35,210)    (8,074)          --
                                                                                  ---------  ---------  -----------
    Net cash used in financing activities........................................   (54,856)  (193,993)    (296,889)
                                                                                  ---------  ---------  -----------
    Net (decrease) increase in cash and cash equivalents.........................    (2,893)    40,627      (53,063)

CASH AND CASH EQUIVALENTS, beginning of year.....................................    91,010     50,383      103,446
                                                                                  ---------  ---------  -----------
CASH AND CASH EQUIVALENTS, end of year........................................... $  88,117  $  91,010  $    50,383
                                                                                  =========  =========  ===========

The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                       (in thousands, except share data)

Supplemental disclosures of cash flow information:

    Interest payments totaled $181,075, $132,842 and $137,499 during the years ended December 31, 2000, 1999 and 1998, respectively.

    Tax payments totaled $117,670, $7,621 and $3,450 during the years ended December 31, 2000, 1999 and 1998, respectively.

Supplemental disclosures of non-cash operating, investing and financing activities:

    On October 7, 1999, the principals of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for common stock of Neuberger Berman Inc. with a carrying value of $109,317.

    In connection with Neuberger Berman Inc.'s initial public offering, an initial, irrevocable non-cash contribution of 4,264,344 shares of its common stock was made to an employee defined contribution stock incentive plan. The non-cash expense associated with the contribution totaled $134,327 and was recognized on the date it was funded, in accordance with Statement of Financial Accounting Standards No. 87. Neuberger Berman Inc. recorded a deferred tax benefit of $46,262 related to the contribution.

    On November 23, 1999, Neuberger Berman Inc. declared an initial quarterly cash dividend on its common stock in the amount of $0.10 per share. The dividend was paid on January 25, 2000, to stockholders of record at the close of business on January 11, 2000.

    On December 27, 1999, Neuberger Berman Inc. made a cash contribution of $10,000 to the Neuberger Berman Foundation. In connection with the cash contribution, Neuberger Berman Inc. recorded a deferred tax benefit of $2,165.

    During the first six months of 2000, Neuberger Berman Inc. increased, based upon the price of its common stock at the close of business on June 30, 2000, the carrying value of the deferred tax asset resulting from its initial, irrevocable non-cash contribution of 4,264,344 shares referred to above, by $9,750.

    As part of the purchase price for the private asset management business of Delta Capital Management LLC, on December 15, 2000, Neuberger Berman Inc. issued 10,973 shares of common stock from treasury with a market value of $875.

    In connection with an employee stock ownership plan, Neuberger Berman Inc. issued 29,171 shares of common stock, with a market value of $2,298, from treasury. This purchase of shares was recorded as a credit to capital stock with a corresponding debit to unearned compensation.

The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    Neuberger Berman Inc. ("NBI") was organized as a Delaware corporation on August 13, 1998. NBI was formed to be the holding company for Neuberger Berman, LLC ("NB, LLC") and Neuberger Berman Management Inc. ("NBMI"), and to allow for the issuance of common stock to the public. On October 7, 1999, the principals of NB, LLC and the shareholders of NBMI exchanged their ownership interests in the respective entities for shares of NBI (the "Exchange"), and on October 13, 1999, NBI completed its initial public offering (the "IPO"). Accordingly, these entities have been consolidated pursuant to reorganization accounting. In connection with the Exchange and the IPO, NBI incurred pre-tax charges totaling approximately $150,054,000 (the "Reorganization and IPO Charges"). The Reorganization and IPO Charges are primarily comprised of an initial, irrevocable non-cash contribution of common stock to an employee defined contribution stock incentive plan, a cash contribution to the Neuberger Berman Foundation and severance and other payments.

    The consolidated financial statements include the accounts of NBI and its subsidiaries. NBI's wholly owned subsidiaries are NB, LLC, a Delaware limited liability company, and its subsidiaries, and NBMI, a New York corporation (collectively, the "Company"). NB, LLC's wholly owned subsidiaries are Neuberger Berman Trust Company, a non-depository trust company chartered under the New York Banking Law, Neuberger Berman Trust Company of Delaware, a non-depository limited purpose trust company chartered under the Delaware Banking Code, Neuberger Berman Trust Company of Florida, a Florida corporation authorized to engage in trust business chartered under the Florida Banking Law, and Neuberger & Berman Agency Inc., a New York corporation. Material intercompany transactions and balances have been eliminated in consolidation.

    The Company is a registered investment adviser providing investment management services to high net worth clients, mutual funds, and institutional clients. As a registered investment adviser, the Company manages equity, fixed income, balanced, socially responsive, and international portfolios for individuals, families, endowments, foundations, trusts and employee benefit plans. In addition, the Company advises the Neuberger Berman family of funds. As a registered broker-dealer, the Company executes securities transactions for its clients and others and provides prime brokerage and correspondent clearing services to other firms.

2. SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements are prepared in accordance with generally accepted accounting principles. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Management does not believe that actual results will differ materially from these estimates.

    Securities owned and securities sold but not yet purchased are valued at market. Principal transactions in securities and the related revenues and expenses are recorded on a trade date basis. During the year ended December 31, 2000, the Company began recording its commission income and related expenses on a trade date basis. There was no material impact resulting from this change.

    For purposes of the consolidated statements of financial condition, the Company considers all investments in money market funds to be cash equivalents.

    The majority of investment advisory fees earned from high net worth and institutional clients are charged or billed to accounts quarterly based upon the account's net asset value at the beginning of a

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES
quarter. Investment advisory and administrative fees earned from the Company's mutual fund business (the "Funds") are charged monthly to the Funds based upon average daily net assets under management.

    Furniture and equipment are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized using the straight-line method over the lesser of the economic life of the improvement or the life of the lease.

    In September of 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125". SFAS 140 amends the recognition and reclassification of collateral and disclosures related to securitization transactions and collateral. These changes are effective for fiscal years ending after December 15, 2000. SFAS 140 also amends the accounting for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The impact of the SFAS 140 provisions effective subsequent to March 31, 2001, is not anticipated to have a material impact on the Company's consolidated financial statements.

    Basic earnings per common share is calculated by dividing net income by the weighted average common shares outstanding. Diluted earnings per common share is calculated by dividing net income by the total weighted average number of shares of common stock outstanding and common stock equivalents. Common stock equivalents are comprised of dilutive potential shares from stock options and certain restricted stock awards. Common stock equivalents are excluded from the computation if their effect is anti-dilutive. Diluted earnings per share is computed using the treasury stock method. For purposes of determining weighted average common shares outstanding for the periods prior to the Exchange, the outstanding shares were determined based upon the conversion ratio to effect the exchange of principals' capital and stockholders' equity for NBI common stock. Pro rata distributions of earnings and capital to the principals were not considered to effect outstanding shares.

    On December 15, 2000, the Company completed its acquisition of the private asset management business of Delta Capital Management LLC for common stock and cash. The allocation of purchase price has yet to be finalized.

    Certain prior year amounts have been reclassified to conform with the December 31, 2000, presentation.

3. SECURITIES PURCHASED AND SOLD UNDER AGREEMENTS TO RESELL AND REPURCHASE

    Securities purchased and sold under agreements to resell and repurchase are accounted for as collateralized financing transactions and are carried at contract value plus accrued interest. It is the policy of the Company to obtain possession of collateral, comprised of market value and cash, equal to or in excess of principal amounts received and pledged under resale and repurchase agreements, respectively. Collateral is valued daily, and the Company may require counterparties to deposit additional collateral when appropriate. As of December 31, 2000, the Company had received and pledged securities with market values of approximately $1,209 million and $234 million, respectively, related to these resale and repurchase agreements.

    As of December 31, 2000, the Company repledged $1,209 million of the securities it had received under its resale agreements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

4. RECEIVABLE FROM AND PAYABLE TO CLIENTS

    Receivable from and payable to clients represent amounts due from or to clients of the Company in connection with cash and margin securities transactions. Amounts receivable are collateralized by clients' securities held by NB, LLC and by others for delivery to NB, LLC, the value of which is not reflected in the accompanying consolidated financial statements.

    In the normal course of business, the Company is permitted to use client margin securities to finance customer securities transactions subject to certain regulatory guidelines.

5. RECEIVABLE FROM AND PAYABLE TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

    As of December 31, 2000 and 1999, amounts receivable from and payable to brokers, dealers and clearing organizations included approximately $2,454 million and $1,855 million of securities borrowed and approximately $1,427 million and $987 million of securities loaned, respectively.

    Securities borrowed and securities loaned transactions are reported as collateralized financing transactions. Securities borrowed transactions require the Company to deposit cash with the lender. With respect to securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary. As of December 31, 2000, the Company had received securities with a market value of approximately $2,300 million related to its securities borrowed transactions. As of December 31, 2000, the Company had pledged securities with a market value of approximately $1,342 million related to its securities loaned transactions.

    As of December 31, 2000, the Company repledged $2,300 million of the securities it had received under its securities borrowed transactions.

6. BANK LOANS

    Bank loans represent unsecured short-term borrowings payable to commercial banks. For the years ended December 31, 2000, 1999 and 1998, interest expense incurred on these borrowings was approximately $5,076,000, $2,287,000 and $4,142,000 based upon weighted average interest rates of 6.53%, 5.13% and 5.76%, respectively.

7. SUBORDINATED LIABILITIES

    During 1998, the principals of NB, LLC withdrew $50 million of capital and invested it in a newly formed entity, NB Associates, LLC ("Associates"). Concurrently, Associates loaned the $50 million to NB, LLC in the form of a subordinated liability. The subordinated liability bore interest at 6.75% per annum and was approved by the New York Stock Exchange, Inc. ("NYSE") as capital for the purpose of computing net capital under Rule 15c3-1 (the "Rule") of the Securities and Exchange Commission ("SEC"). For the years ended December 31, 1999 and 1998, interest expense incurred on the subordinated liability was approximately $2,411,000 and $1,137,000, respectively. On October 29, 1999, the subordinated liability was fully repaid.

    On September 1, 1999, The Travelers Insurance Company loaned NB, LLC $35 million pursuant to a subordinated promissory note (the "Note"). This amount is payable on September 1, 2004. Interest accrues on the unpaid principal amount of the Note at a floating rate adjusted quarterly, based on the

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES
three month LIBOR rate plus 75 basis points and is payable quarterly. The Note was approved by the NYSE and the unpaid principal amount is available to NB, LLC in computing net capital under the Rule. The Note contains certain covenants that limit the percentage by which the aggregate unpaid principal amount of subordinated liabilities exceed total regulatory capital and impose a dollar amount below which total ownership equity cannot fall. In the opinion of management, the Company is in compliance with its debt covenants. For the years ended December 31, 2000 and 1999, interest expense incurred on the Note was approximately $2,588,000 and $747,000, respectively.

8. STOCK OPTIONS

    On September 29, 1999, the Board of Directors of NBI (the "Board") approved the 1999 Neuberger Berman Inc. Long-Term Incentive Plan (the "1999 Plan") and reserved for issuance 10,000,000 shares of NBI's common stock. In addition, on September 29, 1999, the Board approved the 1999 Neuberger Berman Inc. Directors Stock Incentive Plan (the "1999 Directors Plan") and reserved for issuance 200,000 shares of NBI's common stock.

    On March 27, 2000, 2,760,000 of non-qualified stock options (reload options) were granted to certain employees of the Company under the 1999 Plan, 15,000 of which were subsequently forfeited. In addition, on December 15, 2000, 30,000 of non-qualified stock options (reload options) were granted under the 1999 Plan in connection with the acquisition of the private asset management business of Delta Capital Management LLC. On March 27, 2000, 30,000 of non-qualified stock options (reload options) were granted to certain directors of NBI under the 1999 Directors Plan. Options granted under the 1999 Plan and the 1999 Directors Plan provide for annual vesting ratably over five years, commencing on the first anniversary of the date of issuance. All options granted have exercise prices equal to or greater than the fair market value of NBI's common stock on the date of the grant and have a ten-year term.

    At December 31, 2000, 7,225,000 and 170,000 shares were available for future grant under the 1999 Plan and the 1999 Directors Plan, respectively. The following table summarizes transactions in stock options granted under the
Plans:

                                                        Optioned Shares
                                                  ---------------------------
                                                             Weighted Average
                                                  Number of   Exercise Price
                                                    Shares      Per Share
                                                  ---------    -----------
Balance at December 31, 1999.....................        --      $    --
   Options granted............................... 2,820,000        29.62
   Options forfeited.............................   (15,000)      (28.13)
                                                  ---------
Balance at December 31, 2000..................... 2,805,000        29.63
                                                  =========

    The following table summarizes information about stock options outstanding at December 31, 2000:

                                      Options Outstanding
                                  ----------------------------
                                   Number     Remaining
                  Exercise Prices Outstanding Contractual Life
                  --------------- ----------- ----------------
                   $28.13........ 2,075,000   9.2 years
                    32.00........   700,000   9.2 years
                    78.59........    30,000   9.9 years
                                  ---------
                                  2,805,000
                                  =========

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants under the option plans for the year ended December 31, 2000:

                                 For The Year Ended
Assumptions                      December 31, 2000
-----------                         -----------
Dividend Yield..................        1.30%
Expected volatility.............       30.20%
Risk-free interest rate.........        6.40%
Expected lives..................           5

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because NBI's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had the Company accounted for its stock-based compensation plans based on the fair value awards at grant date in a manner consistent with the methodology of SFAS 123, the Company's net income and net income per common share would have decreased as indicated in the table below. For purposes of pro forma disclosures, the estimated fair value of the Plans is amortized to expense over the vesting period and is representative of the charge for the year ended December 31, 2000.

                                                          For The Year Ended
                                                          December 31, 2000
                                                               ----------
                                                          (In Thousands, Except
                                                          Per Share Data)
Net income:
   As reported...........................................   $150,356
   SFAS 123 fair value adjustment--net...................     (2,241)
                                                          ----------

   Pro Forma.............................................   $148,115
                                                          ==========

                                                     Basic  Diluted
                                                    ------  ------
            Net income per common share:
               As reported......................... $ 3.06  $ 3.03
               SFAS 123 fair value adjustment--net.  (0.05)  (0.05)
                                                    ------  ------

               Pro Forma........................... $ 3.01  $ 2.98
                                                    ======  ======

    The effects of applying SFAS 123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

9. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2000:

                                                                                    2000
                                                                                   ----------
                                                                                 (In Thousands,
                                                                                 Except Per
                                                                                 Share Data)
                                                                                   ----------
Net Income......................................................................   $150,356
                                                                                 ----------

Basic weighted average shares outstanding.......................................     49,099
Dilutive potential shares from stock options and certain restricted stock awards        496
                                                                                 ----------

Dilutive weighted average shares outstanding....................................     49,595
                                                                                 ----------

Basic earnings per share........................................................   $   3.06
                                                                                 ==========

Diluted earnings per share......................................................   $   3.03
                                                                                 ==========

    Options on 30,000 shares have been excluded from the earnings per share computation above due to their anti-dilutive effect.

10. NET CAPITAL

    NB, LLC and NBMI, as registered broker-dealers and member firms of the NYSE and the National Association of Securities Dealers, Inc., respectively, are subject to the Rule, which requires that broker-dealers maintain a minimum level of net capital, as defined. As of December 31, 2000, NB, LLC and NBMI had net capital of approximately $184,675,000 and $22,624,000, respectively, which exceeded their requirements by approximately $156,772,000 and $22,374,000, respectively.

    The Rule also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital of a broker-dealer would be less than the amount required under the Rule. Accordingly, at December 31, 2000, the payments of dividends and advances to NBI by NB, LLC and NBMI is limited to $114,918,000 and $22,324,000, respectively, under the most restrictive of these requirements.

11. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under lease agreements expiring on various dates through 2013. Office space leases are subject to escalation based on increases in costs incurred by the lessor. Minimum rentals, excluding office space escalation, under these lease agreements are as follows:

Years Ending December 31,   Amount
------------------------- -----------
2001..................... $15,692,000
2002.....................  15,866,000
2003.....................  15,150,000
2004.....................  14,416,000
2005.....................  13,650,000
Thereafter...............  45,666,000

    Rent expense for premises and equipment for the years ended December 31, 2000, 1999 and 1998, was approximately $16,390,000, $13,483,000 and
$11,011,000, respectively.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

    The Company has satisfied margin requirements with clearing organizations by obtaining letters of credit in favor of the clearing organizations. Open unsecured letters of credit as of December 31, 2000 and 1999, were approximately $44,312,000 and $22,312,000, respectively. Unused committed lines of credit were approximately $100,000,000 and $150,000,000 as of December 31, 2000 and 1999, respectively.

    In the normal course of business, the Company is subject to various legal proceedings. In the opinion of management, based on discussions with legal counsel, the resolution of pending proceedings will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

12. EMPLOYEE BENEFIT PLANS

    The Company has defined contribution plans consisting of an employee profit-sharing plan and a money purchase pension plan covering all full-time employees and qualifying part-time employees who have completed one year of continuous service, as defined. Contributions to the plans, which are at the discretion of management, are determined annually but do not exceed the amount permitted under the Internal Revenue Code as a deductible expense. Contributions to the plans for the years ended December 31, 2000, 1999 and 1998, were approximately $5,437,000, $6,854,000 and $7,670,000, respectively.

    The Company made an initial, irrevocable contribution of 4,264,344 shares of its common stock to an employee defined contribution stock incentive plan (the "Stock Incentive Plan") on behalf of its employees. Common stock that was awarded to employees in conjunction with the IPO is restricted and vests in three installments on October 8th of 2001, 2002 and 2003. Certain benefits of ownership, including the payment of any dividends declared during the restricted period, belong to the employees. Unvested common stock that becomes forfeited upon an employee's termination of employment is reallocated in the sole and absolute discretion of the compensation committee, including determination of vesting periods. The common stock contributed may not revert to the Company. Included in employee compensation and benefits for the year ended December 31, 1999, is a non-cash charge of approximately $134,327,000, related to the contribution of common stock.

    On July 18, 2000, the Board adopted, upon the recommendation of its compensation committee, two plans that will facilitate employee stock ownership, an Employee Stock Purchase Plan (the "ESPP"), and the Wealth Accumulation Plan (the "Plan").

    The ESPP provides that employees may elect to acquire NBI common stock through payroll deductions, on an after tax basis, at a 15% discount from market value of such stock. Employees may not transfer the common stock acquired through the ESPP for one year from purchase date. In accordance with the terms and provisions of the ESPP, employees are precluded from acquiring, on an annual basis, shares of common stock that have an aggregate purchase price (as defined in the ESPP documentation) in excess of $10,000. The ESPP, which has a term of ten years, became effective during September 2000, but must be ratified by NBI's stockholders at its Annual Meeting for stockholders. Subsequent to December 31, 2000, in connection with the initial acquisition of shares pursuant to the ESPP, the Company issued from treasury 10,639 shares of common stock, at a 15% discount, with an approximate value of $751,000.

    The Plan provides that on an annual basis, employees who are eligible for a bonus may elect to defer all or a portion of their bonus and employees who receive commissions and other direct pay, may

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES
elect to defer a portion of such compensation. In each case, up to 20% of total compensation may be deferred with a maximum deferral of up to $500,000; provided that employees who receive an annual bonus may, in any event, defer no more than 100% of any bonus. Amounts deferred by employees are used to acquire, on a pretax basis, NBI common stock at a 25% discount from the market value of such stock. Any common stock so acquired is restricted with respect to transfer or sale for a period of three years (during which time the employee is required to render service to the Company) from the respective bonus payment or commission payment date, as such terms are defined in the Plan. Certain benefits of ownership, including the payment of any dividends declared during the restricted period, belong to the employees. Unlike the ESPP, cash amounts credited to a participant's deferral account and shares of common stock acquired through the Plan are subject to forfeiture in certain events of termination of employment. Unearned compensation associated with the restricted stock represents the market value of NBI common stock at the date of issuance and is recognized as compensation expense ratably over the vesting period. The Plan, which has an unlimited term, became effective during September 2000. In December 2000, the Company recorded a credit to capital stock and a corresponding debit to unearned compensation for the issuance of 29,171 shares of common stock with an approximate market value of $2,298,000 related to the Plan. Subsequent to December 31, 2000, the Company issued from treasury, 71,264 shares of common stock with an approximate market value of $5,635,000 related to the Plan.

13. INCOME TAXES

    Prior to the Exchange in 1999, the Company primarily operated as two different types of tax entities. These entities included a Limited Liability Company (taxed as a Partnership) and S-Corporation and as such, the combined entities income prior to October 7, 1999, was not subject to U.S. federal income taxes. The principals of the Company's predecessor partnership were taxed on their proportionate share of the partnership's taxable income or loss.

    Effective with the Exchange, the Company became subject to U.S. federal, state and local corporate income taxes and has elected to file a federal consolidated income tax return.

    The components of pre-tax earnings and income tax expense and benefits reflected in the consolidated statements of income are set forth below (000's omitted):

                                             For The Years Ended December 31,
                                               ----------------------------
                                               2000          1999      1998
                                             --------      --------  --------
       Net income before taxes.............. $246,921      $123,372  $294,457
                                             ========      ========  ========

       Current taxes:
       U.S. federal......................... $ 75,356      $ 14,982  $     --
       State and local......................   30,959        21,250     9,506
                                             --------      --------  --------
                                              106,315        36,232     9,506
                                             --------      --------  --------

       Deferred taxes:
       U.S. federal.........................   (6,922)      (35,290)       --
       State and local......................   (2,828)      (13,137)       --
                                             --------      --------  --------
                                               (9,750)      (48,427)       --
                                             --------      --------  --------
       Tax (benefit) expense................ $ 96,565      $(12,195) $  9,506
                                             ========      ========  ========

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

    The Company accounts for taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company's net deferred tax assets as of December 31, 2000 and 1999, include deferred tax assets consisting of: compensation and benefits, charitable contributions, depreciation and amortization. Deferred tax liabilities consist of unrealized gains on marketable securities.

    Management of the Company has not established a valuation allowance for its net deferred tax asset because they conclude that it is more likely than not the benefit will be realized.

    A reconciliation of the statutory U.S. federal income tax rate of 35% to the Company's effective income tax rate is set forth below:

                                                                    For The Years Ended
                                                                        December 31,
                                                                   ----------------------
                                                                    2000     1999   1998
                                                                    -----   ------  ----
U.S. statutory rate............................................... 35.00%   35.00%    --
Increase (decrease) related to:
State and local taxes, net of U.S. income tax effects.............  8.15%    8.17%  3.23%
Other.............................................................  (.09)%   0.13%    --
                                                                   -----   ------   ----
Rate before Reorganization and IPO Charges and effect from changes
  in the value of the stock price................................. 43.06%   43.30%  3.23%
Rate benefit for partnership period...............................    --   (63.02)%   --
Adjustment in benefit related to movement in stock price.......... (3.95)%   9.84%    --
                                                                   -----   ------   ----
Effective tax rate................................................ 39.11%   (9.88)% 3.23%
                                                                   =====   ======   ====

    The Company's effective tax rate in 1999 included a rate benefit attributable to the Company generally not being subject to corporate taxes on its earnings prior to its conversion to corporate form.

    The value of the Company's deferred tax asset relating to the unvested shares in the Stock Incentive Plan fluctuated with the price of the Company's stock from December 31, 1999 to June 30, 2000. In March 2000, the FASB issued FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25 ("FIN 44"). The Company adjusted, based upon the price of its common stock at the close of business on June 30, 2000, the carrying value of the deferred tax asset that relates to unvested shares in the Stock Incentive Plan. FIN 44 became effective on July 1, 2000, and now requires that the deferred tax asset be determined by the compensation expense recognized for financial reporting purposes. Accordingly, at June 30, 2000, the Company fixed the carrying value of its deferred tax asset for unvested shares in its Stock Incentive Plan, based upon the price of NBI's common stock at the close of business that day.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Substantially all financial instruments carried at contract value, such as receivable and payable to clients, brokers, dealers and clearing organizations, repurchase agreements, fees receivable, bank loans and the Note, approximate market value due to their relatively short-term nature or variable market rates of interest.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business, the Company enters into various debt and equity transactions as principal or agent. The execution, settlement and financing of these transactions can result in off-balance sheet risk or concentrations of credit risk.

    The Company has a high net worth and institutional client base. The Company records client securities transactions on a settlement date basis, which is generally three business days after trade date. The Company is exposed to off-balance sheet risk of loss on unsettled transactions in the event clients and other counterparties are unable to fulfill contractual obligations.

    The Company's policy is to monitor continuously its exposure to market and counterparty risk through the use of a variety of credit exposure, position and financial reporting and control procedures. In addition, the Company has a policy of reviewing the credit standing, where applicable, of each broker-dealer, client and other counterparty with which it conducts business. The Company monitors the market value of collateral and requests and receives additional collateral when required.

    For transactions in which the Company extends credit to clients, the Company seeks to control the risks associated with these activities by requiring clients to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requests the deposit of additional collateral, or reduces securities positions when necessary. The Company's policy is to take possession of securities purchased under agreements to resell.

    As part of its prime brokerage business, the Company writes covered over-the-counter put options on listed equity securities with certain of its prime brokerage clients. Market risk is mitigated as the options are generally deep in the money and covered by an equivalent number of securities sold but not yet purchased. The fair value of such options was approximately $1,633,000 and $3,694,000, at December 31, 2000 and 1999, respectively.

16. SEGMENT INFORMATION

    Under the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," the Company has four reportable segments:
Private Asset Management, Mutual Fund and Institutional, Professional Securities Services and Corporate. The Private Asset Management segment provides customized investment management services for high net worth individuals, families and smaller institutions. Its revenues are principally investment advisory fees and commissions. The investment advisory and administrative services that are provided through our Mutual Fund and Institutional segment include: the management of the Neuberger Berman family of mutual funds, investment management of institutional separate account products and broker-advised products (wrap accounts). Its revenues are principally investment advisory and administrative fees and commissions. The Professional Securities Services segment provides trade execution, clearing, custody, margin financing, portfolio reporting and trust services, as well as consulting advice. The revenues derived by this segment are principally commissions, net interest, trading revenues and clearance fees. A fourth segment, "Corporate", has been introduced during the fourth quarter of 2000, to reflect certain corporate results that were previously allocated primarily to the Professional Securities Services segment. Prior periods have been revised to conform with this presentation.

    The Company does not record revenues from transactions between segments (referred to as intersegment revenues).

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

16. SEGMENT INFORMATION (Continued)

    The Company evaluates performance of its segments based on profit or loss from operations before Reorganization and IPO Charges and taxes. No single client accounted for more than 10% of the Company's combined revenues. Information on statement of financial condition data by segment is not disclosed because it is not used for evaluating segment performance and deciding how to allocate resources to segments. Substantially all of the Company's revenues and assets are attributable to or located in the United States.

    Summarized information for the Company's reportable segments is presented in the following table (000's omitted):

                                                    Year Ended December 31, 2000
                                       --------------------------------------------------------
                                       Private     Mutual       Professional
                                        Asset     Fund and      Securities
                                       Management Institutional Services     Corporate  Total
                                        --------    --------      --------   --------  --------
Investment advisory and administrative
  fees................................ $191,438   $206,965      $  1,504     $     --  $399,907
Commissions...........................   93,967     16,958        35,664           --   146,589
Net interest income...................    5,041      1,229        34,544         (546)   40,268
Principal transactions in securities..       --         72        10,670       (1,119)    9,623
Clearance fees........................       --         --        13,532           --    13,532
Other income..........................      301        920         4,400          807     6,428
                                       --------   --------      --------     --------  --------
Net revenues (loss) after interest
  expense.............................  290,747    226,144       100,314         (858)  616,347
Operating expenses....................  147,056    147,455        63,523       11,392   369,426
                                       --------   --------      --------     --------  --------
Net income (loss) before taxes........ $143,691   $ 78,689      $ 36,791     $(12,250) $246,921
                                       ========   ========      ========     ========  ========

                                                     Year Ended December 31, 1999
                                        --------------------------------------------------------
                                        Private     Mutual       Professional
                                         Asset     Fund and      Securities
                                        Management Institutional Services     Corporate  Total
                                         --------    --------      -------     -------  --------
Investment advisory and administrative
  fees................................. $166,454   $211,839      $ 1,141      $    --   $379,434
Commissions............................   90,132     21,544       30,406           --    142,082
Net interest income....................    3,498         30       23,025         (300)    26,253
Principal transactions in securities...       --        142        7,924        1,937     10,003
Clearance fees.........................       --         --       11,081           --     11,081
Other income...........................       30      1,012        3,017           --      4,059
                                        --------   --------      -------      -------   --------
Net revenues after interest expense....  260,114    234,567       76,594        1,637    572,912
Operating expenses excluding
  Reorganization and IPO Charges.......   86,847    150,362       51,494       10,783    299,486
                                        --------   --------      -------      -------   --------
Net income (loss) before Reorganization
  and IPO Charges and taxes............ $173,267   $ 84,205      $25,100      $(9,146)  $273,426
                                        ========   ========      =======      =======   ========

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

16. SEGMENT INFORMATION (Continued)

                                                   Year Ended December 31, 1998
                                     --------------------------------------------------------
                                     Private     Mutual       Professional
                                      Asset     Fund and      Securities
                                     Management Institutional Services     Corporate  Total
                                      --------    --------      -------    --------  --------
Investment advisory and
  administrative fees............... $145,578   $242,191      $ 1,469      $     --  $389,238
Commissions.........................   89,705     25,352       30,912            --   145,969
Net interest income.................    2,580         13       25,026          (166)   27,453
Principal transactions in securities       --          9        5,508           807     6,324
Clearance fees......................       --         --        9,146            --     9,146
Other income........................       70      1,178        2,756            --     4,004
                                     --------   --------      -------      --------  --------
Net revenues after interest expense.  237,933    268,743       74,817           641   582,134
Operating expenses..................   67,252    162,642       43,458        14,325   287,677
                                     --------   --------      -------      --------  --------
Net income (loss) before taxes...... $170,681   $106,101      $31,359      $(13,684) $294,457
                                     ========   ========      =======      ========  ========

    The following table is a reconciliation of reportable segment net income, before Reorganization and IPO Charges and taxes, to the Company's consolidated totals.

                                                                  Total
                                                                ---------
     For the Year Ended December 31, 2000
     Net income before taxes................................... $ 246,921
     Tax expense...............................................   (96,565)
                                                                ---------
     Net income................................................ $ 150,356
                                                                =========
     For the Year Ended December 31, 1999
     Net income before Reorganization and IPO Charges and taxes $ 273,426
     Reorganization and IPO Charges............................  (150,054)
     Tax benefit...............................................    12,195
                                                                ---------
     Net income................................................ $ 135,567
                                                                =========
     For the Year Ended December 31, 1998
     Net income before taxes................................... $ 294,457
     Tax expense...............................................    (9,506)
                                                                ---------
     Net income................................................ $ 284,951
                                                                =========

17. RELATED PARTY TRANSACTIONS

    During the years ended December 31, 2000, 1999 and 1998, the Company earned approximately $13,028,000, $17,799,000 and $19,779,000, respectively, in brokerage commissions from the Funds.

    Certain employees of the Company are officers and/or trustees of the Funds. The Company also reimbursed certain Funds for expenses during the years ended December 31, 2000, 1999 and 1998, of approximately $1,770,000, $2,225,000 and
$1,502,000, respectively, to the extent that such Funds exceeded their specified expense limitations.

    Included in cash and cash equivalents is approximately $76,494,000 and $78,038,000 related to investments in affiliated funds at December 31, 2000 and 1999, respectively.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

18. QUARTERLY FINANCIAL INFORMATION (Unaudited)

                                                        2000
                                        ------------------------------------
                                         First     Second   Third    Fourth
                                        --------  -------- -------- --------
                                        (In Thousands, Except Per Share Data)
    Net revenues after interest expense $155,412  $151,810 $151,650 $157,475
    Operating expenses.................   95,194    90,206   89,672   94,354
                                        --------  -------- -------- --------
    Net income before taxes............   60,218    61,604   61,978   63,121
    Tax expense........................   19,977    22,899   26,713   26,976
                                        --------  -------- -------- --------
    Net income......................... $ 40,241  $ 38,705 $ 35,265 $ 36,145
                                        ========  ======== ======== ========
    Net income per common share:
       Basic........................... $   0.81  $   0.79 $   0.72 $   0.74
                                        ========  ======== ======== ========
       Diluted......................... $   0.81  $   0.78 $   0.71 $   0.73
                                        ========  ======== ======== ========

                                                        1999
                                        ------------------------------------
                                         First     Second   Third    Fourth
                                        --------  -------- -------- --------
                                        (In Thousands, Except Per Share Data)
    Net revenues after interest expense $144,586  $143,602 $141,328 $143,396
    Operating expenses.................   70,384    72,172   70,429  236,555
                                        --------  -------- -------- --------
    Net income (loss) before taxes.....   74,202    71,430   70,899  (93,159)
    Tax expense (benefit)..............    2,421     2,131   10,492  (27,239)
                                        --------  -------- -------- --------
    Net income (loss).................. $ 71,781  $ 69,299 $ 60,407 $(65,920)
                                        ========  ======== ======== ========
    Net income (loss) per common share:
       Basic and diluted............... $   1.68  $   1.62 $   1.42 $  (1.33)
                                        ========  ======== ======== ========

                                                    1998
                                     -----------------------------------
                                      First     Second   Third    Fourth
                                     --------  -------- -------- --------
                                    (In Thousands, Except Per Share Data)
Net revenues after interest expense $138,446   $152,131 $147,558 $143,999
Operating expenses.................   65,018     71,049   73,800   77,810
                                    --------   -------- -------- --------
Net income before taxes............   73,428     81,082   73,758   66,189
Tax expense........................    2,076      2,730    2,258    2,442
                                    --------   -------- -------- --------
Net income......................... $ 71,352   $ 78,352 $ 71,500 $ 63,747
                                    ========   ======== ======== ========
Net income per common share:
   Basic and diluted............... $   1.67   $   1.84 $   1.68 $   1.49
                                    ========   ======== ======== ========

19. SUBSEQUENT EVENT

    On January 18, 2001, NBI declared a quarterly cash dividend on its common stock in the amount of $0.10 per share. The dividend was paid on February 13, 2001, to stockholders of record at the close of business on February 1, 2001.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

      SCHEDULE I--CONDENSED FINANCIAL STATEMENTS OF THE REGISTRANT PARENT

                       STATEMENTS OF FINANCIAL CONDITION
                                (in thousands)

                                                                 December 31, December 31,
                                                                   2000         1999
                                                                   --------     --------
ASSETS
Receivables from subsidiaries................................... $ 47,971     $ 49,575
Investment in subsidiaries......................................  248,331      177,033
Tax asset-net...................................................   46,811       27,326
Furniture, equipment and leasehold improvements and other assets    7,660           --
                                                                 --------     --------
       Total assets............................................. $350,773     $253,934
                                                                 ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Dividend payable............................................. $     --     $  4,962
   Other liabilities and accrued expenses.......................      634          170
                                                                 --------     --------
                                                                      634        5,132
                                                                 --------     --------
Stockholders' equity:
   Common stock.................................................      500          500
   Other equity.................................................  349,639      248,302
                                                                 --------     --------
       Total liabilities and stockholders' equity............... $350,773     $253,934
                                                                 ========     ========

The accompanying notes are an integral part of the condensed financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                           STATEMENTS OF OPERATIONS
                                (in thousands)

                                                             For The Period
                                                             October 8,
                                                For The Year    1999
                                                  Ended       Through
                                                December 31, December 31,
                                                  2000          1999
                                                  --------     ---------
REVENUES:
 Other income.................................. $    608     $      --
                                                --------     ---------

OPERATING EXPENSES:
 Employee compensation and benefits............      126       137,273
 Other expenses................................    1,950        10,000
                                                --------     ---------
   Total operating expenses....................    2,076       147,273
                                                --------     ---------

Loss from operations before equity in income of
  subsidiaries and taxes.......................   (1,468)     (147,273)
Equity in income of subsidiaries...............  141,384        26,845
                                                --------     ---------
   Net income (loss) before taxes..............  139,916      (120,428)

Tax benefit....................................  (10,440)      (50,689)
                                                --------     ---------
   Net income (loss)........................... $150,356     $ (69,739)
                                                ========     =========

The accompanying notes are an integral part of the condensed financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                           STATEMENTS OF CASH FLOWS
                     (in thousands, except per share data)

                                                                            For the Period
                                                               For The Year October 8, 1999
                                                                 Ended       Through
                                                               December 31, December 31,
                                                                  2000        1999
                                                                ---------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................................. $ 150,356    $(69,739)
Adjustments to reconcile net income (loss) to net cash used in operating activities-
 Equity in income of subsidiaries.............................  (141,384)    (26,845)
 Contribution to defined contribution stock incentive plan....        --     134,327
 Deferred tax benefit.........................................    (9,750)    (48,427)
 Depreciation and amortization................................       608          --
(Increase) decrease in operating assets-
 Receivables from subsidiaries................................     1,604     (49,575)
 Tax asset-net................................................    (9,735)     21,101
 Other assets.................................................       (23)         --
Increase (decrease) in operating liability-
 Other liabilities and accrued expenses.......................       464         170
                                                               ---------    --------
     Net cash used in operating activities....................    (7,860)    (38,988)
                                                               ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Payments for purchase of furniture, equipment and
   leasehold improvements.....................................    (8,245)         --
 Cash received from subsidiaries..............................    80,000          --
 Cash paid for acquisition....................................    (7,882)         --
 Investment in subsidiaries...................................    (1,157)    (40,871)
                                                               ---------    --------
 Cash provided by (used in) investing activities..............    62,716     (40,871)
                                                               ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock.....................................        --      87,933
 Payments for dividends.......................................   (19,646)         --
 Purchase of treasury stock...................................   (35,210)     (8,074)
                                                               ---------    --------
     Net cash (used in) provided by financing activities......   (54,856)     79,859
                                                               ---------    --------
     Net increase (decrease) in cash and cash equivalents.....        --          --
CASH AND CASH EQUIVALENTS, beginning of period................        --          --
                                                               ---------    --------
CASH AND CASH EQUIVALENTS, end of period...................... $      --    $     --
                                                               =========    ========

The accompanying notes are an integral part of the condensed financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                       (in thousands, except share data)


Supplemental disclosures of cash flow information:

    NBI made no interest payments for the year ended December 31, 2000, and for the period October 8, 1999 through December 31, 1999.

    Tax payments totaled $109,683 during the year ended December 31, 2000. NBI made no tax payments for the period October 8, 1999 through December 31, 1999.

Supplemental disclosures of non-cash operating, investing and financing activities:

    On October 7, 1999, the principals of NB, LLC and the shareholders of NBMI exchanged their ownership interests for shares of NBI. As a result, NBI recognized a non-cash increase of $109,317 in investment in subsidiaries.

    In connection with NBI's initial public offering, an initial, irrevocable non-cash contribution of 4,264,344 shares of its common stock was made to a defined contribution stock incentive plan. The non-cash expense associated with the contribution totaled $134,327 and was recognized on the date it was funded, in accordance with SFAS No. 87. NBI recorded a deferred tax benefit of $46,262 related to the contribution.

    On November 23, 1999, NBI declared an initial quarterly cash dividend on its common stock in the amount of $0.10 per share. The dividend was paid on January 25, 2000, to stockholders of record at the close of business on January 11, 2000.

    On December 27, 1999, NBI made a cash contribution of $10,000 to the Neuberger Berman Foundation. In connection with the cash contribution, NBI recorded a deferred tax benefit of $2,165.

    NBI increased, based upon the price of its common stock at the close of business on June 30, 2000, the carrying value of the deferred tax asset resulting from its initial, irrevocable non-cash contribution of 4,264,344 shares referred to above, by $9,750.

    As part of the purchase price for the private asset management business of Delta Capital Management LLC ("Delta"), on December 15, 2000, NBI issued 10,973 shares of common stock from treasury with a market value of $875. In addition, NBI contributed its $8,757 investment in Delta to NB, LLC.

    In connection with an employee stock ownership plan, NBI issued 29,171 shares of common stock, with a market value of $2,298, from treasury. This purchase of shares was recorded as a credit to capital stock with a corresponding debit to other equity.

The accompanying notes are an integral part of the condensed financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

Notes to Condensed Financial Statements

    The condensed financial statements of the registrant should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements which are included herein.

    Investment in subsidiaries represents NBI's investment in its subsidiary companies. Income and losses of the subsidiaries are recognized using equity method accounting.

    Receivables from subsidiaries include cash advances and amounts due under intra-corporate tax sharing arrangements.

    Dividends paid to NBI by its wholly owned subsidiaries, NB, LLC and NBMI, were $55,000,000 and $25,000,000, respectively, for the year ended December 31, 2000. No dividends were paid to NBI for the period October 8, 1999 through December 31, 1999.

    Certain prior year amounts have been reclassified to conform with the December 31, 2000, presentation.

    On January 18, 2001, NBI declared a quarterly cash dividend on its common stock in the amount of $0.10 per share. The dividend was paid on February 13, 2001, to stockholders of record at the close of business on February 1, 2001.

                    Neuberger Berman Inc. and Subsidiaries

           Condensed Consolidated Statements of Financial Condition
                       (in thousands, except share data)

                                                                       March 31,  December 31,
                                                                         2001        2000
                                                                      ----------   ----------
                                                                      (Unaudited)
ASSETS
Cash and cash equivalents............................................ $  124,082  $   88,117
Cash and securities segregated for the exclusive benefit of clients..    675,514     911,182
Cash and securities deposited with clearing organizations............      5,955       5,973
Securities purchased under agreements to resell......................    163,255     282,720
Receivable from brokers, dealers and clearing organizations..........  2,626,195   2,466,102
Receivable from clients..............................................    611,298     456,691
Securities owned, at market value....................................     55,075      67,688
Fees receivable......................................................     27,674      23,012
Furniture, equipment and leasehold improvements, at cost, net of accumulated depreciation and amortization of $29,411 and $26,797 at
  March 31, 2001 and December 31, 2000, respectively.................     44,978      43,089
Other assets.........................................................     97,179      77,189
                                                                      ----------  ----------
   Total assets...................................................... $4,431,205  $4,421,763
                                                                      ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Bank loans.......................................................... $  160,000  $    3,000
 Securities sold under agreements to repurchase......................    249,402     234,972
 Payable to brokers, dealers and clearing organizations..............  1,980,898   1,461,267
 Payable to clients..................................................  1,509,943   2,199,169
 Securities sold but not yet purchased, at market value..............     19,301       9,522
 Other liabilities and accrued expenses..............................     99,136     128,694
                                                                      ----------  ----------
                                                                       4,018,680   4,036,624
                                                                      ----------  ----------
 Subordinated liability..............................................     35,000      35,000
                                                                      ----------  ----------

Stockholders' equity:
 Preferred stock, $.01 par value; 5,000,000 shares authorized; none
   issued at March 31, 2001 and December 31, 2000....................         --          --
 Common stock, $.01 par value; 250,000,000 shares authorized;
   50,178,008 shares issued; 48,944,822 and 48,803,006 shares
   outstanding at March 31, 2001 and December 31, 2000, respectively.        502         500
 Paid-in capital.....................................................    339,923     332,870
 Retained earnings...................................................     90,316      60,971
                                                                      ----------  ----------
                                                                         430,741     394,341
 Less: Treasury stock, at cost, of 1,233,186 and 1,218,914 shares at
    March 31, 2001 and December 31, 2000, respectively...............    (45,788)    (41,904)
    Unearned compensation............................................     (7,428)     (2,298)
                                                                      ----------  ----------
   Total stockholders' equity........................................    377,525     350,139
                                                                      ----------  ----------
   Total liabilities and stockholders' equity........................ $4,431,205  $4,421,763
                                                                      ==========  ==========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                    Neuberger Berman Inc. and Subsidiaries

            Condensed Consolidated Statements of Income (Unaudited)
                     (in thousands, except per share data)

                                                         For the Three Months
                                                           Ended March 31,
                                                          -----------------
                                                           2001        2000
                                                         --------    --------
     REVENUES:
      Investment advisory and administrative fees....... $103,292    $ 96,951
      Commissions.......................................   36,693      39,828
      Interest..........................................   57,708      51,025
      Principal transactions in securities..............      559       5,076
      Clearance fees....................................    3,814       3,622
      Other income......................................      577         838
                                                         --------    --------
          Gross revenues................................  202,643     197,340
     Interest expense...................................   47,811      41,928
                                                         --------    --------
          Net revenues after interest expense...........  154,832     155,412
                                                         --------    --------
     OPERATING EXPENSES:
      Employee compensation and benefits................   65,572      65,933
      Information technology............................    5,450       5,221
      Rent and occupancy................................    4,625       4,164
      Brokerage, clearing and exchange fees.............    2,702       2,843
      Advertising and sales promotion...................    2,546       2,452
      Distribution and fund administration..............    4,371       4,392
      Professional fees.................................    1,964       2,277
      Depreciation and amortization.....................    2,771       2,460
      Other expenses....................................    5,775       5,452
                                                         --------    --------
          Total operating expenses......................   95,776      95,194
                                                         --------    --------
          Net income before taxes.......................   59,056      60,218
     Provision for income taxes.........................   24,822      19,977
                                                         --------    --------
          Net income.................................... $ 34,234    $ 40,241
                                                         ========    ========
     Net income per common share

      Net income per share-Basic........................ $   0.70    $   0.81
                                                         ========    ========

      Net income per share-Diluted...................... $   0.69    $   0.81
                                                         ========    ========

      Weighted average common shares outstanding-Basic..   48,778      49,476
                                                         ========    ========

      Weighted average common shares outstanding-Diluted   49,779      49,476
                                                         ========    ========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                    Neuberger Berman Inc. and Subsidiaries

                  Condensed Consolidated Statement of Changes
                      in Stockholders' Equity (Unaudited)
                                (in thousands)

                          Common Paid-in  Retained Treasury  Unearned
                          Stock  Capital  Earnings   Stock   Compensation   Total
                           ----  -------- -------  --------    -------    --------
Beginning balance,
  December 31, 2000...... $500   $332,870 $60,971  $(41,904) $(2,298)     $350,139
 Dividends...............   --         --  (4,889)       --       --        (4,889)
 Acquisition of treasury
   stock.................   --         --      --    (7,613)      --        (7,613)
 Issuance of common
   stock.................    2      7,053      --     3,729   (5,635)        5,149
 Amortization of unearned
   compensation..........   --         --      --        --      505           505
 Net income..............   --         --  34,234        --       --        34,234
                          ----   -------- -------  --------  -------      --------
Ending balance, March 31,
  2001................... $502   $339,923 $90,316  $(45,788) $(7,428)     $377,525
                          ====   ======== =======  ========  =======      ========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                    Neuberger Berman Inc. and Subsidiaries

          Condensed Consolidated Statements of Cash Flows (Unaudited)

                                (in thousands)

                                                                        For the Three Months
                                                                           Ended March 31,
                                                                        ---------------------
                                                                           2001       2000
                                                                        ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income............................................................. $  34,234  $  40,241
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities--
   Depreciation and amortization.......................................     2,771      2,460
   Deferred tax benefit................................................    (1,077)    (6,097)
   Amortization of unearned compensation...............................       505         --
Net tax benefit on option exercise.....................................       570         --
(Increase) decrease in operating assets--
   Cash and securities segregated for the exclusive benefit of clients.   235,668    225,112
   Cash and securities deposited with clearing organizations...........        18        (90)
   Securities purchased under agreements to resell.....................   119,465   (385,427)
   Receivable from brokers, dealers and clearing organizations.........  (160,093)  (294,770)
   Receivable from clients.............................................  (154,607)   (86,069)
   Securities owned, at market value...................................    12,613        923
   Fees receivable.....................................................    (4,662)    (1,032)
   Other assets........................................................    (2,128)     5,936
Increase (decrease) in operating liabilities--
   Bank loans..........................................................   157,000     85,000
   Securities sold under agreements to repurchase......................    14,430   (138,998)
   Payable to brokers, dealers and clearing organizations..............   519,631    239,869
   Payable to clients..................................................  (689,226)   258,053
   Securities sold but not yet purchased, at market value..............     9,779     26,644
   Other liabilities and accrued expenses..............................   (29,558)     3,194
                                                                        ---------  ---------
          Net cash provided by (used in) operating activities..........    65,333    (25,051)
                                                                        ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for purchases of furniture, equipment and leasehold
     improvements......................................................    (4,503)    (7,378)
   Cash paid for acquisitions..........................................   (14,442)        --
                                                                        ---------  ---------
          Cash used in investing activities............................   (18,945)    (7,378)
                                                                        ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments for dividends..............................................    (4,889)    (4,961)
   Issuance of common stock............................................     2,079         --
   Purchase of treasury stock..........................................    (7,613)    (9,445)
                                                                        ---------  ---------

          Net cash used in financing activities........................   (10,423)   (14,406)
                                                                        ---------  ---------

          Net increase (decrease) in cash and cash equivalents.........    35,965    (46,835)
CASH AND CASH EQUIVALENTS, beginning of period.........................    88,117     91,010
                                                                        ---------  ---------
CASH AND CASH EQUIVALENTS, end of period............................... $ 124,082  $  44,175
                                                                        =========  =========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                       (in thousands, except share data)

Supplemental disclosures of cash flow information:

    Interest payments totaled $46,885 and $39,722 for the three months ended March 31, 2001 and 2000, respectively.

    Tax payments totaled $7,393 and $23,710 for the three months ended March 31, 2001 and 2000, respectively.

Supplemental disclosures of non-cash operating, investing and financing activities:

    During the first three months of 2000, Neuberger Berman Inc. increased, based upon the price of its common stock at the close of business on March 31, 2000, the carrying value of the deferred tax asset relating to unvested shares in an employee defined contribution stock incentive plan by $6,097.

    In connection with an employee stock ownership plan, Neuberger Berman Inc. issued 71,264 shares of common stock, with a market value of $5,635, of which $1,586 were issued from treasury. This purchase of shares was recorded as a credit to capital stock with a corresponding debit to unearned compensation.

    As part of the purchase price for Fasciano Company, Inc., on March 23, 2001, Neuberger Berman Inc. issued 38,197 shares of common stock from treasury with a market value of $2,500.

The accompanying notes are an integral part of the condensed consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    Neuberger Berman Inc. ("NBI") was organized as a Delaware corporation on August 13, 1998. NBI was formed to be the holding company for Neuberger Berman, LLC ("NB, LLC") and Neuberger Berman Management Inc. ("NBMI"), and to allow for the issuance of common stock to the public.

    The condensed consolidated financial statements include the accounts of NBI and its subsidiaries. NBI's wholly owned subsidiaries are NB, LLC, a Delaware limited liability company, and its subsidiaries, NBMI, a New York corporation, and Neuberger Berman National Trust Company, which holds a national bank charter under the laws of the United States (collectively, the "Company"). NB, LLC's wholly owned subsidiaries are Neuberger Berman Trust Company, a non-depository trust company chartered under the New York Banking Law, Neuberger Berman Trust Company of Delaware, a non-depository limited purpose trust company chartered under the Delaware Banking Code, Neuberger Berman Trust Company of Florida, a Florida corporation authorized to engage in trust business chartered under the Florida Banking Law, and Neuberger & Berman Agency Inc., a New York corporation. Material intercompany transactions and balances have been eliminated in consolidation.

    The Company is a registered investment adviser providing investment management services to high net worth clients, mutual funds, and institutional clients. As a registered investment adviser, the Company manages equity, fixed income, balanced, socially responsive, and international portfolios for individuals, families, endowments, foundations, trusts and employee benefit plans. In addition, the Company advises the Neuberger Berman family of funds. As a registered broker-dealer, the Company executes securities transactions for its clients and others and provides prime brokerage and correspondent clearing services to other firms.

2. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements do not include all of the information and notes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of condensed consolidated financial condition and results of operations for the periods presented have been included. All adjustments are of a normal and recurring nature. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the related notes included herein. Certain prior period amounts have been reclassified to conform to the three months ended March 31, 2001 presentation.

3. NET CAPITAL

    NB, LLC and NBMI, as registered broker-dealers and member firms of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., respectively, are subject to the Securities and Exchange Commission's (the "SEC") Uniform Net Capital Rule 15c3-1 (the "Rule"), which requires that broker-dealers maintain a minimum level of net capital, as defined. As of March 31, 2001, NB, LLC and NBMI had net capital of approximately $169,035,000 and $23,504,000, respectively, which exceeded their requirements by approximately $146,642,000 and $23,254,000, respectively.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                  (Unaudited)


3. NET CAPITAL (Continued)

    The Rule also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital of a broker-dealer would be less than the amount required under the Rule. Accordingly, at March 31, 2001, the payments of dividends and advances to NBI by NB, LLC and NBMI is limited to approximately $113,052,000 and $23,204,000, respectively, under the most restrictive of these requirements.

4. EARNINGS PER SHARE

    Basic earnings per common share are calculated by dividing net income by the weighted average common shares outstanding. Diluted earnings per common share are calculated by dividing net income by the total weighted average number of shares of common stock outstanding and common stock equivalents. Common stock equivalents are comprised of dilutive potential shares from stock options and certain restricted stock awards. Common stock equivalents are excluded from the computation if their effect is anti-dilutive. Diluted earnings per share is computed using the treasury stock method.

    The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2001 and 2000:

                                                                                 For the Three Months
                                                                                   Ended March 31,
                                                                                   ---------------
                                                                                  2001         2000
                                                                                 -------      -------
                                                                                 (In Thousands, Excep
                                                                                 Per Share Data)
Net Income...................................................................... $34,234      $40,241
                                                                                 =======      =======
Basic weighted average shares outstanding.......................................  48,778       49,476
Dilutive potential shares from stock options and certain restricted stock awards   1,001           --
                                                                                 -------      -------
Dilutive weighted average shares outstanding....................................  49,779       49,476
                                                                                 =======      =======
Basic earnings per share........................................................ $  0.70      $  0.81
                                                                                 =======      =======
Diluted earnings per share...................................................... $  0.69      $  0.81
                                                                                 =======      =======

    Options on 664,557 and 2,790,000 shares for March 31, 2001 and 2000, respectively, have been excluded from the earnings per share computation above due to their anti-dilutive effect.

5. CONTINGENCIES

    In the normal course of business, the Company is subject to various legal proceedings. In the opinion of management, based on discussions with legal counsel, the resolution of pending proceedings will not have a material adverse effect on the condensed consolidated financial condition, results of operations or liquidity of the Company.

6. INCOME TAXES

    The Company accounts for taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company's net deferred tax asset as of March 31, 2001, include compensation and benefits, depreciation and amortization and unrealized gains and

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                  (Unaudited)

6. INCOME TAXES (Continued)

losses on marketable securities. Management of the Company has not established a valuation allowance for the net deferred tax asset because they have concluded that it is more likely than not the benefit will be realized.

    The value of the Company's deferred tax asset relating to the unvested shares in the Employee Defined Contribution Stock Incentive Plan (the "Stock Incentive Plan") fluctuated with the price of the Company's stock from December 31, 1999 to March 31, 2000. In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25 ("FIN 44"). The Company adjusted, based upon the price of its common stock at the close of business on March 31, 2000, the carrying value of the deferred tax asset that relates to unvested shares in the Stock Incentive Plan. FIN 44 became effective on July 1, 2000, and requires that the deferred tax asset be determined by the compensation expense recognized for financial reporting purposes. Accordingly, at June 30, 2000, the Company fixed the carrying value of its deferred tax asset for unvested shares in its Stock Incentive Plan, based upon the price of NBI's common stock at the close of business that day.

    The Company's effective tax rate for the period ended March 31, 2000, includes a benefit related to the upward movement in the price of the common stock for the respective measurement dates through the period ended March 31, 2000, as applied to the unvested shares in the Company's Stock Incentive Plan. The final benefit will be determined when the restricted shares vest.

7. STOCK OPTIONS

    On September 29, 1999, the Board of Directors of NBI (the "Board") approved the 1999 Neuberger Berman Inc. Long-Term Incentive Plan (the "1999 Plan") and reserved for issuance 10,000,000 shares of NBI's common stock. In addition, on September 29, 1999, the Board approved the 1999 Neuberger Berman Inc. Directors Stock Incentive Plan (the "1999 Directors Plan") and reserved for issuance 200,000 shares of NBI's common stock. On March 27, 2000, 2,760,000 non-qualified stock options ("reload options") were granted to certain employees of NBI under the 1999 Plan, 15,000 of which were subsequently forfeited. Also, on March 27, 2000, 30,000 non-qualified stock options ("reload options") were granted to certain directors of NBI under the 1999 Directors Plan. Reload options granted under the 1999 Plan and the 1999 Directors Plan provide for annual vesting ratably over five years, commencing on the first anniversary of the date of issuance.

    In accordance with the provisions of the 1999 Plan and the 1999 Directors Plan, on March 27, 2001, 20% of the reload options vested with certain amounts being exercised. The following table summarizes awards of and transactions in reload options under the Plans for the three months ended March 31, 2001:

                                            Range of Exercise Prices
                               ----------------------------------------------------
                               $28.13-$32.00 $61.00-$64.23 $76.19-$79.75   Total
                                 ---------      -------       -------    ---------
Balance at December 31, 2000.. 2,775,000          --        30,000       2,805,000
   Reload options-granted.....        --     222,326       415,000         637,326
   Reload options-exercised...  (353,258)         --            --        (353,258)
                               ---------     -------       -------       ---------
Balance at March 31, 2001..... 2,421,742     222,326       445,000       3,089,068
                               =========     =======       =======       =========

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                  (Unaudited)



8. SEGMENT INFORMATION

    Under the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," the Company has four reportable segments:
Private Asset Management, Mutual Fund and Institutional, Professional Securities Services and Corporate. The Private Asset Management segment provides customized investment management services for high net worth individuals, families and smaller institutions. Its revenues are principally investment advisory fees and commissions. The investment advisory and administrative services that are provided through our Mutual Fund and Institutional segment include: the management of the Neuberger Berman family of mutual funds, investment management of institutional separate account products and broker-advised products (wrap accounts). Its revenues are principally investment advisory and administrative fees and commissions. The Professional Securities Services segment provides trade execution, clearing, custody, margin financing, portfolio reporting and trust services, as well as consulting advice. The revenues derived by this segment are principally commissions, net interest, trading revenues and clearance fees. The Corporate segment reflects certain corporate results that were previously allocated primarily to the Professional Securities Services segment. Prior periods have been revised to conform with this presentation.

    The Company does not record revenues from transactions between segments (referred to as intersegment revenues).

    The Company evaluates performance of its segments based on profit or loss from operations before taxes. No single client accounted for more than 10% of the Company's combined revenues. Information on statement of financial condition data by segment is not disclosed because it is not used for evaluating segment performance and deciding how to allocate resources to segments. Substantially all of the Company's revenues and assets are attributable to or located in the United States.

    Summarized financial information for the Company's reportable segments is presented in the following tables (in thousands):

                                                For the Three Months
                                                  Ended March 31,
                                                -------------------
                                                  2001       2000
                                                --------   --------
            PRIVATE ASSET MANAGEMENT
            Net revenues after interest expense $ 75,850   $ 73,539
            Net income before taxes............ $ 36,218   $ 36,685

            MUTUAL FUND & INSTITUTIONAL
            Net revenues after interest expense $ 55,165   $ 55,399
            Net income before taxes............ $ 19,309   $ 16,952

            PROFESSIONAL SECURITIES SERVICES
            Net revenues after interest expense $ 25,681   $ 26,686
            Net income before taxes............ $  8,511   $ 10,085

            CORPORATE
            Net loss after interest expense.... $ (1,864)  $   (212)
            Net loss before taxes.............. $ (4,982)  $ (3,504)

            TOTAL
            Net revenues after interest expense $154,832   $155,412
            Net income before taxes............ $ 59,056   $ 60,218


                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                  (Unaudited)



9. SUBSEQUENT EVENTS

    On April 18, 2001, the Board of Directors of NBI declared a quarterly cash dividend on its common stock in the amount of $0.10 per share. The dividend will be payable on May 15, 2001, to stockholders of record at the close of business on May 1, 2001.

    On May 4, 2001, the Company issued $175 million principal amount at maturity of zero-coupon convertible senior notes due 2021, resulting in gross proceeds of approximately $151 million. The issue price represents a yield to maturity of 0.75% per year with an initial conversion premium of 30%.

                   -----------------------------------------
                   -----------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                           Page
                                                           ---
                 Prospectus Summary.......................   1
                 Risk Factors.............................  10
                 Forward Looking Statements...............  15
                 Use of Proceeds..........................  17
                 Price Range of Our Common Stock and
                   Dividends..............................  17
                 Capitalization...........................  19
                 Selected Consolidated Financial Data.....  20
                 Management's Discussion and Analysis of
                   Financial Condition and Results of
                   Operations.............................  22
                 Business.................................  36
                 Management...............................  48
                 Principal and Selling Stockholders.......  51
                 Description of Capital Stock.............  58
                 Underwriting.............................  63
                 Legal Matters............................  65
                 Experts..................................  65
                 Where You Can Find Additional Information  65
                 Index to Financial Statements............ F-1

                   -----------------------------------------
                   -----------------------------------------

                   -----------------------------------------
                   -----------------------------------------

                               3,937,966 Shares

                             Neuberger Berman Inc.

                                 Common Stock

                         ----------------------------

                            [NEUBERGER BERMAN LOGO]

                         ----------------------------

                             Goldman, Sachs & Co.

                           Bear, Stearns & Co. Inc.

                                   JPMorgan

                              Merrill Lynch & Co.

                             Salomon Smith Barney

                      Representatives of the Underwriters

                   -----------------------------------------
                   -----------------------------------------

                  Subject to Completion. Dated June 28, 2001.


                             [NEUBERGER BERMAN LOGO]

                               3,937,966 Shares

                             Neuberger Berman Inc.

                                 Common Stock

                               -----------------

    All of the shares of the common stock in the offering are being sold by the selling stockholders identified in this prospectus. These selling stockholders are former principals of Neuberger Berman and their affiliates, and employees of Neuberger Berman who hold their stock through the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust. Neuberger Berman will not receive any of the proceeds from the sale of the shares.

    The common stock is listed on the New York Stock Exchange under the symbol "NEU". The last reported sale price of the common stock on June 13, 2001 was $73.27 per share.

    Promptly following the completion of this offering, Neuberger Berman will repurchase an aggregate of 1,600,600 shares of common stock from a limited number of its former principals who are not selling shares in this offering. Neuberger Berman will repurchase these shares of common stock for a purchase price per share equal to the estimated net proceeds per share received by the selling stockholders in this offering after expenses.

    As of May 31, 2001, Neuberger Berman's former principals and their affiliates and Neuberger Berman's employees held approximately 84% of Neuberger Berman's outstanding common stock. After giving effect to this offering and the concurrent repurchase, they would have held approximately 76% of its outstanding common stock as of that date.

    See "Risk Factors" on page 10 to read about factors you should consider before buying the common stock.

                               -----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                                                            Per Share Total
                                                            --------- -----
     Initial price to public...............................
     Underwriting discount.................................
     Proceeds, before expenses, to the selling stockholders

    To the extent that the underwriters sell more than 3,937,966 shares of common stock, the underwriters have the option to purchase up to an additional 590,695 shares from the selling stockholders other than the Employee Trust at the initial price to public less the underwriting discount.

                               -----------------

    The underwriters, through their respective selling agents, expect to
deliver the shares against payment in New York, New York on    , 2001.


Goldman Sachs International                 Bear, Stearns International Limited

JPMorgan               Merrill Lynch International         Salomon Smith Barney

                               -----------------

                         Prospectus dated     , 2001.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

               [Alternate Back Cover for International Offering]


                   -----------------------------------------
                   -----------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                           Page
                                                           ---
                 Prospectus Summary.......................   1
                 Risk Factors.............................  10
                 Forward Looking Statements...............  15
                 Use of Proceeds..........................  17
                 Price Range of Our Common Stock and
                   Dividends..............................  17
                 Capitalization...........................  19
                 Selected Consolidated Financial Data.....  20
                 Management's Discussion and Analysis of
                   Financial Condition and Results of
                   Operations.............................  22
                 Business.................................  36
                 Management...............................  48
                 Principal and Selling Stockholders.......  51
                 Description of Capital Stock.............  58
                 Underwriting.............................  63
                 Legal Matters............................  65
                 Experts..................................  65
                 Where You Can Find Additional Information  65
                 Index to Financial Statements............ F-1

                   -----------------------------------------
                   -----------------------------------------

                   -----------------------------------------
                   -----------------------------------------

                               3,937,966 Shares

                             Neuberger Berman Inc.

                                 Common Stock

                         ----------------------------

                            [NEUBERGER BERMAN LOGO]

                         ----------------------------

                          Goldman Sachs International

                      Bear, Stearns International Limited

                                   JPMorgan

                          Merrill Lynch International

                             Salomon Smith Barney

                      Representatives of the Underwriters

                   -----------------------------------------
                   -----------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses, all of which will be borne by the selling stockholders, in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commissions:


       Securities and Exchange Commission registration fee $  100,503.00
       Printing and engraving expenses....................    200,000.00
       NASD fees..........................................            --
       Accounting fees and expenses.......................     75,000.00
       Legal fees and expenses............................    500,000.00
       Blue Sky fees and expenses.........................            --
       Miscellaneous......................................    324,497.00
                                                           -------------
          Total........................................... $1,200,000.00
                                                           =============




ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such person actually and reasonably incurred.

    Article VI of our by-laws provides for indemnification by us of our directors and officers to the full extent permitted by the Delaware law.

    Pursuant to specific authority granted by Section 102 of the DGCL, Article VII of the Company's certificate of incorporation contains the following provision regarding limitation of liability of directors and officers:

        "(VII) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit".

    Reference is hereby made to Section 8 of the Underwriting Agreement to be filed as Exhibit 1.1 hereto for certain indemnification arrangements.

ITEM 16. EXHIBITS.


 1.1 --Form of Underwriting Agreement

 2.1 --Plan of Merger and Exchange Agreement, dated as of August 2, 1999, by and among Neuberger Berman Inc., Neuberger Berman, LLC, the members of Neuberger Berman, LLC, Neuberger Berman Management Inc., the shareholders of Neuberger Berman Management Inc. and Neuberger Berman Sub Inc., a New York corporation*
 2.2 --Amendment No. 1, dated as of September 30, 1999, to the Plan of Merger and Exchange Agreement, dated as of August 2, 1999**
 3.1 --Certificate  of Incorporation*

 3.2 --By-Laws

 4.1 --Specimen of Common Stock Certificate*
 4.2 --Stockholders Agreement, dated as of August 2, 1999, by and among Neuberger Berman Inc. and the stockholders named therein*
 5.1 --Opinion of Willkie Farr & Gallagher as to the validity of the common stock++
23.1 --Consent of Arthur Andersen LLP
23.2 --Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)++
24.1 --Power of Attorney++/ /
--------
++  Previously filed.
 * Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (No. 333-84525).
** Incorporated by reference to exhibits filed with our Amendment No. 4 to Registration Statement on Form S-1 (No.
    333-84525).



ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York, on the 28th day of June 2001.


                                          NEUBERGER BERMAN INC.


                                          By: /S/ JEFFREY B. LANE
                                             -----------------------------------
                                             Jeffrey B. Lane
                                             President and Chief Executive
                                             Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons on behalf of Neuberger Berman Inc. in the capacities indicated.



            Signature                  Title                   Date
            ---------                   -----                  ----

                *                                          June 28, 2001
        ------------------ Chairman of the Board of Lawrence Zicklin Directors

                *                                          June 28, 2001
        ------------------ Vice Chairman of the Board of
        Richard A. Cantor  Directors

                *                                          June 28, 2001
        ------------------ Vice Chairman of the Board of
        Marvin C. Schwartz Directors

                *                                          June 28, 2001
        ------------------ President, Chief Executive
         Jeffrey B. Lane   Officer and Director

                *                                          June 28, 2001
        ------------------ Director
         Nathan Gantcher

                *                                          June 28, 2001
        ------------------ Director
          David W. Glenn

                *                                          June 28, 2001
        ------------------ Executive Vice President, Chief
        Michael M. Kassen  Investment Officer and Director

                *                                          June 28, 2001
        ------------------ Director
        Arthur Levitt, Jr.

       Signature          Title                             Date
       ---------          -----                             ----

       *                                                    June 28, 2001
       -                  Director
       Jon C. Madonna

       *                                                    June 28, 2001
       -                  Executive Vice President, Chief
       Robert Matza       Operating Officer and Director

       *                                                    June 28, 2001
       -                  Director
       Jack H. Nusbaum

       *                                                    June 28, 2001
       -                  Executive Vice President and
       Heidi L. Schneider Director

       *                                                    June 28, 2001
       -                  Chief Financial Officer and Chief
       Matthew S. Stadler Accounting Officer

       -*                                                   June 28, 2001
       -                  Executive Vice President and
       Peter E. Sundman   Director


    Jeffrey B. Lane, by signing his name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the registrant's Registration Statement on June 6, 2001.

/S/ JEFFREY B. LANE
-------------------   Attorney-in-fact